Exhibit 10.1

EXECUTION VERSION

Initially up to $50,000,000

REVOLVING LOAN AGREEMENT

by and among

PROSPECT FLEXIBLE INCOME MANAGEMENT, LLC,
(Collateral Manager)

TP FLEXIBLE FUNDING, LLC,
(Borrower)

THE LENDERS FROM TIME TO TIME PARTY HERETO,
(Lenders)

ROYAL BANK OF CANADA,
(Administrative Agent)

and

U.S. BANK NATIONAL ASSOCIATION,
(Collateral Custodian and Document Custodian)

Dated as of May 16, 2019

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		2

Section 1.1	Certain Defined Terms	2

Section 1.2	Other Terms	56

Section 1.3	Computation of Time Periods	56

Section 1.4	Interpretation	56

Section 1.5	Assumptions and Calculations with Respect to Collateral Obligations	57

ARTICLE II THE REVOLVING NOTES		60

Section 2.1	The Revolving Notes and Funded Loans	60

Section 2.2	Procedures for Funded Loans	61

Section 2.3	Principal Prepayments; Optional Termination; Early Termination; Special Redemption	62

Section 2.4	Determination of Interest	65

Section 2.5	Notations on Revolving Notes	65

Section 2.6	Cures of Failures to Satisfy the Coverage Tests, the Interest Diversion Ratio Test, the Market Value Ratio Test, the Market Value Ratio Supplemental Margin Test or the Advance Rate Test or to Maintain the Required Equity Investment	65

Section 2.7	Settlement Procedures	66

Section 2.8	Alternate Settlement Procedures	70

Section 2.9	Collections and Allocations	71

Section 2.10	Payments, Computations, etc	73

Section 2.11	Increased Costs; Capital Adequacy	73

Section 2.12	Sales, Investments and Reinvestments, and Contributions to Blocker Subsidiaries	75

Section 2.13	Release of Securities	78

Section 2.14	Eligibility Criteria	80

Section 2.15	[Reserved]	80

Section 2.16	Effective Date; Purchase of Additional Collateral Obligations	80

Section 2.17	Taxes	82

Section 2.18	Mitigation Obligations	86

ARTICLE III CONDITIONS TO CLOSING AND FUNDED LOANS		86

i

v

EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Eligibility Criteria Compliance Certificate
EXHIBIT B	Form of Revolving Note
EXHIBIT C	Form of Officer’s Closing Certificate
EXHIBIT D	Form of Assignment of Underlying Instruments
EXHIBIT E	Form of Transferee Letter
EXHIBIT F	Form of Joinder Supplement
EXHIBIT G	Form of Assignment Agreement

SCHEDULES

SCHEDULE I	Moody’s Industry Classification Groups
SCHEDULE II	Moody’s Rating Definitions
SCHEDULE III	Collateral Quality Matrix
SCHEDULE IV	Diversity Score Calculation
SCHEDULE V	Disqualified Institutions

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Maximum Permitted Funded Amounts
ANNEX C	Wiring Instructions

REVOLVING LOAN AGREEMENT

This REVOLVING LOAN AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is dated as of May 16, 2019, by and among:

(1)       PROSPECT FLEXIBLE INCOME MANAGEMENT, LLC, a Delaware limited liability company, as collateral manager (together with its successors and permitted assigns in such capacity, the “Collateral Manager”);

(2)       TP FLEXIBLE FUNDING, LLC, a Delaware limited liability company, as borrower (the “Borrower”);

(3)       EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (each, together with its respective successors and assigns, a “Lender” and, collectively, the “Lenders”);

(4)       ROYAL BANK OF CANADA, a Canadian chartered bank (together with its successors and permitted assigns, “Royal Bank”), as the administrative agent hereunder (together with its successors and permitted assigns in such capacity, the “Administrative Agent”); and

(5)       U.S. BANK NATIONAL ASSOCIATION, (together with its successors and assigns, “U.S. Bank” not in its individual capacity (except to the extent that representations and warranties are made in its individual capacity pursuant to Section 4.4) but as collateral custodian (together with its successors and permitted assigns in such capacity, the “Collateral Custodian”) and as document custodian (together with its successors and permitted assigns in such capacity, the “Document Custodian”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders make Funded Loans (as such term, and each other term in these Recitals, is defined in Section 1.1 below) and extend credit thereunder up to the Maximum Permitted Funded Amounts during the Aggregation Period on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower has requested that the Collateral Manager act as the collateral manager of the Borrower and manage the Collateral;

WHEREAS, the Borrower and the Lenders have requested that the Collateral Custodian act as Collateral Custodian hereunder, and all covenants and agreements made by the Borrower herein are for the benefit and security of the Secured Parties; and

WHEREAS, the Lenders are willing, subject to the terms and conditions set forth herein, to extend credit to the Borrower in the form of Funded Loans under this Agreement.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms have the following meanings:

“1940 Act”: The Investment Company Act of 1940.

“Account”: Each of the Collateral Account, the Collection Account, the Unfunded Exposure Account and any sub-accounts thereof (including the Principal Collection Account and the Interest Collection Account) deemed appropriate or necessary by the Securities Intermediary for convenience in administering such accounts.

“Accountants’ Report”: A report from the firm or firms selected by the Borrower pursuant to Section 5.1(g).

“Account Control Agreement”: The Account Control Agreement, dated as of the date hereof, among the Borrower, the Collateral Custodian and the Securities Intermediary.

“Accreted Interest”: Interest accrued on a Collateral Obligation that is added to the principal amount of such Collateral Obligation instead of being paid in cash as it accrues.

“Accrual Period”: With respect to (a) the first Payment Date, the period from and including the Closing Date to, but excluding, such Payment Date, and (b) any subsequent Payment Date, the period from, and including, the immediately preceding Payment Date to, but excluding, such subsequent Payment Date.

“Additional Collateral Obligations”: All Collateral Obligations that become part of the Collateral after the Closing Date.

“Adjusted Principal Balance”: With respect to any Collateral Obligation (and except as otherwise expressly provided in Section 1.5(i)), the lower of (i) the Principal Balance or (ii) the Dollar Purchase Price of such Collateral Obligation; provided that, to the extent that there is any Aggregate Par Excess that has not been previously allocated by the Collateral Manager to a different Collateral Obligation, the Collateral Manager, in its discretion, may, solely for purposes of this definition, allocate any such remaining Aggregate Par Excess to the Dollar Purchase Price of any Collateral Obligation that has been purchased at a Purchase Price at least equal to the Discount Reference Price; provided further that, for the avoidance of doubt, (i) such Aggregate Par Excess may only be allocated up to the Principal Balance of such Collateral Obligation and (ii) once any portion of any Aggregate Par Excess has been allocated to the Dollar Purchase Price of any Collateral Obligation, it may not be allocated to any other Collateral Obligation.

“Adjusted Weighted Average Moody’s Rating Factor”: As of any date of determination, a number equal to the Weighted Average Moody’s Rating Factor determined in the following manner: for purposes of determining a Moody’s Default Probability Rating, Moody’s Rating or Moody’s Derived Rating in connection with determining the Weighted Average Moody’s Rating Factor for purposes of this definition, the last paragraph in the definitions of “Moody’s Default Probability Rating”, “Moody’s Derived Rating” and “Moody’s Rating” will be disregarded, and instead each applicable rating on credit watch by Moody’s that is on (a) positive watch will be treated as having been upgraded by one rating subcategory, (b) negative watch will be treated as having been downgraded by two rating subcategories and (c) negative outlook will be treated as having been downgraded by one rating subcategory.

“Adjustment Margin”: The meaning set forth in Section 12.1(c).

“Administrative Agent”: The meaning set forth in the preamble hereof, including any successor appointed pursuant to Section 11.6.

“Administrative Expenses”: All amounts (including indemnification payments) due or accrued and payable by the Borrower to any Person related to any Transaction Document, including Increased Costs, Collateral Manager Reimbursable Expenses, any amounts payable to the Administrative Agent or any other Secured Party pursuant to Section 12.10(b), any amounts due to any third party service provider to the Borrower (including the Rating Agency), the Collateral Manager, any Lender, any Blocker Subsidiary, the Document Custodian, the Collateral Administrator, the Securities Intermediary or the Collateral Custodian, accountants, agents and counsel of any of the foregoing for fees, expenses, indemnities or any other Person in respect of any other fees, expenses, indemnities or other payments related to the Transaction Documents; provided that “Administrative Expenses” do not include Breakage Costs.

“Advance Rate”: As of any date of determination, the percentage specified in the column titled “Advance Rate” in the Collateral Quality Matrix based upon the applicable Grid Number then in effect in accordance with the procedures set forth in the Collateral Quality Matrix (or determined by interpolating on a linear basis), provided that, prior to the Effective Date, the Advance Rate is 65.00%.

“Advance Rate Percentage”: As of any date of determination, the ratio (expressed as a percentage) of (i) the Outstanding Funded Loans to (ii) the Collateral Principal Amount on such date.

“Advance Rate Test”: As of any date of determination, a test that is satisfied if the Advance Rate Percentage as of such date does not exceed the Advance Rate in effect on such date.

“Advisers Act”: The Investment Advisers Act of 1940.

“Affected Party”: The meaning set forth in Section 2.11(a).

“Affiliate”: With respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided that, for purposes of determining whether any obligation is a

Collateral Obligation or any Obligor is an Eligible Obligor, any relationship that exists solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor is not considered that of an “Affiliate”. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to vote 20.00% or more of the voting securities of any Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Maximum Principal Balance”: The sum of the Maximum Principal Balances of all or any applicable portion of the Collateral Obligations.

“Aggregate Par Excess”: As of any date of determination, the sum of the Par Excesses of all Collateral Obligations.

“Aggregate Principal Balance”: The sum of the Principal Balances of all or any applicable portion of the Collateral Obligations or Permitted Investments, as the context requires.

“Aggregate Unfunded Exposure Amount”: On any date of determination, the sum of the Unfunded Exposure Amounts of all Collateral Obligations.

“Aggregation Period”: The period commencing on the Closing Date and ending on the earliest to occur of (a) the date that is 36 months after the Closing Date, (b) the date designated by the Administrative Agent (in its sole discretion) in a written notice to the Collateral Manager, the Collateral Custodian, the Lenders and the Borrower following the occurrence and during the continuance of an event that constitutes Cause, (c) the Termination Date and (d) the date of the declaration of the end of the Aggregation Period pursuant to Section 9.2(a)(ii).

“Agreement”: The meaning set forth in the preamble hereof.

“Alternate Base Rate”: The meaning set forth in Section 12.1(c).

“Applicable Law”: With respect to any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority, judgments, decrees, injunctions, writs, awards and orders applicable to such Person or property, in each case rendered by any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin”: With respect to each day during any Accrual Period, 1.55%.

“Applicable Obligation”: As to any Collateral Obligation at any time, any other debt obligation of the same Obligor that is either (a) senior in right of payment to such Collateral Obligation or (b) pari passu with respect to such Collateral Obligation.

“Asset-Backed Commercial Paper”: Commercial paper or other short-term obligations of a program that primarily issues externally rated commercial paper backed by assets or exposures held in a bankruptcy-remote, special purpose entity.

“Assignment Agreement”: An agreement among an existing Lender and a proposed lender substantially in the form of Exhibit G to this Agreement delivered in connection with such existing Lender’s assignment of rights to such proposed lender hereunder after the Closing Date pursuant to Section 12.15.

“Assumed Reinvestment Rate”: At any time, the Reference Rate then in effect minus 0.50% per annum; provided that the Assumed Reinvestment Rate cannot be less than 0.00%.

“AUM”: As of any date of determination, the total regulatory assets under management of the Collateral Manager (together with any Affiliate of the Collateral Manager as to which the Collateral Manager is a relying adviser with respect to the Advisers Act), calculated in the manner required for purposes of SEC Form ADV.

“AUM Diversion Test”: A test satisfied on any date of determination unless AUM, measured as of the last day of the calendar month preceding such date of determination, declines by 35% or more from AUM calculated as of the last day of the third preceding calendar month; provided that to the extent the decline in AUM is primarily the result of one or more tender offers conducted by the Member, the AUM Diversion Test shall be deemed to be satisfied.

“AUM Removal Test”: A test satisfied on any date of determination unless AUM, measured as of the last day of the calendar month preceding such date of determination, declines by 50% or more from AUM calculated as of the last day of the third preceding calendar month; provided that to the extent the decline in AUM is primarily the result of one or more tender offers conducted by the Member, the AUM Removal Test shall be deemed to be satisfied.

“AUM Test”: Each of the AUM Diversion Test and the AUM Removal Test.

“Authorized Officer”: With respect to the Borrower, any Officer or any other Person who is authorized to act for the Borrower in matters relating to and binding upon the Borrower. With respect to the Administrative Agent, any Officer, employee or agent of the Administrative Agent who is authorized to act for the Administrative Agent in matters relating to and binding upon the Administrative Agent with respect to the subject matter of the request or certificate in question. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to and binding upon the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any Officer, employee or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to and binding upon the Collateral Administrator with respect to the subject matter of the request or certificate in question. With respect to the Collateral Custodian, a Collateral Custodian Officer. With respect to the Document Custodian, a Document Custodian Officer. Any party may request (and the receiving party must provide) a certification to evidence the authority of any Authorized Officer to act on behalf of such receiving party, and such certification may be considered as in full force and effect until receipt by the requesting party of written notice from such receiving party to the contrary.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including any Collections, but excluding any amounts which will be used to settle the acquisition of Collateral Obligations for which the trade date has occurred but the settlement date has not yet occurred) as of the end of the related Collection Period.

“Available Investment Proceeds”: With respect to any proposed trade date in connection with the purchase of a Collateral Obligation, the sum of (i) the proceeds of Funded Loans that have been approved or provided by the relevant Lenders for such purchase (as specified in the related Funding Notice) and (ii) Principal Collections on deposit in the Principal Collection Account and/or Principal Collections representing Sale Proceeds and principal repayments with respect to Collateral Obligations, in each case, which are reasonably expected by the Collateral Manager to be received by the Borrower on or prior to (and available to the Borrower as of) the settlement date of such purchase.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.)

“Base Rate Amendment”: The meaning set forth in Section 12.1(c).

“Blocker Subsidiary”: An entity treated as a corporation for U.S. federal income tax purposes, 100.00% of the equity interests in which are directly owned by the Borrower.

“Bond”: Any debt security or obligation that is not a Loan (or a Participation Interest therein).

“Borrower”: The meaning set forth in the preamble hereof.

“Borrower Order”: A written order (which may be a standing order and may be in the form of an email) from an Authorized Officer of the Borrower or, to the extent contemplated herein, from an Authorized Officer of the Collateral Manager on behalf of the Borrower, in each case dated and in the name of the Borrower.

“Breakage Costs”: With respect to any Lender and to the extent requested by such Lender in writing (setting forth in reasonable detail the basis for requesting any amounts), any amount or amounts necessary to compensate such Lender for any loss (excluding loss of anticipated profits), cost or expense actually incurred by such Lender as a result of the liquidation or re-employment of deposits or other funds required by the Lender if any payment by the Borrower of Outstanding Funded Loans occurs on a date that is not a Payment Date; provided that, solely for purposes of this sentence, clause (B) in the definition of “Payment Date” will be disregarded. All Breakage Costs will be due and payable hereunder on each Payment Date in accordance with the Priority of Payments. The determination by the applicable Lender of the amount of any such loss, cost or expense is, absent manifest error, prima facie evidence thereof.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York or the location of the Corporate Trust Office; provided that, if any determination of a Business Day is made in relation to determining the LIBOR Rate for a Funded Loan bearing interest at the LIBOR Rate, the term

“Business Day” will also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market. For the avoidance of doubt, if the offices of the Collateral Custodian are authorized by Applicable Law, regulation or executive order to close on any day, but such offices remain open on such day, such day is not a “Business Day.”

“Caa1 Obligation”: Any Collateral Obligation (other than a Defaulted Obligation) with a Moody’s Rating of “Caa1” or lower.

“Caa1 Obligation Balance”: For any Caa1 Obligation, its Market Value.

“Capital Contribution”: As of any date of determination, the amount of paid-in and/or contributed capital with respect to the Borrower from the Member made in the form of Cash or in the form of a Collateral Obligation (valued at its Market Value as of the date of its acquisition by the Borrower) acquired by the Borrower pursuant to the Purchase and Contribution Agreement in a transaction other than in exchange for Cash; provided that no Capital Contribution may be made in a transaction other than in exchange for Cash unless the Administrative Agent (in its sole discretion) has approved in writing such contributed Collateral Obligation at the time of its contribution.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: Cash or legal currency of the United States that at the time is legal tender for payment of all debts public and private.

“Cause”: The meaning set forth in Section 6.10(a).

“Certificate of Formation”: The certificate of formation of the Borrower filed with the Secretary of State of the State of Delaware, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms and the terms of the LLC Agreement.

“Certificated Security”: The meaning set forth in Section 8-102(a)(4) of the UCC as from time to time in effect in the State of New York.

“CFR”: The meaning set forth in Schedule II (or such other schedule provided by Moody’s to the Borrower, the Collateral Manager and the Administrative Agent).

“Change-in-Control”: With respect to any entity, the date on which (i) any Person or “group” acquires any “beneficial ownership” (as such terms are defined under Rule 13d-3 of, and Regulation 13D under, the Exchange Act), either directly or indirectly, of equity interests or any interest convertible into Capital Stock having more than 50.00% of the voting power for the election of managers or directors, if any, under ordinary circumstances, (ii) such entity sells, transfers, conveys, assigns or otherwise disposes of all or substantially all of its assets or (iii) if the entity is the Collateral Manager, the Collateral Manager is no longer managed by Prospect Capital Management, L.P., or a replacement therefor acceptable to the Administrative Agent.

“Clearing Corporation”: The meaning set forth in Section 8-102(a)(5) of the UCC as from time to time in effect in the State of New York.

“Clearing Corporation Security”: Securities that are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly Indorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date”: May 16, 2019.

“Code”: The Internal Revenue Code of 1986.

“Collateral”: All of the Borrower’s right, title and interest in, to and under (in each case whether now owned or existing or hereafter acquired or arising) all Accounts (as such term is defined in Section 9-102 of the UCC as from time to time in effect in the State of New York), General Intangibles, Instruments and Investment Property and any and all other property of any type or nature owned by it, including:

(a)       all Collateral Obligations, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Collateral Obligation, Permitted Investment or Equity Security;

(b)       the Accounts (as defined herein), all Cash and Financial Assets credited thereto and all income from the investment of funds therein;

(c)       all Transaction Documents to which the Borrower is a party;

(d)       all funds delivered to the Collateral Custodian (directly or through an Intermediary or bailee);

(e)       the Borrower’s equity interests in any Blocker Subsidiary and all payments and rights thereunder; and

(f)       all accounts, accessions, profits, income benefits, proceeds, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Borrower described in the preceding clauses;

provided that Collateral does not include any Excluded Amounts.

“Collateral Account”: A Securities Account titled “Collateral Account” created and maintained on the books and records of the Securities Intermediary in the name of the Borrower and subject to the prior Lien of the Collateral Custodian for the benefit of the Secured Parties.

“Collateral Administration Agreement”: An agreement dated as of the Closing Date among the Borrower, the Collateral Manager and the Collateral Administrator.

“Collateral Administrator”: U.S. Bank, in its capacity as such under the Collateral Administration Agreement, and any successor or permitted assign.

“Collateral Custodian”: The meaning set forth in the preamble hereof.

“Collateral Custodian Fee Letter”: The fee schedule accepted by the Collateral Manager and U.S. Bank on or about the Closing Date.

“Collateral Custodian Fees”: The fees, expenses and indemnities set forth in the Collateral Custodian Fee Letter and as provided for in this Agreement or any other Transaction Document.

“Collateral Custodian Officer”: With respect to the Collateral Custodian, any officer within the Corporate Trust Office (or any successor group of the Collateral Custodian) including any vice president, assistant vice president or officer of the Collateral Custodian customarily performing functions similar to those performed by the equivalent officers, respectively, within the Corporate Trust Office, in each case having direct responsibility for the administration of this Agreement.

“Collateral Interest Amount”: As of any date of determination, without duplication, the aggregate amount of Interest Collections that has been received or that is expected to be received (other than Interest Collections expected to be received from Defaulted Obligations, Excess Concentration Obligations and Deferrable Obligations, but including Interest Proceeds actually received from Defaulted Obligations, Excess Concentration Obligations and Deferring Obligations), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Collections would be treated as Interest Collections with respect to such Collection Period).

“Collateral Manager”: The meaning set forth in the preamble hereof.

“Collateral Manager Breach”: The meaning set forth in Section 6.8(a).

“Collateral Manager Person”: The meaning set forth in Section 6.8(a).

“Collateral Manager Reimbursable Expenses”: All reasonable and documented fees and out-of-pocket expenses of the Collateral Manager incurred in connection with its obligations under this Agreement and the other Transaction Documents, including in connection with (i) the repossession, refurbishing and disposition of any Underlying Assets upon or after the expiration or termination of any Collateral Obligation, (ii) the liquidation of any Underlying Assets, (iii) the attempted collection of any amount owing in respect of any Collateral Obligation and (iv) to the extent allocated to the Borrower by the Collateral Manager, third-party loan pricing services, portfolio management products and services (including compliance software modeling services) and other professionals and service providers, including costs of compliance, trade execution and booking software providers.

“Collateral Market Value Amount”: As of any date of determination, without duplication, the sum of (a) the Market Value of all Collateral Obligations (other than Excess

Concentration Obligations and Defaulted Obligations), plus (b) the amounts on deposit in the Collection Account (including Permitted Investments therein) representing Principal Collections; provided that the “Collateral Market Value Amount” of each Excess Concentration Obligation and Defaulted Obligation will be zero.

“Collateral Obligation”: A First Lien Loan or Participation Interest therein, a Second Lien Loan or a Participation Interest therein, a Senior Unsecured Loan or Participation Interest therein, or a Subordinated Loan or a Participation Interest therein, in each case (A) for which the Collateral Custodian has received the related Promissory Note (if any), (B) that has been approved by the Administrative Agent, in its sole discretion (such approval not to be unreasonably withheld, conditioned or delayed), prior to its acquisition by the Borrower and (C) that satisfies each of the following eligibility requirements on the date such obligation becomes part of the Collateral:

(a)       such obligation is denominated and payable in Dollars and does not permit the currency in which it is payable to be changed;

(b)       such obligation is not a United States “real property interest” as defined under Section 897 of the Code;

(c)       the acquisition of such obligation will not cause the Borrower or the pool of Collateral to be required to register as an “investment company” under the 1940 Act;

(d)       such obligation is not principally secured by real property;

(e)       such obligation is not a Defaulted Obligation or a Credit Risk Obligation;

(f)        such obligation is not a Revolving Loan, a Zero Coupon Loan, a Step Up Loan, a Step Down Loan, a Structured Finance Obligation or a Synthetic Security;

(g)       such obligation is not a Bond and does not represent exposure to a letter of credit;

(h)       such obligation is not a Subordinated PIK Loan;

(i)        such obligation is not a Middle Market Loan;

(j)        such obligation is not a Fixed Rate Obligation, and bears interest at a floating rate based upon the LIBOR Rate or an alternative reference rate acceptable to the Administrative Agent in its sole discretion;

(k)       such obligation and all of its Underlying Assets (i) comply in all material respects with all Applicable Laws and (ii) have not and will not be used by the related Obligor in any manner or for any purpose that would result in any material risk of liability being imposed upon the Borrower or any Secured Party under any Applicable Law;

(l)        such obligation is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to have a Lien granted to the Collateral Custodian, as agent for the Secured Parties;

(m)       (i) the Obligor with respect to such obligation has full legal capacity to execute and deliver the related Underlying Instruments and (ii) such obligation, together with the Underlying Instruments related thereto, (A) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor and each Guarantor thereof, enforceable against such Obligor and each such Guarantor in accordance with its terms, subject to customary bankruptcy, insolvency and equity limitations, (B) is not subject to, or the subject of any assertions in respect of, any litigation, dispute or offset and (C) does not contain any provision with any right of rescission, setoff, counterclaim or defense for any reason against the Borrower or any assignee in respect of the Obligor’s or any Guarantor’s payment obligations thereunder;

(n)       the Borrower has good and marketable title to, and is the sole owner of, such obligation, and the Borrower has granted to the Collateral Custodian for the benefit of the Secured Parties a valid and perfected first priority Lien in such obligation and its Underlying Instruments (subject to Permitted Liens);

(o)       payments under, or with respect to, such obligation are not and will not subject the Borrower to withholding tax unless the Obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Borrower (after payment of all Taxes, whether imposed on such obligor or the Borrower) will equal the full amount that the Borrower would have received had no such Taxes been imposed; provided that this clause (o) does not apply to commitment fees, origination fees or other similar fees associated with Delayed Draw Loans;

(p)       all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the Borrower’s acquisition of such obligation have been duly obtained, effected, or given and are in full force and effect;

(q)       such obligation (along with its Underlying Instruments, if applicable) is eligible to be sold, assigned or transferred to the Borrower, and neither the sale, transfer or assignment of such obligation to the Borrower, nor the granting of a Lien hereunder to the Collateral Custodian, violates, conflicts with or contravenes any Applicable Law;

(r)        such obligation has a stated maturity that is no later than the Facility Maturity Date;

(s)       the Underlying Instruments for such obligation do not contain confidentiality provisions that would prohibit the Collateral Custodian, the Administrative Agent or any other Secured Party from exercising any of its respective rights hereunder or obtaining all necessary information with regard to such obligation, even if the Administrative Agent, the Collateral Custodian or such other Secured Party, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(t)        such obligation does not pay interest in Cash less frequently than semi-annually;

(u)       such obligation does not by its terms provide for early amortization or prepayment at a price of less than par;

(v)        the Obligor with respect to such obligation is an Eligible Obligor;

(w)       such obligation is Registered;

(x)       if such obligation is a Participation Interest, the Moody’s Counterparty Criteria is satisfied;

(y)       such obligation (i) is not an Equity Security, (ii) does not provide by its terms for the conversion or exchange into an Equity Security at any time on or after the date on which it becomes part of the Collateral and (iii) does not have an attached Equity Kicker;

(z)       such obligation does not constitute Margin Stock;

(aa)     if such obligation is a Deferrable Obligation, it is a Permitted Deferrable Obligation;

(bb)     such obligation is rated “Caa1” or higher by Moody’s;

(cc)     such obligation is not a debt obligation whose repayment is subject to substantial non-credit related risk, as determined by the Collateral Manager;

(dd)     such obligation is not subject to an Offer for a price less than its par amount plus all accrued and unpaid interest;

(ee)     the acquisition (including the manner of acquisition, ownership, enforcement and disposition) of such obligation does not and will not subject the Borrower or the Collateral Manager to any stamp, document, registration or similar Tax, fee or governmental charge;

(ff)       except with respect to Delayed Draw Loans, such obligation will not require the Borrower to make any future advances or payments to the borrower or the Obligor thereof;

(gg)     neither the related Obligor, any other party obligated with respect to such obligation nor any Governmental Authority has alleged in writing that such obligation or its Underlying Instrument is illegal or unenforceable;

(hh)     either (A) such obligation is treated as indebtedness for U.S. federal income tax purposes or (B) the Borrower has received written advice (which may be in the form of an email) from Blank Rome LLP that the acquisition, ownership or disposition of such obligation will not cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or subject the Borrower to U.S. federal income tax on a net income tax basis;

(ii)       the Obligor of such obligation is Domiciled in the United States, Canada, or an Eligible Country;

(jj)      such obligation is a syndicated, fully funded term loan or Delayed Draw Loan; and

(kk)     such obligation must be quoted on multiple publicly available loan pricing services (one of which must be LoanX Inc./MarkIt Partners or Loan Pricing Corporation), by at least two Qualified Broker/Dealers that are active in the trading of assets similar to such Collateral Obligation.

“Collateral Obligation File”: With respect to Possessory Collateral that is evidenced by a Promissory Note or an Instrument, (i) either (x) the original, executed copy of the Promissory Note or Instrument or (y) in the case of a lost Promissory Note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower or a prior holder of record either in blank or to the Collateral Custodian, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder, if any, of such promissory note to the Borrower or to the Collateral Custodian, or in blank, (ii) paper or electronic copies of the related loan agreement, and (to the extent received by the Borrower) any guaranty, security agreement, intercreditor agreement or any other material agreement (as determined by the Borrower or the Collateral Manager in its reasonable discretion), (iii) paper or electronic copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the obligor’s behalf in respect of such Collateral Obligation or evidence that such financing statements have been submitted for filing, in each case only to the extent reasonably available to the Collateral Manager and (iv) any other document included on the related Document Checklist that is reasonably requested by any Lender and reasonably available to the Borrower or the Collateral Manager without undue hardship or expense, including any Permitted Investment or Underlying Instrument that is capable of being delivered to and held by the Document Custodian in accordance with the terms of this Agreement.

“Collateral Principal Amount”: As of any date of determination, without duplication, the sum of (a) the Adjusted Principal Balances of all Collateral Obligations (other than Defaulted Obligations, Caa1 Obligations, Excess Concentration Obligations and Discount Obligations), plus (b) the amounts on deposit in the Collection Account (including Permitted Investments therein) representing Principal Collections, plus (c) the Caa1 Obligation Balances of all Caa1 Obligations; plus (d) the Discount Obligation Balances of all Discount Obligations; provided that the “Collateral Principal Amount” of each Defaulted Obligation and each Excess Concentration Obligation will be zero.

“Collateral Quality Matrix”: The Collateral Quality Matrix set forth on Schedule III hereto. On or prior to the Closing Date, the Borrower (or the Collateral Manager on the Borrower’s behalf) must specify to the Administrative Agent (with a copy to the Collateral Custodian, the Collateral Administrator, the Rating Agency and the Lenders) the Grid Number to be in effect for purposes of calculations relating to the Collateral Quality Test. Thereafter, upon not less than two Business Days’ notice to the Administrative Agent (with a copy to the Collateral Custodian, the Collateral Administrator, the Rating Agency and the Lenders), the Borrower (or the Collateral Manager on the Borrower’s behalf) may specify a different Grid Number to be in effect for purposes of calculations relating to the Collateral Quality Matrix, provided that, after giving effect to such change, (a) the Advance Rate Test will be satisfied (or, if the Advance Rate Test was not satisfied immediately prior to giving effect to such change, the degree of compliance with the Advance Rate Test will be maintained or improved immediately after giving effect to such change) and (b)(i) each component of the Collateral Quality Test will be satisfied or (ii) if each component of the Collateral Quality Test was not satisfied for the Grid Number applicable immediately prior to such change and would not be satisfied by changing to any other Grid Number (or interpolating on a linear basis), the Grid Number selected by the Collateral Manager will be a Grid Number under which the extent of compliance with each component of the Collateral Quality Test is maintained or improved relative to the extent of compliance with applicable components of the Collateral Quality Test under the applicable Grid Number in use immediately prior to giving effect to such change. Notwithstanding the foregoing, only Grid Numbers 1 and 2 may be in effect prior to the Effective Date and may not be in effect thereafter.

“Collateral Quality Test”: A test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Obligations owned (or proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.5:

(a)       the Minimum Weighted Average Spread Test;

(b)       the Minimum Weighted Average Coupon Test;

(c)       the Minimum Weighted Average Moody’s Recovery Rate Test;

(d)       the Weighted Average Life Test;

(e)       the Maximum Moody’s Rating Factor Test; and

(f)        the Minimum Diversity Test.

“Collection Account”: A Securities Account titled “Collection Account” created and maintained on the books and records of the Securities Intermediary in the name of the Borrower and subject to the prior Lien of the Collateral Custodian for the benefit of the Secured Parties. The Collection Account must have at least two sub-accounts, the Interest Collection Account and the Principal Collection Account.

“Collection Period”: With respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding such Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Collections”: (a) All Cash collections and other Cash proceeds of any Collateral Obligation, including, without limitation or duplication, any Interest Collections, Principal Collections or other amounts received in respect thereof and (b) interest earnings on Permitted Investments or otherwise, in each case in any Account.

“Concentration Limits”: Limits that are satisfied if, as of any date of determination, the Collateral Principal Amount of the Collateral Obligations (including, for the avoidance of doubt, amounts on deposit in any Account representing Principal Collections) owned (or proposed to be owned) by the Borrower comply with all of the requirements set forth below:

(a)       not more than 5.0% consists of DIP Loans, provided that each such DIP Loan has a publicly monitored rating by Moody’s (or a credit estimate from Moody’s);

(b)       not more than 5.0% consists of Collateral Obligations that pay interest less frequently than quarterly;

(c)       not more than 10.0% consists of Collateral Obligations as to which the Moody’s Rating is derived from a publicly monitored rating by S&P;

(d)       not more than 10.0% consists of Participation Interests;

(e)       not more than 2.5% consists of Deferrable Obligations; and

(f)        not more than 0.0% consists of Fixed Rate Obligations;

provided that, for purposes of this definition, Collateral Principal Amount shall be calculated without giving effect to any reference in the definition thereof to the defined term “Excess Concentration Obligation”.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control”: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Parties”: At any time, the Lenders representing amounts in excess of 50.00% of Outstanding Funded Loans at such time or, to the extent there are no Outstanding Funded Loans, the Lenders representing amounts in excess of 50.00% of the undrawn commitment of the Maximum Permitted Funded Amount.

“Corporate Trust Office”: The corporate trust office of the Collateral Custodian at which the Collateral Custodian performs its duties under this Agreement, having at the date hereof an address of (i) with respect to custodial duties for Collateral Obligation Files, 1719 Otis Way, Florence, SC 29501 EX-SC-FLOR, (ii) with respect to custodial duties, 1555 N. RiverCenter Drive, Suite 302, MK-WI-S302, Milwaukee, WI 53212-3958, Attention: Trust Securities Processing Mail – TP Flexible Funding, LLC and (iii) for all other purposes, U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, MA 02110, Attention: TP Flexible Funding, LLC, Email: Jennifer.vlasuk@usbank.com, or any other address the Collateral Custodian designates from time to time by notice to the Administrative Agent, the Member, the Collateral Manager, the Borrower and the Rating Agency, or the principal corporate trust office of any successor Collateral Custodian.

“Covenant Compliance Period”: The period beginning on the Closing Date and ending on the date on which all Maximum Permitted Funded Amounts have been reduced to zero and the Obligations have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted).

“Coverage Test”: Each of the Interest Coverage Test and the Overcollateralization Ratio Test.

“Cov-Lite Loan”: Any Loan, the underlying instruments for which do not (a) contain any financial covenants or (b) require the Obligor thereunder to comply with any Maintenance Covenant (regardless of whether such underlying instruments require compliance with one or more Incurrence Covenants); provided that, for all purposes, a Loan described in clause (a) or (b) which either contains a cross-default provision to, or is pari passu with, another loan of the underlying Obligor that (i) requires the underlying Obligor to comply with a Maintenance Covenant or (ii) contains a Springing Liquidity Test, will be deemed not to be a Cov-Lite Loan.

“Credit Amendment”: Any Maturity Amendment that, in the Collateral Manager’s reasonable judgment (exercised in accordance with the standard of care described in Section 6.6), is necessary (i) to prevent the related Collateral Obligation from becoming a Defaulted Obligation or (ii) to minimize material losses on the related Collateral Obligation due to the materially adverse financial condition of the Obligor.

“Credit Risk Criteria”: The criteria that are met if, with respect to any Collateral Obligation, any of the following occur:

(a)       the price of such Collateral Obligation has changed during the period from the date on which it was acquired by the Borrower to the applicable date of determination by a percentage, either more negative or less positive, as the case may be, than the percentage change in the average price of any Eligible Loan Index less (1) 0.25% or more in the case of a Collateral Obligation with a spread (prior to such decrease) less than (or equal to) 4.00% or (2) 0.50% or more in the case of a Collateral Obligation with a spread (prior to such decrease) greater than 4.00%;

(b)       the Moody’s Market Value of such Collateral Obligation has decreased by at least 2.50% of its Dollar Purchase Price due to a deterioration in the related Obligor’s financial ratios or financial results in accordance with the related Underlying Instruments;

(c)       such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the underlying borrower or other obligor of such Collateral Obligation of less than 1.00 or that is expected to be less than 0.85 times the current year’s projected cash flow interest coverage ratio; or

(d)       with respect to a Fixed Rate Obligation, an increase since the date of purchase of more than 0.75% in the difference between the yield on such Collateral Obligation and the yield on the relevant United States Treasury security.

“Credit Risk Obligation”: Any Collateral Obligation that in the Collateral Manager’s judgment (exercised in accordance with the standard of care described in Section 6.6) has a material risk of declining in credit quality and, with lapse of time, becoming a Defaulted Obligation; provided that, during a Restricted Trading Period, a Collateral Obligation will qualify as a Credit Risk Obligation for purposes of sales pursuant to Section 2.12(a) only if (i) such Collateral Obligation has been downgraded by Moody’s at least one rating sub-category or has been placed and remains on a credit watch with negative implication by Moody’s, (ii) the Credit Risk Criteria are satisfied with respect to such Collateral Obligation or (iii) the Administrative Agent consents to treat such Collateral Obligation as a Credit Risk Obligation.

“Cross Transactions”: The meaning set forth in Section 6.7(i).

“Daily Report”: The meaning set forth in Section 5.1(l).

“Default”: Any event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Defaulted Obligation”: Any Collateral Obligation as to which:

(a)       a default as to the payment of principal and/or interest has occurred and is continuing (after the passage of five Business Days in the case of interest or three Business Days in the case of principal), without regard to any other grace periods applicable thereto or waivers thereof;

(b)       a default as to the payment of principal and/or interest has occurred and is continuing on an Applicable Obligation of the same Obligor (after the passage of five Business Days in the case of interest or three Business Days in the case of principal, but in no case beyond the passage of any grace period applicable thereto); provided that both the Collateral Obligation and the Applicable Obligation are full recourse obligations of the Obligor thereof;

(c)       except in the case of a DIP Loan, the Obligor has, or others have, instituted proceedings to have such Obligor adjudicated bankrupt or insolvent or placed into receivership, and such proceedings have not been stayed or dismissed for a period of 60 consecutive days, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d)       the Obligor has a “probability of default” rating assigned by Moody’s of “LD” or “D”, or had such rating immediately before such rating was withdrawn;

(e)       an Applicable Obligation has a “probability of default” rating assigned by Moody’s of “LD” or “D”, or had such rating immediately before such rating was withdrawn;

(f)        a default has occurred and is continuing (without cure or waiver thereof) under its Underlying Instruments and any applicable grace period has expired;

(g)       with respect to a Participation Interest (until it is elevated or converted to an assigned loan), the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under such Participation Interest, or the Selling Institution has a “probability of default” rating assigned by Moody’s of “LD” or “D”, or had such rating immediately before such rating was withdrawn;

(h)       with respect to a Participation Interest (until it is elevated or converted to an assigned loan), the underlying loan, if it were a Collateral Obligation, would constitute a “Defaulted Obligation” (other than under this clause (h)); or

(i)        it is a Deferring Obligation.

“Deferrable Obligation”: A Collateral Obligation (including any Permitted Deferrable Obligation) that by its terms permits the deferral or capitalization of accrued and unpaid interest.

“Deferring Obligation”: A Deferrable Obligation that is deferring the payment of Cash interest due thereon and has been so deferring such payment (i) with respect to a Collateral Obligation that has a Moody’s Rating of at least “Baa3”, for the shorter of two consecutive accrual periods (pursuant to its Underlying Instruments) or one consecutive year and (ii) with respect to a Collateral Obligation that has a Moody’s Rating of “Ba1” or below, for the shorter of one accrual period (pursuant to its Underlying Instruments) or six consecutive months, and, in either case, as of the date of determination, such deferred capitalized interest has not been paid in Cash.

“Delayed Draw Loan”: A Loan that requires one or more future advances to be made by the Borrower and which does not permit the re-borrowing of any amount previously repaid by its Obligor; provided that only the portion of such Loan that constitutes a future funding obligation will be considered a Delayed Draw Loan, and only for so long as any future funding obligations remain undrawn and in effect.

“Determination Date”: The 10th day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day).

“DIP Loan”: Any Loan (a) with respect to which its Obligor is a “debtor-in-possession” under the Bankruptcy Code, (b) that has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (c) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discount Obligation” Any Collateral Obligation that is acquired by the Borrower for a Dollar Purchase Price (as determined without averaging the Dollar Purchase Price on different days) that is lower than the Discount Reference Price.

“Discount Obligation Balance” For any Discount Obligation, the lower of (i) its Dollar Purchase Price and (ii) its Market Value.

“Discount Reference Price”: The LSTA Index (expressed as a percentage and determined as of the close of the previous Business Day) minus 7.50%.

“Disqualified Institution”: Any of the entities listed in Schedule V hereto, as such Schedule V may be amended and updated by the Collateral Manager from time to time, with the prior approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Distribution”: Any payment of principal or interest, or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Obligation or other security.

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule IV hereto.

“Document Checklist”: An electronic or hard copy list delivered by the Borrower (or by the Collateral Manager on behalf of the Borrower) to the Document Custodian that identifies each of the documents that have been included in or may be requested by the Administrative Agent to be included in each Collateral Obligation File whether such document is an original or a copy to the extent determined by the Borrower (or the Collateral Manager on behalf of the Borrower) to deliver (or may be subsequently required to deliver) a hard copy or electronic copy to the Document Custodian with respect to the related Collateral Obligation and includes the name of the obligor with respect to such Collateral Obligation.

“Document Custodian Fees”: The fees, expenses and indemnities set forth in the Collateral Custodian Fee Letter and as provided for in this Agreement or any other Transaction Document.

“Document Custodian Officer”: With respect to the Document Custodian, any officer within the Corporate Trust Office (or any successor group of the Document Custodian) including any vice president, assistant vice president or officer of the Document Custodian, customarily performing functions similar to those performed by the equivalent officers, respectively, within the Corporate Trust Office, in each case having direct responsibility for the administration of this Agreement.

“Dollar Purchase Price”: An amount (expressed as a Dollar amount) equal to the purchase price paid by the Borrower for any given Collateral Obligation (exclusive of any interest, Accreted Interest and upfront fees).

“Dollars” and “$”: The lawful currency of the United States.

“Domicile” or “Domiciled”: With respect to any Obligor: (a) except as provided in clause (b) below, its country of organization, (b) if it is organized in a Tax Jurisdiction, both such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of such Obligor’s operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries; provided that, in the case of clause (b), the country designated by the Collateral Manager will be the country, if any, that is known to the Collateral Manager to be the source of the majority of such Obligor’s revenues or (c) if its payment obligations in respect of such Collateral Obligation are guaranteed by a person or entity that is organized in the United States and such guaranty complies with the Domicile Guarantee Criteria, then the United States.

“Domicile Guarantee Criteria”: The following criteria:

(a)       the guarantee is one of payment and not of collection;

(b)       the guarantee provides that the guarantor agrees to pay the guaranteed obligations on the date due and waives demand, notice and marshaling of assets;

(c)       the guarantee provides that the guarantor’s right to terminate or amend the guarantee is appropriately restricted, as determined by the Collateral Manager in its reasonable discretion;

(d)       the guarantee is unconditional, irrespective of value, genuineness, validity, or enforceability of the guaranteed obligations. The guarantee provides that the guarantor waives any other circumstance or condition that would normally release a guarantor from its obligations. The guarantor also waives the right of set-off and counterclaim;

(e)       the guarantee provides that it reinstates if any guaranteed payment made by the primary obligor is recaptured as a result of the primary obligor’s bankruptcy or insolvency; and

(f)       in the case of cross-border transactions, the risk of withholding tax with respect to payments by the guarantor is addressed if necessary.

“Early Termination Notification Date”: The date that occurs 57 months after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day), and each succeeding Business Day thereafter.

“Effective Date”: The earlier to occur of (i) the date that occurs six months after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day) and

(ii) the first date on which the Collateral Manager certifies to the Collateral Custodian and the Collateral Administrator that the Target Facility Par Condition has been satisfied.

“Effective Date Accountants’ Report”: The meaning set forth in Section 2.16(b).

“Effective Date Borrower Certificate”: The meaning set forth in Section 2.16(c).

“Effective Date Report”: The meaning set forth in Section 2.16(b).

“Effective Date Tests”: The meaning set forth in Section 2.16(b).

“Eligible Country”: The United Kingdom, Germany, France, Luxembourg or The Netherlands.

“Eligibility Criteria”: In connection with each Funded Loan and each acquisition of a Collateral Obligation, each of the following:

(a)       each Concentration Limit is satisfied (or, if any Concentration Limit is not satisfied immediately prior to the making of such Funded Loan or acquisition, compliance with such Concentration Limit is maintained or improved immediately following the making of such Funded Loan or acquisition);

(b)       each Transaction Concentration Requirement is satisfied (or, if any Transaction Concentration Requirement is not satisfied immediately prior to the making of such Funded Loan or acquisition, compliance with such Transaction Concentration Requirement is maintained or improved immediately following the making of such Funded Loan or acquisition);

(c)       each element of the Collateral Quality Test is satisfied (or, if any element is not satisfied immediately prior to the making of such Funded Loan or acquisition, compliance with such element is maintained or improved immediately following the making of such Funded Loan or acquisition);

(d)       each Coverage Test is satisfied;

(e)       the Advance Rate Test is satisfied;

(f)        the Required Equity Investment is maintained; and

(g)       the Market Value Ratio Test is satisfied.

“Eligibility Criteria Compliance Certificate”: In connection with a Funded Loan or a proposed acquisition of a Collateral Obligation, as applicable, a certificate substantially in the form of Exhibit A-3 prepared by the Borrower (or the Collateral Manager on the Borrower’s behalf) stating that the Eligibility Criteria are satisfied.

“Eligible Loan Index”: With respect to each Collateral Obligation, one of the following indices as selected by the Borrower upon the acquisition of such Collateral Obligation:

the Merrill Lynch Investment Grade Corporate Master Index, the CS Leveraged Loan Index, the J.P. Morgan Leveraged Loan Index and the LSTA Index; provided that the Borrower may change the index applicable to a Collateral Obligation at any time following its acquisition by giving notice to the Administrative Agent and the Rating Agency.

“Eligible Obligor”: Any Obligor that:

(a)       is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b)       is not a Governmental Authority; and

(c)       is not Controlled by the Borrower, the Collateral Manager or an Affiliate of either such Person;

“Equity Kicker”: A warrant (or other “attached” Equity Security) that is received with respect to a Loan or purchased as part of a “unit” with a Loan.

“Equity Security”: Any equity security, Equity Kicker or other obligation or security that is not eligible for purchase by the Borrower as a Collateral Obligation.

“Events of Default”: The meaning set forth in Section 9.1.

“Excepted Persons”: The meaning set forth in Section 12.11(a).

“Excess Concentration Obligation”: Without duplication, any portion of the Collateral Principal Amount that is in excess of the Concentration Limits and, to the extent that any Collateral Obligation exceeds more than one Concentration Limit, the highest calculation of excess over the corresponding Concentration Limits.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (i) Any amount received in the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Collateral Obligation or on its Underlying Assets, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) for the account of the Person from whom the Borrower purchased any Collateral Obligation (including interest accruing prior to the purchase of such Collateral Obligation to the extent not purchased by the Borrower), (iii) any reimbursement of insurance premiums, (iv) any escrowed amounts relating to Taxes or insurance and any other amounts held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Collateral Obligation’s Underlying Instruments, (v) any amount received in the Collection Account (other than Sale Proceeds), which amount is payable to the holder of a Sold Participation pursuant to its terms and (vi) any amount deposited into the Collection Account in error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Funded Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Funded Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any amounts imposed under FATCA.

“Exempt Assignee”: Any Person that is not a U.S. Person who is acquiring interest in any Funded Loan in an Offshore Transaction.

“Facility Maturity Date”: The Payment Date occurring in May, 2029.

“Facility Termination Fee”: An amount equal to: (a) from the Closing Date, to but including the date that occurs 12 months after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day), the product of (i) 0.01 times (ii) the Target Facility Par Amount or (b) following the date that occurs 12 months after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day), the product of (i) 0.0075 times (ii) the Target Facility Par Amount.

“FATCA”: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any applicable intergovernmental agreement entered into in connection with the implementation of such sections of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with either the implementation of such sections of the Code.

“Financial Asset”: The meaning set forth in Section 8-102(a)(9) of the UCC as from time to time in effect in the State of New York.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in otherwise unrelated companies that are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person and its Subsidiaries.

“First-Lien-Last-Out Loan”: Any Loan or Participation Interest in a Loan that would constitute a First Lien Loan (other than by operation of the proviso in the definition of such term) but that, following an acceleration of the obligations under the applicable Underlying Instrument(s), will be paid in whole or in part after one or more other tranches of first lien loans issued by the same Obligor have been paid in full in accordance with a specified waterfall of payments.

“First Lien Loan”: A Loan (a) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of its Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (b) that is secured by a pledge of collateral, with a security interest that is validly perfected and first priority under Applicable Law (but subject to Permitted Liens) and (c) with respect to which the Collateral Manager determines, in accordance with the standard of care set forth in Section 6.6, that the value of the collateral securing the Loan on or about the time of its acquisition or origination equals or exceeds (i) the outstanding principal balance of such Loan plus (ii) the aggregate outstanding principal balances of all other Loans of equal or higher seniority secured by the same collateral; provided that a First-Lien-Last-Out Loan is not a First Lien Loan.

“Fitch”: Fitch Ratings, Inc. and any successor in interest.

“Fitch Eligible Counterparty Ratings”: With respect to an institution, investment or counterparty, a short-term credit rating of at least “F1” and a long-term credit rating of at least “A” by Fitch.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“Fully Ramped Target Date”: The date that is the –six-month anniversary of the Closing Date.

“Funded Loan”: The meaning set forth in Section 2.1(a)(ii).

“Funding Date”: The Business Day on which any Funded Loan is funded in accordance with Section 2.2.

“Funding Notice”: A notice in the form of Exhibit A-1 requesting a Funded Loan.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Intangible”: The meaning set forth in Section 9-102(a)(42) of the UCC as from time to time in effect in the State of New York.

“Governing Documents”: (a) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, (c) with respect to any exempted company, the certificate of incorporation and the memorandum and articles of association and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing, certificate, articles or notice filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Grid Number”: A row of the Collateral Quality Matrix, identified therein in the column titled “Grid #”.

“Guarantee Obligation”: As to any Person (a “Guarantor”), any obligation of such Guarantor guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the Guarantor, whether or not contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation or (ii) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the primary obligor to make payment on such primary obligation or (d) otherwise to assure or hold harmless the owner of any primary obligation against loss in respect thereof; provided that the term “Guarantee Obligation” does not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb have a correlative meaning. The amount of any Guarantee Obligation is the lower of (a) the stated or determinable amount of its primary obligation and (b) the maximum amount for which its Guarantor may be liable pursuant to the terms of such Guarantee Obligation, unless such primary obligation and the maximum amount for which its Guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation is its Guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: The meaning set forth in the definition of “Guarantee Obligation”.

“Increased Costs”: The meaning set forth in Section 2.11(a).

“Incurrence Covenant”: A covenant by the relevant Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor including, but not limited to, a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness”: With respect to any Person at any date, without duplication, (a) all indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations in respect of letters of credit, bankers acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which a party other than such Person has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof and (e) all Guarantee Obligations for which such Person is a Guarantor. The amount of any Indebtedness under clause (d) above is equal to the lesser of (x) the stated amount of such liabilities and (y) the fair market value of the Property subject to such Lien. The amount of any Person’s Indebtedness includes Indebtedness of another entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by virtue of such Person’s ownership interest in or other relationship with such other entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Amounts”: The meaning set forth in Section 10.1(a).

“Indemnified Parties”: The meaning set forth in Section 10.1(a).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: The meaning set forth in Section 6.9(b).

“Independent”: As to any Person, any other Person (including, in the case of an accountant, lawyer or investment banker, a firm of accountants or lawyers or an investment bank and any member thereof) who (a) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or any of its Affiliates (other than the payment of any compensation for actual services rendered) and (b) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any Person’s accountant may include an accountant who audits the books of such Person if, in addition to satisfying the criteria set forth above, the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

Whenever an Independent Person’s opinion or certificate is to be furnished to the Collateral Custodian, such opinion or certificate must state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be “Independent” under this Agreement must be “Independent” with respect to the Borrower.

“Indorsement”: The meaning set forth in Section 8-102(a)(11) of the UCC as from time to time in effect in the State of New York, and “Indorsed” has a corresponding meaning.

“Initial Funded Loan”: The first Funded Loan under this Agreement made by each Lender on or after the Closing Date.

“Initial Rating”: The rating, if any, given to the Funded Loans and/or the Revolving Notes by the Rating Agency as of the initial date of such rating.

“Initial Required Equity Investment”: The minimum amount of equity investment in the Borrower by the Member that must be maintained immediately prior to the Initial Funded Loan, so that as of such time, the Collateral Principal Amount of all Collateral Obligations and/or Cash contributed to the Borrower is at least equal to the greater of (i) $10,000,000 and (ii) the Minimum Equity Amount.

“Insolvency Event”: Occurs with respect to a Person if:

(i)              a case or other proceeding is commenced in any court, without the application or consent of such Person, seeking (a) the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, (b) the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or other similar official for such Person or all or substantially all of its assets or (c) any action similar to any of the foregoing with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts;

(ii)              an order for relief in respect of such Person is entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(iii)             such Person (a) commences a voluntary case or other proceeding under any Insolvency Laws, (b) consents to the appointment of, with respect to, or the taking of possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for itself or all or substantially all of its assets, (c) makes any general assignment for the benefit of creditors, (d) fails to, or admits in writing its inability to, pay its debts generally as they become due or (e) if a corporation or similar entity, its board of directors or members votes to implement any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to an Insolvency Event.

“Instrument”: The meaning set forth in Section 9-102(a)(47) of the UCC as from time to time in effect in the State of New York.

“Interest”: With respect to any Accrual Period and Outstanding Funded Loans, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1/D

where:

IR	=	the Interest Rate applicable on such day;
P	=	the Outstanding Funded Loans on such day; and
D	=	360 days;

“Interest Collection Account”: A sub-account of the Collection Account titled “Interest Collection Account” created and maintained on the books and records of the Securities Intermediary in the name of the Borrower and subject to the prior Lien of the Collateral Custodian for the benefit of the Secured Parties.

“Interest Collections”: All payments of interest, late fees, amendment fees, prepayment fees, delayed compensation and waiver fees on Collateral Obligations and Permitted Investments, including any payments of accrued interest received upon the Sale of Collateral Obligations or Permitted Investments, and all payments of principal (including principal prepayments) on Permitted Investments purchased with the proceeds of the foregoing, in each case received in Cash by or on behalf of the Borrower; provided that Interest Collections do not include (w) Sale Proceeds representing accrued interest that are applied toward the purchase of accrued interest on an Additional Collateral Obligation, (x) interest received in respect of a Collateral Obligation (including in connection with any Sale thereof), which interest was purchased with Principal Collections, (y) any trading gains received by the Borrower in connection with the Sale of a Collateral Obligation and (z) any amounts received in respect of any asset held by a Blocker Subsidiary.

“Interest Collections Priority”: The meaning set forth in Section 2.7(a).

“Interest Coverage Ratio”: As of any date of determination, the percentage derived from the following equation: (A – B) / C, where:

A =	The Collateral Interest Amount as of such date of determination;

B =	Amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (1) to (5) in Section 2.7(a); and

C =	Interest due and payable on the Outstanding Funded Loans on such Payment Date.

“Interest Coverage Test”: A test satisfied on any date of determination, if the Interest Coverage Ratio is greater than or equal to 125.00% on such date.

“Interest Diversion Ratio Test”: A test satisfied on any date of determination if the Overcollateralization Ratio is greater than or equal to the Required Non-Diversion Ratio on such date.

“Interest Rate”: A per annum rate equal to (a) the Reference Rate, plus (b) the Applicable Margin, plus (c) the Supplemental Applicable Margin (if any), plus (d) if an Event of Default has occurred and is continuing, 2.00%.

“Interim Date”: The meaning set forth in Section 2.16(a).

“Intermediary”: (a) A Clearing Corporation or (b) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, in either case excluding any Affiliate of the Borrower or the Collateral Manager.

“Investment Property”: The meaning set forth in Section 9-102(a)(49) of the UCC as from time to time in effect in the State of New York.

“Joinder Supplement”: An agreement among the Borrower, a Lender, the Administrative Agent and a proposed lender substantially in the form of Exhibit F to this Agreement delivered in connection with such proposed lender becoming a Lender hereunder after the Closing Date pursuant to Section 12.15.

“Key Person Event”: An event that occurs if a Key Person ceases to be actively involved in the management of the Collateral Obligations on behalf of the Borrower, and the position held by such Key Person with the Collateral Manager or any Affiliate of the Collateral Manager and the responsibilities of such position as of the Closing Date that are relevant to the performance by the Collateral Manager of its duties under this Agreement have not been assumed by an individual or group of individuals appointed as Key Persons pursuant to the procedures described below, within 30 Business Days of the last date as of which such Key Person was last employed by the Collateral Manager or its Affiliates. Commencing on the date that the Key Person is no longer an employee of the Collateral Manager or any of its Affiliates, the Collateral Manager may propose a replacement individual or group of individuals to the Administrative Agent and the Controlling Parties. If the Administrative Agent and the Controlling Parties consent (such consent not to be unreasonably withheld, conditioned or delayed) in writing to such proposed replacement individual or group of individuals within 10 Business Days after notice of such proposed replacement individual or group of individuals has been given to the Administrative and the Controlling Parties, such proposed replacement individual or group of individuals will be deemed appointed as one or more Key Persons. The Collateral Manager may replace a Key Person pursuant to the procedures described above at any time prior to the occurrence of a Key Person Event. “Key Persons” shall initially mean M. Grier Eliasek and Kristin Van Dask or any successor individual or group of individuals designated by the Collateral Manager and appointed as Key Persons pursuant to the procedures described above.

“Lender(s)”: The meaning set forth in the preamble hereof, and each assignee which becomes a Lender pursuant to Section 12.15.

“LIBOR Floor Obligation”: A Floating Rate Obligation (a) for which its Underlying Instruments allow an interest rate option based on the London interbank offered rate for deposits in U.S. Dollars, (b) that provides that such rate is calculated (in effect) as the greater of (i) a specified “floor” rate per annum and (ii) the London interbank offered rate for such Floating Rate Obligation’s applicable interest period and (c) that, as of any date of determination, bears interest at its “floor” rate because the London interbank offered rate for the applicable interest period is less than such “floor” rate.

“LIBOR Rate”: For any day during the applicable Accrual Period with respect to each Funded Loan, the rate per annum determined by the Administrative Agent as the applicable of (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, for such day (or if such day is not a Business Day, the immediately preceding Business Day) for a three-month maturity; (b) if no rate specified in clause (a) of this definition appears on Reuters Screen LIBOR01 Page (or any successor or substitute page) for any reason, the interest rate per annum at which Dollar deposits in the approximate amount of such Funded Loan and with a term of three-months would be offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day; or (c) if no rate is able to be determined pursuant to clause (a) of this definition or clause (b) of this definition, the LIBOR Rate for such day will be the LIBOR Rate in effect on the immediately preceding Business Day as of which the LIBOR Rate was able to be determined pursuant to clauses (a) or (b) of this definition. Notwithstanding the foregoing, from and after the first Accrual Period to begin after the execution and effectiveness of a Base Rate Amendment, the LIBOR Rate with respect to each Funded Loan will be calculated as the sum of the Alternate Base Rate and the applicable Adjustment Margin specified in such Base Rate Amendment (provided that, if such rate is less than zero on any determination date, the Alternate Base Rate shall be deemed to be zero on such date of determination).

“Lien”: Any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“LLC Agreement”: The limited liability company agreement of the Borrower, as amended, restated or otherwise modified from time to time in accordance with its terms and the terms of the Transaction Documents.

“Loan”: Any loan made by a commercial bank, an investment bank, investment fund or other financial institution; provided that any such loan is similar to those typically made to a commercial client or syndicated, sold or participated in by a commercial bank, institutional loan investor or other financial institution in the ordinary course of business.

“LSTA Index”: The S&P/LSTA Leverage Loan Price Index (Bloomberg ticker: SPBDALB).

“Maintenance Covenant”: A covenant by a borrower to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any specified action.

“Management Event” An event that occurs if (i) the AUM Removal Test fails to be satisfied or (ii) a Key Person Event has occurred.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Market Value”: With respect to any Collateral Obligation on any date of determination, an amount equal to the product of its Principal Balance and its mark-to-market value (expressed as a percentage of such Principal Balance) (excluding accrued interest), determined by the Administrative Agent in its sole discretion on such date, or if the Administrative Agent does not determine the mark-to-market value on such date, the mark-to-market value (expressed as a percentage of such Principal Balance) (excluding accrued interest) as most recently determined by the Administrative Agent; provided that, if the Collateral Manager disagrees with the Administrative Agent’s determination of any Market Value, the Collateral Manager may provide the Administrative Agent with either (A) the bid-side quote determined by any of Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Thompson-Reuters Pricing Service, Bloomberg and any other nationally recognized pricing service selected by the Collateral Manager with the Administrative Agent’s prior written consent or (B) if no quote described in clause (A) is available, either (i) the average of the bid-side quotes determined from three fully-committed bids received by the Collateral Manager for the full Principal Balance of the applicable Collateral Obligation (within one Business Day of such date of determination) from a Qualified Broker/Dealer that is active in the trading of assets similar to such Collateral Obligation or (ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids, and the value determined pursuant to clause (A) or (B) above, as applicable, will become the Market Value so long as it is reasonably acceptable to the Administrative Agent; provided further, that notwithstanding the foregoing, the Market Value of any Collateral Obligation that has not been approved by the Administrative Agent in writing prior to its acquisition by the Borrower (including any Collateral Obligation acquired with funds from sources other than a Funded Loan under this Agreement) will be zero.

“Market Value Ratio”: As of any date of determination, the ratio (expressed as a percentage) obtained by dividing:

(a)               the Collateral Market Value Amount as of such date; by

(b)               the Outstanding Funded Loans as of such date.

“Market Value Ratio Supplemental Margin Test”: A test satisfied on any date of determination if the Market Value Ratio is greater than or equal to 125.00% on such date.

“Market Value Ratio Test”: A test satisfied on any date of determination, if the Market Value Ratio is greater than or equal to the result of (a) the quotient (expressed as a percentage) obtained by dividing one by the Advance Rate (expressed as a numeral) in effect on such date minus (b) 10.00%.

“Material Adverse Effect”: A material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, performance or properties, either individually or taken as a whole, of the Borrower or the Collateral Manager, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of any material portion of the Collateral Obligations, (c) the rights and remedies of the Collateral Custodian, the Administrative Agent or the Lenders with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of either the Borrower or the Collateral Manager to perform its respective obligations under any Transaction Document to which it is a party or (e) the status, existence, perfection, priority or enforceability of the Collateral Custodian’s Lien on the Collateral.

“Maturity Amendment”: With respect to any Collateral Obligation, any waiver, modification, amendment or variance that would extend its stated maturity date.

“Maximum Advance Rate”: As of any date of determination 65.00% of the Collateral Principal Amount as of such date.

“Maximum Moody’s Rating Factor Test”: A test that is satisfied as of any date of determination if the Adjusted Weighted Average Moody’s Rating Factor of the Collateral Obligations is less than or equal to the number set forth in the column titled “Maximum Moody’s Rating Factor Test” in the Collateral Quality Matrix based upon the applicable Grid Number then in effect in accordance with the procedures set forth in the definition of “Collateral Quality Matrix” (or determined by interpolating on a linear basis).

“Maximum Permitted Funded Amount”: With respect to the Funded Loans to be made by each Lender under this Agreement in accordance with the terms and subject to the conditions set forth herein from time to time (including Sections 3.1 and 3.2), as of any date of determination, an amount equal to (a) prior to the end of the Aggregation Period, the lesser of (1) the amount opposite such Lender’s name set forth on Annex B hereto or Schedule I to any applicable Joinder Supplement (or such higher amount as such Lender may consent to in writing (in its sole discretion) upon the Borrower’s request) and (2) such Lender’s pro rata portion (based on the amount specified in subclause (1) above relative to the sum of all amounts specified in subclause (1) above for all Lenders) of the Maximum Advance Rate as of such date, and (b) on or after the date on which the Aggregation Period ends, zero; provided that, notwithstanding the foregoing, the aggregate amount of the Maximum Permitted Funded Amounts may not exceed $50,000,000 (as such amount may be increased on a Dollar-for-Dollar basis as a result of any Lender consenting in writing (in its sole discretion) to increase its Maximum Permitted Funded Amount at the request of the Borrower). For the avoidance of doubt, except in connection with an Optional Termination, the principal amount of any Funded

Loans prepaid during the Aggregation Period may be re-borrowed subject to the terms and conditions set forth herein.

“Maximum Principal Balance”: As of any date of determination and with respect to all or any specified portion of the Collateral Obligations, the sum of (a) the Principal Balance of such Collateral Obligations as of such date and (b) in the case of any Collateral Obligations that are Delayed Draw Loans, their Unfunded Exposure Amounts.

“Measurement Date”: Each of (a) the Closing Date, (b) the date of any Funding Notice, (c) the date of the making of any Funded Loan, (d) the date of each Sale, investment or reinvestment pursuant to Section 2.12, (e) any Determination Date, (f) the Effective Date and (g) any other date requested by the Administrative Agent in writing in its sole discretion.

“Member”: TP Flexible Income Fund, Inc. (formerly known as Triton Pacific Investment Corporation, Inc.) and any other Person that becomes a member of the Borrower from time to time in accordance with the LLC Agreement.

“Membership Interests”: The membership interests of the Borrower.

“Middle Market Loan”: Any Loan made pursuant to Underlying Instruments governing the issuance of indebtedness having an aggregate principal amount (whether drawn or undrawn) of less than $150,000,000.

“Minimum Diversity Test”: A test that is satisfied as of any date of determination if the Diversity Score (rounded to the nearest whole number) equals or exceeds the number set forth in the column titled “Minimum Diversity Test” in the Collateral Quality Matrix based on the applicable Grid Number then in effect in accordance with the procedures set forth in the definition of “Collateral Quality Matrix” (or determined by interpolating on a linear basis).

“Minimum Equity Amount”: As of any date of determination, an amount equal to the Aggregate Maximum Principal Balance of the three largest Maximum Principal Balances; provided that, solely for purposes of this definition, all Collateral Obligations issued by a single Obligor (or any Affiliate thereof) will be deemed to constitute a single Collateral Obligation.

“Minimum Weighted Average Coupon Test”: A test satisfied on any date of determination if either (i) the Weighted Average Coupon equals or exceeds the Minimum Weighted Average Coupon Test Level or (ii) the Aggregate Principal Balance of Fixed Rate Obligations is zero.

“Minimum Weighted Average Coupon Test Level”: None.

“Minimum Weighted Average Moody’s Recovery Rate Test”: The number set forth in the column titled “Minimum Weighted Average Moody’s Recovery Rate Test” in the Collateral Quality Matrix based on the applicable Grid Number then in effect in accordance with the procedures set forth in the definition of “Collateral Quality Matrix” (or determined by interpolating on a linear basis).

“Minimum Weighted Average Spread Test”: A test satisfied on any date of determination if the Weighted Average Spread equals or exceeds the Minimum Weighted Average Spread Test Level.

“Minimum Weighted Average Spread Test Level”: The number set forth in the column titled “Minimum Weighted Average Spread Test Level” in the Collateral Quality Matrix based on the applicable Grid Number then in effect in accordance with the procedures set forth in the definition of “Collateral Quality Matrix” (or determined by interpolating on a linear basis).

“Monthly Report”: The meaning set forth in Section 5.1(h).

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Collateral Value”: On any date of determination, with respect to any Defaulted Obligation or Deferring Obligation, the lowest of (i) the Moody’s Recovery Amount of such obligation as of such date, (ii) the Moody’s Market Value of such obligation as of such date and (iii) the Market Value of such obligation as of such date.

“Moody’s Counterparty Criteria”: With respect to any Participation Interest proposed to be acquired by the Borrower, criteria that are met if immediately after giving effect to such acquisition, (x) the percentage of the Collateral Principal Amount that consists in the aggregate of Participation Interests with Selling Institutions that have the same or a lower Moody’s credit rating does not exceed the “Aggregate Percentage Limit” set forth below for such Moody’s credit rating and (y) the percentage of the Collateral Principal Amount that consists in the aggregate of Participation Interests with any single Selling Institution that has the Moody’s credit rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such Moody’s credit rating:

Moody’s rating of Selling Institution or Participant (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
Aaa	20.00%	20.00%
Aa1	20.00%	10.00%
Aa2	20.00%	10.00%
Aa3	15.00%	10.00%
A1	10.00%	5.00%
A2* and “P-1” *	5.00%	5.00%
A3 (or below)	0.00%	0.00%

* permitted only if entity also has a Moody’s short-term rating of P-1

“Moody’s Default Probability Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule II hereto.

“Moody’s Derived Rating”: With respect to any Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, the rating determined for such Collateral Obligation as set forth in Schedule II hereto.

“Moody’s Industry Classification Group”: Any industry classification group established by Moody’s for the purpose of classifying business entities and set forth on Schedule I, and any such classification group that may be subsequently established by Moody’s and provided by the Borrower to the Administrative Agent.

“Moody’s Market Value”: With respect to any Collateral Obligation, the amount (determined by the Collateral Manager in its reasonable judgment) equal to the product of the Principal Balance thereof and the price determined in the following manner:

(a)               the bid-side quote determined by any of Loan Pricing Corporation, LoanX Inc. or MarkIt Partners;

(b)               if such quote described in clause (a) is not available:

(i)                the average of the bid-side quotes determined by three Qualified Broker/Dealers active in the trading of such asset; or

(ii)               if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(c)               if such quote or bids described in clauses (a) or (b) is not available, then the “Moody’s Market Value” of such Collateral Obligation will be the lowest of (i) its Principal Balance multiplied by its Moody’s Recovery Rate, (ii) its “Moody’s Market Value” determined by the Collateral Manager and (iii) its Market Value; provided, however, that, if the Collateral Manager is not a Registered Investment Adviser, “Moody’s Market Value” may be determined pursuant to this clause (c) only until the expiration of a 30-day period from the date of such determination, at which time, the “Moody’s Market Value” of such loan or other assets will be deemed to be zero until its “Moody’s Market Value” is able to be determined pursuant to the means contemplated by clause (a) or (b) above.

“Moody’s Non-Senior Secured Loan”: Any assignment of or Participation Interest in or other interest in a Loan that is not a Moody’s Senior Secured Loan or any Senior Unsecured Loan.

“Moody’s Rating”: With respect to any Collateral Obligation, the rating determined for such Collateral Obligation pursuant to Schedule II hereto.

“Moody’s Rating Factor”: For each Collateral Obligation, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Collateral Obligation:

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower, not rated or withdrawn	10,000

For purposes of the Maximum Moody’s Rating Factor Test, any Collateral Obligation issued or guaranteed by the United States government or any agency or instrumentality thereof is assigned a Moody’s Default Probability Rating equal to the then-current Moody’s rating of the direct obligations of the United States government.

“Moody’s Recovery Amount”: With respect to any Collateral Obligation that is a Defaulted Obligation or a Deferring Obligation, an amount equal to (a) the applicable Moody’s Recovery Rate multiplied by (b) the Principal Balance of such Collateral Obligation.

“Moody’s Recovery Rate”: With respect to any Collateral Obligation, as of any date of determination, the recovery rate determined in accordance with the following, in the following order of priority:

(a)               if the Collateral Obligation has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(b)               if the Collateral Obligation is a DIP Loan (other than a DIP Loan which has been specifically assigned a recovery rate by Moody’s), 50.00%; or

(c)               if the preceding clauses do not apply to the Collateral Obligation and the Collateral Obligation is a Moody’s Senior Secured Loan or a Moody’s Non-Senior Secured Loan (in each case other than a DIP Loan) or Moody’s has assigned such Collateral Obligation an estimated rating, the rate determined pursuant to the table below based on the number of rating subcategories difference between the Collateral Obligation’s Moody’s Rating and its Moody’s Default Probability Rating (for purposes of clarification, if the Moody’s Rating is higher than the Moody’s Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Rating and the Moody’s Default Probability Rating	Moody’s Senior Secured Loans (excluding First-Lien -Last-Out Loans)	Second Lien Loans and First-Lien- Last-Out Loans*	Other Collateral Obligations (excluding DIP Loans)
+2 or more	60.00%	55.00%	45.00%
+1	50.00%	45.00%	35.00%
0	45.00%	35.00%	30.00%
-1	40.00%	25.00%	25.00%
-2	30.00%	15.00%	15.00%
-3 or less	20.00%	5.00%	5.00%

*If such Collateral Obligation does not have both a CFR (as defined in Schedule II) and an Assigned Moody’s Rating (as defined in Schedule II), such Collateral Obligation will be deemed to be an “Other Collateral Obligation” for purposes of this table.

“Moody’s Senior Secured Loan”: The meaning set forth in Schedule II (or such other schedule provided by Moody’s to the Borrower, the Collateral Manager and the Administrative Agent).

“Notice of Early Termination”: The meaning set forth in Section 2.3(d).

“Notice of Exclusive Control”: The meaning set forth in the Account Control Agreement.

“Obligations”: (a) The unpaid principal amount of, and Interest (including any Interest accruing after the Termination Date or after the commencement of an Insolvency Proceeding with respect to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on, the Outstanding Funded Loans and (b) unpaid Facility Termination Fees, unpaid Administrative Expenses, unpaid Breakage Costs and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of or in connection with any Transaction Document and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including the fees and disbursements of counsel to the Administrative Agent, the Collateral Custodian or the Lenders that are required to be paid by the Borrower pursuant to the terms of any Transaction Document).

“Obligor”: With respect to any Collateral Obligation, any Person or Persons obligated to make payments pursuant to or with respect to such Collateral Obligation, including any Guarantor thereof.

“Offer”: The meaning set forth in Section 2.13(c).

“Officer”: With respect to the Borrower or a corporation, any director, the Chairman of the board of directors, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of such entity or any Person authorized by such entity; with respect to any partnership, any general partner thereof or any Person authorized by such partnership; with respect to a limited liability company, any member thereof or any Person authorized by such limited liability company; and with respect to the Collateral Custodian, any Collateral Custodian Officer; and with respect to the Document Custodian, any Document Custodian Officer.

“Officer’s Certificate”: A certificate signed by an Authorized Officer of the Person providing the applicable certification, as the case may be.

“Offshore Transaction”: An “offshore transaction” as defined in Regulation S.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion (Blank Rome LLP hereby being deemed acceptable to the Administrative Agent for this purpose).

“Optional Termination”: A voluntary repayment of all Outstanding Funded Loans and irrevocable reduction of the Maximum Permitted Funded Amount to zero in accordance with Section 2.3(c).

“Optional Termination Date”: Any Business Day specified for an Optional Termination by the Collateral Manager.

“Other Connection Taxes”: With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Funded Loan or any Transaction Document).

“Other Possessory Collateral”: The meaning set forth in Section 7.11(a).

“Other Taxes”: All present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Funded Loans”: As of any date of determination, the aggregate principal amount of all Funded Loans outstanding on such date, after giving effect to all repayments of Funded Loans made on or prior to such date and any new Funded Loans made on such date.

“Overcollateralization Ratio”: As of any date of determination, the ratio (expressed as a percentage) obtained by dividing:

(a)                the Collateral Principal Amount as of such date; by

(b)               the Outstanding Funded Loans.

“Overcollateralization Ratio Test”: A test satisfied on any date of determination, if the Overcollateralization Ratio is greater than or equal to the difference between (i) the quotient (expressed as a percentage) obtained by dividing one by the Advance Rate then in effect minus (ii) 7.00%.

“Par Excess”: With respect to any Collateral Obligation, the positive difference, if any, between (a) its Dollar Purchase Price and (b) its Principal Balance at the time of purchase by the Borrower.

“Participation Interest”: A participation interest in a Loan that, at the time of acquisition, or the Borrower’s commitment to acquire the same, satisfies each of the following criteria: (i) such Loan, if acquired directly by the Borrower, would qualify as a Collateral Obligation, (ii) the selling institution is a lender on the Loan or commitment, (iii) the aggregate participation interest in the Loan granted by such selling institution to any one or more participants does not exceed the principal amount or commitment with respect to which the selling institution is a lender under such Loan, (iv) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the selling institution holds in the Loan or commitment that is the subject of the participation interest, (v) the entire purchase price for such participation interest is paid in full (without the benefit of financing from the selling institution or its Affiliates) at the time of the Borrower’s acquisition (or, to the extent of a participation interest in the unfunded commitment under a Delayed Drawdown Loan, at the time of the funding of such Loan), (vi) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the Loan or commitment that is the subject of the Loan participation interest and (vii) such participation interest is documented under a Loan Syndication and Trading Association, Loan Market Association or similar agreement standard for Loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any Loan.

“Passing Report”: The meaning set forth in Section 2.16(c).

“Payment Date”: The 20th day of each February, May, August and November (or, if such day is not a Business Day, the next succeeding Business Day), commencing in August, 2019; provided that (i) if (A) an Event of Default has occurred and is continuing or (B) the Termination Date has occurred, the Payment Date will be (1) the 20th day of every month (or, if such day is not a Business Day, the next succeeding Business Day) and (2) any date selected by the Administrative Agent (on behalf of the Lenders) upon not less than five Business Days’ notice to the Collateral Manager, the Collateral Custodian and the Borrower, and (ii) the Optional Termination Date will be a Payment Date.

“Payment Date Statement”: A statement prepared by the Collateral Administrator and verified by the Collateral Manager prior to each Payment Date setting forth the calculation of each amount due and payable out of Available Funds on such Payment Date pursuant to the Priority of Payments, together with the payment information for the recipients of such payment amounts.

“Permitted Deferrable Obligation”: A Deferrable Obligation that (a) is a Floating Rate Obligation and (b) provides periodic payments of accrued and unpaid interest in cash on a current basis at a rate of at least the London interbank offered rate plus 0.00% per annum.

“Permitted Investment Required Rating”: In the case of each Permitted Investment: (a) at all times (i) if such Permitted Investment has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or higher (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) if such Permitted Investment has only a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) and (iii) if such Permitted Investment has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) if Fitch is the Rating Agency, for securities (i) with remaining maturities up to 30 days, a short-term credit rating of at least “F1” and a long-term credit rating of at least “A” (if such long-term rating exists) or (ii) with remaining maturities of more than 30 days but not in excess of 60 days, a short-term credit rating of “F1+” and a long-term credit rating of at least “AA-” (if such long-term rating exists).

“Permitted Investments”: Any investment denominated in Dollars that, at the time it is delivered to the Collateral Custodian (directly or through a financial intermediary or bailee), (a) is in the form of and is treated as indebtedness of the related Obligor for U.S. federal income tax purposes and is not a United States real property interest as defined under section 897 of the Code, (b) the acquisition (including the manner of acquisition, ownership, enforcement or disposition) of which will not (i) cause the Borrower to be engaged in a trade or business within the United States for U.S. federal income tax purposes or (ii) otherwise cause the Borrower to be subject to U.S. federal income tax on a net income tax basis, (c) is not subject to any withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after tax basis, and (d) is one or more of the following obligations or securities:

(1)       direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and, if Fitch is the Rating Agency, such obligations shall satisfy clause (b) of the definition of “Permitted Investment Required Rating”;

(2)       demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Permitted Investment Required Rating;

(3)       non-extendable commercial paper or other short-term obligations (other than Asset-Backed Commercial Paper) with the Permitted Investment Required Rating and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; or

(4)       money market funds domiciled outside of the United States which funds have, at all times (x) if Moody’s is the Rating Agency, a credit rating of “Aaa-mf” by Moody’s, or if Moody’s has changed its credit rating nomenclature, the highest Moody’s credit rating assignable at such time and (y) if Fitch is the Rating Agency, credit ratings of either (A) the highest credit rating assigned by Fitch (“AAAmmf”) or (B) if such fund is not rated by Fitch, the then highest rating from one nationally recognized investment rating agency (other than Moody’s or Fitch), provided that any Permitted Investment purchased pursuant to this clause (4) satisfies the Rating Agency’s then-current criteria for Permitted Investments;

and, in the case of (1) through (3) above, (x) with a stated maturity (after giving effect to any applicable grace period) or (y) that is putable at par at the option of the Borrower, in each case no later than the earliest of (A) 60 days and (B) the Business Day immediately preceding the first Payment Date following the Accrual Period in which the date of investment occurs; provided that none of the foregoing obligations or securities are Permitted Investments if (i) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (ii) it is secured by real property, (iii) it is purchased at a price greater than 100.00% of the principal or face amount thereof, (iv) it is the subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (v) in the Collateral Manager’s judgment, it is subject to material non-credit related risks, (vi) it has an “f,” “r,” “p,” “pi,” “q,” “t” or “sf” subscript assigned by Moody’s, (vii) it is a Structured Finance Obligation or (viii) it is Asset-Backed Commercial Paper. Any investment that otherwise qualifies as a Permitted Investment may (x) be made by the Administrative Agent, the Collateral Custodian or any of their Affiliates and (y) be made in securities of any entity for which the Administrative Agent, the Collateral Custodian or any of their Affiliates receives compensation or serves as offeror, distributor, investment advisor or other service provider. For the avoidance of doubt, the Borrower may not acquire any Permitted Investments that are not “cash equivalents” as defined in and subject to the Volcker Rule.

“Permitted Liens”:

(a)               Liens in favor of the Collateral Custodian created pursuant to or by this Agreement or any Transaction Document; and

(b)               with respect to the interest of the Borrower in the other Collateral (including any Underlying Assets), any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (i) Liens for Taxes if such Taxes are not then due and payable, or if the Borrower is currently contesting the validity of any such Liens in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the Borrower’s books, (ii) Liens arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens and (iii) with respect to any Underlying Assets, Liens permitted under the related Underlying Instruments.

“Permitted Transfer”: A transfer of any Collateral Obligation to (i) a Securitization or (ii) any Similar Transaction pursuant to which (a) the Lender or any Affiliate of the Lender is the sole lender thereunder, (b) the Administrative Agent or an Affiliate thereof acts as the administrative agent or placement agent and (c) which generates enough Cash proceeds to pay the Total Termination Amount in full on the closing date of such Similar Transaction.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Possessory Collateral”: Any item of Collateral that is held in original physical form, including any Instrument, Certificated Security, Underlying Instrument, Promissory Note or Permitted Investment, and that is capable of being delivered to and held by the Collateral Custodian in accordance with the terms of this Agreement.

“Possessory Collateral Schedule”: shall have the meaning provided in Section 7.11(a).

“Prime Rate”: The rate announced by the Administrative Agent from time to time as its prime rate in the United States. The Prime Rate is not intended to be the lowest rate of interest charged by Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Balance”: Subject to Section 1.5, with respect to any Collateral Obligation or Permitted Investment as of any date of determination, the outstanding principal amount of such Collateral Obligation or Permitted Investment (excluding any Accreted Interest); provided that (i) the Principal Balance of any Delayed Draw Loan excludes any Unfunded Exposure Amounts thereof and (ii) the Principal Balance of (a) any Equity Security or interest only strip will be deemed to be zero, (b) any Defaulted Obligation that is not sold or terminated within three years after becoming a Defaulted Obligation will be deemed to be zero and (c) any Collateral Obligation held by the Borrower with a stated maturity later than the Facility Maturity Date will be deemed to be zero.

“Principal Collection Account”: A sub-account of the Collection Account titled “Principal Collection Account” created and maintained on the books and records of the Securities Intermediary in the name of the Borrower and subject to the prior Lien of the Collateral Custodian for the benefit of the Secured Parties.

“Principal Collections”: (i) All amounts received by or on behalf of the Borrower in respect of Loans, Permitted Investments and Equity Securities that are not Interest Collections,

to the extent received in any form of cash payment, (ii) all Cash deposited to the Principal Collection Account in respect of any Capital Contribution received by the Borrower from a Member and (iii) all amounts deposited to the Collection Account pursuant to Sections 2.7(a)(7), 2.7(a)(9), 2.7(a)(12), 2.7(a)(13) and 2.7(a)(14)(i). For the avoidance of doubt, “Principal Collections” include any Cash received in respect of any asset that is held by a Blocker Subsidiary.

“Principal Collections Priority”: The meaning set forth in Section 2.7(b).

“Priority of Payments”: The priority of payments set forth in the Interest Collections Priority, the Principal Collections Priority and the Sequential Pay Priority, as applicable.

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any insurance relating to such Collateral.

“Promissory Note”: With respect to any Loan and only to the extent issuance is required by, and actually issued and delivered in accordance with, the Underlying Instruments, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of the underlying promissory note issued by the Obligor, endorsed by the Borrower or the prior holder of record (including in the form of an allonge or note power attached thereto) either in blank or to the Collateral Custodian evidencing an unbroken chain of endorsements in blank or to the Collateral Custodian from every prior holder thereof, with any endorsement to the Collateral Custodian to be in the following form: “U.S. Bank National Association, its successors and permitted assigns, as Collateral Custodian for the Secured Parties”.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or a combination and whether tangible or intangible, including Capital Stock.

“Pro Rata Share”: With respect to any Lender, the percentage obtained by dividing the Outstanding Funded Loans owing to such Lender by the aggregate Outstanding Funded Loans owing to all Lenders.

“Purchase and Contribution Agreement”: Purchase and Contribution Agreement, dated as of May 16, 2019, between the Borrower and the Member.

“Purchase Price”: An amount (expressed as a percentage of par) equal to (a) the purchase price paid by the Borrower for any given Collateral Obligation (exclusive of any interest, Accreted Interest and upfront fees) divided by (b) the outstanding principal balance, as of the date of purchase, of the portion of such Collateral Obligation purchased by the Borrower (exclusive of any interest, Accreted Interest, original issue discount and upfront fees).

“Qualified Broker/Dealer”: The primary registered broker/dealer of any of Bank of America, Bank of Nova Scotia, HSBC Securities (USA), Barclays, BMO Capital Markets, BNP Paribas, BTIG, Canadian Imperial Bank of Commerce (CIBC), Cantor Fitzgerald, Citibank,

Credit Suisse, Daiwa Capital Markets, Deutsche Bank, Goldman Sachs, Imperial Capital, Jefferies, JP Morgan, Merrill Lynch, Mizuho Securities USA, Morgan Stanley, Natixis, Nomura, Royal Bank of Canada, Royal Bank of Scotland, Seaport, Société Générale, TD Securities, UBS and Wells Fargo or such other entity designated by the Collateral Manager and reasonably acceptable to the Administrative Agent.

“Qualified Institution”: (i) At all times, a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any U.S. domestic branch of a foreign bank) that has at least a short-term rating of “P-1” and a long-term rating of “A2” by Moody’s (or a long-term rating of at least “A1” by Moody’s if such institution has no short-term rating) and (ii) if Fitch is the Rating Agency, a federal or state-chartered depository institution that satisfies the Fitch Eligible Counterparty Ratings.

“Quarterly Loan File”: The meaning set forth in Section 6.3(c).

“Rating Agency”: With respect to the Funded Loans and/or the Revolving Notes, and only if Moody’s or Fitch has provided an Initial Rating, Moody’s or Fitch, as the case may be (and/or, if, at any time any other nationally recognized investment rating agency provides a rating of the Funded Loans and/or the Revolving Notes, such rating agency).

With respect to Collateral generally, Moody’s, Fitch or S&P (or, if at any time Moody’s, Fitch or S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the Collateral Manager). If at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement will be deemed instead to be references to the equivalent categories offered by such replacement rating agency as of the most recent date on which each such rating agency’s published ratings for the type of obligation is available.

“Rating Condition”: (i) For so long as Moody’s is a Rating Agency, a condition that is satisfied if:

(a)               with respect to the Effective Date rating confirmation procedure described in Sections 2.16(b) through (c), either a Passing Report has been provided to Moody’s prior to the date that is ten Business Days after the Effective Date or Moody’s provides written confirmation (which may take the form of a press release or other written communication) that Moody’s will not downgrade or withdraw its Initial Rating; or

(b)              with respect to any other event or circumstance, Moody’s provides written confirmation (which may take the form of a press release or other written communication) that the occurrence of that event or circumstance will not cause Moody’s to downgrade or withdraw its then-current rating assigned to any Funded Loan and/or Revolving Note;

provided that the Rating Condition will not be applicable if (1) no Rating Agency has provided an Initial Rating or (2) no Funded Loans are then Outstanding and the Maximum Permitted Funded Amount has been reduced to zero; provided, further, that notwithstanding the foregoing, with respect to any event or circumstance that requires satisfaction of the Rating Condition, if Moody’s is the Rating Agency, such Rating Condition will be inapplicable if (x) Moody’s has made a public statement to the effect that it will no longer review events or circumstances of the type requiring satisfaction of the Rating Condition for purposes of evaluating whether to confirm the then-current ratings (or initial ratings) of obligations rated by Moody’s or (y) Moody’s has communicated to the Borrower, the Collateral Manager or the Collateral Custodian (or their counsel) that it will not review such event or circumstance for purposes of evaluating whether to confirm the then-current rating (or Initial Rating) of any Funded Loan and/or Revolving Note; and

(ii) For so long as Fitch is a Rating Agency, a condition that is satisfied if the Borrower (or the Collateral Manager on the Borrower’s behalf) provides prior written notice to Fitch of an event or circumstance as required hereunder.

“Recipient”: (a) the Administrative Agent or (b) any Lender, as applicable.

“Reference Rate”: For any day during the applicable Accrual Period, the LIBOR Rate then in effect.

“Refinancing”: A loan from one or more financial institutions to refinance the Outstanding Funded Loans in connection with an Optional Termination.

“Refinancing Proceeds”: The Cash proceeds from a Refinancing.

“Register”: The meaning set forth in Section 12.15(b).

“Registered”: A debt obligation that is in registered form for U.S. federal income tax purposes.

“Registered Investment Adviser”: A Person duly registered as an investment adviser (including by being identified as a “relying adviser” in Section 1.B., Schedule D of its related “filing adviser’s” Form ADV) in accordance with and pursuant to Section 203 of the Advisers Act.

“Regulation S”: Regulation S under the Securities Act.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 221, or any successor regulation.

“Related Party”: With respect to the Borrower, the Collateral Manager, any Member or any of their respective Affiliates or any of their respective partners, members, officers, directors or employees.

“Repayment Notice”: Each notice required to be delivered by the Borrower (or the Collateral Manager on the Borrower’s behalf) in respect of any repayment of Outstanding Funded Loans, in the form of Exhibit A-2.

“Reporting Date”: The date that is two Business Days prior to the 20th of each calendar month, with the first Reporting Date occurring in June, 2019.

“Required Equity Investment”: As of any date of determination, the minimum amount of equity investment in the Borrower so that, as of such date, the difference between (i) the Collateral Principal Amount and (ii) the Outstanding Funded Loans is equal to or greater than the Minimum Equity Amount.

“Required Interest Diversion Amount”: The minimum amount that needs to be added to the Collateral Principal Amount in order to satisfy the Interest Diversion Ratio Test.

“Required Non-Diversion Ratio”: As of any date of determination, the quotient (expressed as a percentage) obtained by (a) dividing (i) one by (ii) the Advance Rate in effect on such date and (b) subtracting 5.00% from such quotient.

“Required Reports”: Collectively, the Eligibility Criteria Compliance Certificate, the Monthly Report, the Daily Report, the Payment Date Statement, the Quarterly Loan File, the annual certificate as to compliance pursuant to Section 6.4 and the annual independent public accountants’ report pursuant to Section 5.1(g).

“Restricted Trading Period”: Following the provision by the Rating Agency of an Initial Rating, if any, each day during which (a) such Rating Agency’s rating of any of the Funded Loans and/or Revolving Notes is one or more sub-categories below the Initial Rating or (b) such Rating Agency’s rating of any Funded Loans and/or Revolving Notes has been withdrawn and not reinstated; provided that such period will not be a Restricted Trading Period (so long as such Rating Agency’s rating of any of the Funded Loans and/or Revolving Notes has not been further downgraded, withdrawn or put on watch) upon the direction of 100.00% of the Lenders.

“Revolving Loan”: Any Loan (other than a Delayed Draw Loan) that is a senior secured obligation (including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities and other similar Loans and investments) that under its underlying instruments may require one or more future advances to be made to the Obligor by the Borrower; provided that any such Loan is a Revolving Loan only until all commitments by the Borrower to make advances to the Obligor thereof expire, are terminated or are irrevocably reduced to zero.

“Revolving Note”: The meaning set forth in Section 2.1(a)(i).

“Royal Bank”: The meaning set forth in the preamble hereof.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale”: With respect to any Collateral Obligation, Permitted Investment, Equity Security or other Collateral, the sale or other disposition of such Collateral Obligation (including by means of selling a 100% undivided participation interest in such Collateral Obligation (i) in accordance with the terms of its Underlying Instruments and (ii) as evidenced by a participation agreement (each such participation, a “Sold Participation”)), Permitted Investment, Equity Security or other Collateral.

“Sale Proceeds”: With respect to any Collateral Obligation, all Proceeds of its Sale, net of all out-of-pocket costs and expenses of the Borrower, the Collateral Custodian, the Collateral Administrator and the Collateral Manager incurred in connection with any such Sale, including any sale, transfer or other Taxes paid or payable in connection with such Sale.

“Second Lien Loan”: Any Loan or Participation Interest in a Loan that: (1)(a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of its Obligor (other than with respect to trade claims, capitalized leases or similar obligations), but which is subordinated with respect to liquidation preferences regarding the primary pledged collateral securing such Loan, to a First Lien Loan of the Obligor; (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such Second Lien Loan (subject to Permitted Liens), the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay such Loan in accordance with its terms and to repay all other loans of equal or higher seniority that are secured by a lien or security interest in the same collateral; and (c) is not secured solely or primarily by common stock or other equity interests; or (2) is a First-Lien-Last-Out Loan.

“Secured Party”: (a) Each Lender, (b) the Administrative Agent, (c) the Collateral Custodian, (d) the Collateral Administrator, (e) the Document Custodian and (f) the Securities Intermediary.

“Securities Account”: The meaning set forth in Section 8-501(a) of the UCC as from time to time in effect in the State of New York.

“Securities Act”: The U.S. Securities Act of 1933.

“Securities Intermediary”: U.S. Bank, in its role as securities intermediary under the Account Control Agreement, which is a “securities intermediary” as defined in Section 8-102(a)(14) of the UCC as from time to time in effect in the State of New York.

“Securitization”: Any private or public term or conduit securitization transaction undertaken by the Borrower that is secured, directly or indirectly, by any Collateral Obligation currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility, (a) for which the Administrative Agent or an Affiliate thereof acts as the underwriter or placement agent and (b) which generates enough Cash proceeds to pay the Total Termination Amount in full on the closing date of such Securitization transaction.

“Security Certificate”: The meaning set forth in Section 8-102(a)(16) of the UCC as from time to time in effect in the State of New York.

“Security Entitlement”: The meaning set forth in Section 8-102(a)(17) of the UCC as from time to time in effect in the State of New York.

“Selling Institution”: An entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Unsecured Loan”: A senior unsecured Loan that is not (and by its terms is not permitted to become) subordinate in right of payment to any other Indebtedness for borrowed money incurred by the related Obligor (other than with respect to (i) trade claims, capitalized leases or similar obligations or (ii) any structural subordination resulting from such other Indebtedness for borrowed money being secured by any assets of the related Obligor pursuant to a prior claim to the proceeds of such assets upon liquidation).

“Sequential Pay Priority”: The meaning set forth in Section 2.8.

“Similar Transaction”: Any loan warehousing transaction, collateralized loan obligation transaction or similar transaction secured primarily by a portfolio of broadly syndicated Loans, with respect to which the Collateral Manager or any of its Affiliates will act as the collateral manager, portfolio manager, advisor, sub-advisor or in a similar capacity.

“Sold Participation”: The meaning set forth in the definition of “Sale”.

“Special Redemption”: The meaning set forth in Section 2.3(g).

“Special Redemption Amount”: The meaning set forth in Section 2.3(g).

“Special Redemption Date”: The meaning set forth in Section 2.3(g).

“Specified Call Date”: With respect to the applicable Early Termination Notification Date, the Business Day specified by the Administrative Agent in the related Notice of Early Termination, but in no event earlier than the 90th day following such Early Termination Notification Date.

“Specified Change”: Any amendment or waiver of, or supplement to, an Underlying Instrument that (a) reduces or forgives the principal amount of a Collateral Obligation, (b) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Obligation, (c) releases a material portion of the collateral securing the related Collateral Obligation (other than any releases associated with a prepayment or asset disposition), (d) releases any Guarantor of a related Collateral Obligation from any of its material obligations, (e) waives one or more interest payments, (f) permits any interest due in cash to be deferred or capitalized and added to the principal amount of the related Collateral Obligation (other than any deferral or capitalization already allowed by the terms of any Permitted Deferrable Obligation) or (g) reduces the spread or coupon payable on the related Collateral Obligation; provided that an amendment or waiver of, or supplement to, an Underlying Instrument that is described in the foregoing subclauses (a), (e), (f) or (g) will not constitute a Specified Change with respect to a Defaulted Obligation that has been a Defaulted Obligation for more than one year.

“Springing Liquidity Test”: A measurement of an Obligor’s utilization of a revolving loan commitment under a credit facility that, if exceeded, triggers a financial covenant (such as a leverage or fixed charge coverage covenant) under such credit facility.

“Step Down Loan”: Any Loan which by the terms of its underlying instruments provides for a decrease in its per annum interest rate (other than by reason of a change in the applicable index or benchmark rate) or in the spread over its applicable index or benchmark rate solely due to the passage of time; provided that a Loan that must pay a constant rate of interest at all times after the date of its acquisition by the Borrower is not a Step Down Loan.

“Step Up Loan”: Any Loan which by the terms of its underlying instruments provides for an increase in its per annum interest rate (other than by reason of a change in the applicable index or benchmark rate) or in the spread over its applicable index or benchmark rate solely due to the passage of time; provided that a Loan that must pay a constant rate of interest at all times after the date of its acquisition by the Borrower is not a Step Up Loan.

“Structured Finance Obligation”: Any security issued by a special purpose vehicle and secured directly by, referenced to or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized loan obligations.

“Structuring Fee” An amount equal to 0.375% of the greatest Maximum Permitted Funded Amount pursuant to the proviso of the definition thereof, payable to the Administrative Agent on the Closing Date.

“Subordinated Loan”: A Loan that is not a First Lien Loan, a Second Lien Loan or a Senior Unsecured Loan.

“Subordinated PIK Loan”: A Subordinated Loan that is a Deferrable Obligation that is deferring the payment of Cash interest due thereon and as of the date of determination, such deferred capitalized interest has not been paid in Cash.

“Subsidiary”: As to any Person, any corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than ownership interests that would have such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned or (b) the management of which is otherwise controlled, directly or indirectly, by such Person.

“Successor Criteria”: The meaning set forth in Section 6.11(c).

“Synthetic Security”: A security or swap transaction that has payments associated with payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Supplemental Applicable Margin”: With respect to each day during any Accrual Period following the occurrence and during the continuance of a failure of the Market Value Ratio Supplemental Margin Test, 1.00%.

“Target Facility Par Amount”: $77,000,000.

“Target Facility Par Condition”: A condition satisfied as of the Effective Date if the Aggregate Principal Balance of Collateral Obligations (i) that are held by the Borrower and (ii) that the Borrower has committed, as of such date, to purchase, together with the proceeds of any prepayments, maturities or redemptions of Collateral Obligations purchased by the Borrower prior to such date (other than any such proceeds that have been reinvested in Collateral Obligations by the Borrower), equals or exceeds the Target Facility Par Amount; provided that, for purposes of this definition, any Collateral Obligation that becomes a Defaulted Obligation prior to the Effective Date will be treated as having a Principal Balance equal to its Moody’s Collateral Value.

“Target Transaction Par Amount”: (a) from (and including) the Closing Date, to (but excluding) the Fully Ramped Target Date, the Target Facility Par Amount and (b) from (and including) and following the Fully Ramped Target Date, the Collateral Principal Amount as of the close of business on the Fully Ramped Target Date.

“Tax”: Any present or future tax, levy, impost, duty, charge, assessment, deduction, withholding, backup withholding or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority other than a stamp, registration, documentation or similar tax.

“Tax Account Reporting Rules”: FATCA, and any other laws, intergovernmental agreements, administrative guidance or official interpretations, adopted or entered into on, before or after the date of this Agreement, by one or more governments providing for the collection of financial account information and the automatic exchange of such information between or among governments for purposes of improving tax compliance, including but not limited to any laws, intergovernmental agreements or other guidance adopted pursuant to the global standard for automatic exchange of financial account information issued by The Organization for Economic Co-operation and Development.

“Tax Ineligible Obligation”: Any Equity Security, Defaulted Obligation or other item of Collateral that, in each case, does not satisfy clause (hh) of the definition of “Collateral Obligation”.

“Tax Jurisdiction”: The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands or the Netherlands Antilles and Luxemburg, so long as such jurisdiction has a country ceiling for foreign currency bonds of at least “Aa2” according to Moody’s.

“Termination Date”: The earliest to occur of (a) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 9.2(a), (b) the Facility Maturity Date, (c) the Specified Call Date and (d) the Optional Termination Date.

“Total Termination Amount”: The amount necessary to pay the Obligations (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) in full on the scheduled Optional Termination Date or Specified Call Date, as applicable, and to pay all other amounts payable pursuant to the Priority of

Payments (other than any amounts payable to the Borrower) on the scheduled Optional Termination Date or Specified Call Date, as applicable.

“Transaction”: The meaning set forth in Section 3.2.

“Transaction Concentration Requirements”: Requirements that are satisfied if, as of any date of determination, the Collateral Obligations owned (or proposed to be owned) by the Borrower comply with all of the requirements set forth below:

(a)                not more than 10.0% of the Target Transaction Par Amount consists of Second Lien Loans, Senior Unsecured Loans and Subordinated Loans;

(b)               not more than 50.0% of the Target Transaction Par Amount consists of Cov-Lite Loans;

(c)               not more than 3.0% of the Target Transaction Par Amount consists of Collateral Obligations issued by a single Obligor (and Affiliates thereof); provided that Collateral Obligations that are issued by up to five Obligors and their respective Affiliates may each constitute up to 5.0% of the Target Transaction Par Amount;

(d)               not more than 5.0% of the Target Transaction Par Amount consists of Delayed Draw Loans;

(e)              not more than 10.0% of the Target Transaction Par Amount consists of Collateral Obligations that are issued by obligors that belong to any single Moody’s Industry Classification Group, except that (x) the largest Moody’s Industry Classification Group may represent up to 15.0% of the Target Transaction Par Amount and (y) the second largest Moody’s Industry Classification Group may represent up to 12.0% of the Target Transaction Par Amount;

(f)                not more than 5.0% of the Target Transaction Par Amount consists of Caa1 Obligations;

(g)               not more than 20.0% of the Target Transaction Par Amount consists of Collateral Obligations whose Obligors are organized or incorporated outside the United States;

(h)               not more than the percentage of the Target Transaction Par Amount set forth opposite the country or countries listed below consists of Collateral Obligations issued by Obligors Domiciled in such country or countries:

% Limit	Country or Countries
20.0%	all countries (in the aggregate) other than the United States;
10.0%	Canada;
20.0%	all countries (in the aggregate) other than the United States, Canada and the

United Kingdom;
0.0%	Greece, Ireland, Italy, Portugal and Spain.

provided that, for purposes of this definition, Target Transaction Par Amount shall be calculated without giving effect to any reference in the definition thereof to the defined term “Excess Concentration Obligation”.

“Transaction Documents”: This Agreement, the Account Control Agreement, the Collateral Administration Agreement, any Revolving Notes, any Joinder Supplement, any Transferee Letter, any Assignment Agreement, the Purchase and Contribution Agreement and the Collateral Custodian Fee Letter.

“Transferee Letter”: A representation letter substantially in the form of Exhibit E to be executed by an assignee in connection with an assignment of Outstanding Funded Loans pursuant to Section 12.15.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning set forth in Section 8-102(a)(18) of the UCC as from time to time in effect in the State of New York.

“Underlying Assets”: With respect to any Collateral, any Property designated and pledged as collateral to secure repayment of such Collateral, including, to the extent provided for in the relevant Underlying Instruments, a pledge of the Capital Stock of the related Obligor and all Proceeds from any sale or other disposition of such Property.

“Underlying Instruments”: The loan agreement, credit agreement, indenture or other agreement pursuant to which any Collateral has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral or of which the holders of such Collateral are the beneficiaries.

“Unfunded Exposure Account”: A Securities Account titled “Unfunded Exposure Account” created and maintained on the books and records of the Securities Intermediary in the name of the Borrower and subject to the prior Lien of the Collateral Custodian for the benefit of the Secured Parties.

“Unfunded Exposure Amount”: On any date of determination with respect to any Collateral Obligation, the aggregate amount (without duplication) of all (i) unfunded commitments and (ii) contingent commitments, in each case required to be funded by the Borrower pursuant to the terms of such Collateral Obligation’s related Underlying Instruments.

“United States” and “U.S.”: The United States of America.

“Unused Facility Fee”: An amount equal to (i) 0.00% per annum on the undrawn commitment of the Maximum Permitted Funded Amount from the Closing Date to and including the Fully Ramped Target Date, and (ii) thereafter 0.250% per annum on the undrawn commitment of the Maximum Permitted Funded Amount until the end of the Aggregation Period, payable quarterly in arrears on each Payment Date in accordance with the Priority of Payments and calculated daily on the basis of a year consisting of 360 days and the actual number of days elapsed.

“U.S. Person”: A “U.S. person” as defined in Regulation S.

“USA PATRIOT Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Volcker Rule”: Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, 124 Stat. 1376 (2010) (codified at 15 U.S.C. § 780) (together with the final regulations with respect thereto adopted on December 10, 2013).

“WARF Diversion Test”: A test satisfied on any date of determination if the Weighted Average Moody’s Rating Factor is less than or equal to 3500.

“Weighted Average Coupon”: With respect to Fixed Rate Obligations (including Deferrable Obligations that are Fixed Rate Obligations, but in each case excluding Defaulted Obligations), as of any date of determination, the number obtained by:

(x)       summing (i) the sum of the products obtained by multiplying the cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid (stated as a per annum rate)) as of such date by the Principal Balance of each such Collateral Obligation as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Obligation that is a Delayed Draw Loan, the related commitment or undrawn fee as of such date by the Unfunded Exposure Amount of each such Collateral Obligation as of such date; and

(y)       dividing such sum by the sum of the Aggregate Principal Balance plus the Unfunded Exposure Amount of all such Fixed Rate Obligations, and rounding the result up to the nearest 0.001%;

provided that, for purposes of this definition, (i) all Deferrable Obligations are excluded to the extent of any non-cash interest and (ii) if the foregoing amount is less than Minimum Weighted Average Coupon Test Level, then all or a portion of the Weighted Average Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, are added to such result.

“Weighted Average Coupon Adjustment”: As of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the Minimum Weighted Average Spread Test Level, and (ii) the Aggregate Principal Balance plus the Unfunded Exposure Amount of all Floating Rate Obligations (in each case excluding Defaulted Obligations), and (b) the denominator of which is the Aggregate Principal Balance plus the

Unfunded Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Obligations). In computing the Weighted Average Coupon Adjustment on any date, (A) the Weighted Average Spread for such date of determination will be computed as if the Weighted Average Spread Adjustment was equal to zero and (B) all Deferrable Obligations will be excluded to the extent of any non-cash interest.

“Weighted Average Life”: As of any date of determination with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by summing the products obtained by multiplying:

(a)              the Average Life at such time of each such Collateral Obligation by the outstanding principal balance of such Collateral Obligation and dividing such sum by:

(b)             the Aggregate Principal Balance at such time of all Collateral Obligations other than Defaulted Obligations.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive scheduled payment of principal of such Collateral Obligation and (b) the respective amounts of principal of such scheduled payments by (ii) the sum of all successive scheduled payments of principal on such Collateral Obligation.

“Weighted Average Life Test”: A test satisfied on any date of determination if the Weighted Average Life of the Collateral Obligations as of such date is less than or equal to (i) 10 less (ii) (x) 1/365 multiplied by (y) the aggregate number of days that have elapsed since the Closing Date.

“Weighted Average Moody’s Rating Factor”: The number determined by summing the products obtained by multiplying the Maximum Principal Balance of each Collateral Obligation by its Moody’s Rating Factor, dividing such sum by the Aggregate Maximum Principal Balance of all such Collateral Obligations and then rounding the result up to the nearest whole number.

“Weighted Average Moody’s Recovery Rate”: As of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying the outstanding Maximum Principal Balance of each Collateral Obligation as of such date of determination by its corresponding Moody’s Recovery Rate, dividing such sum by the Aggregate Maximum Principal Balance of all Collateral Obligations, and rounding to the nearest tenth of a percent.

“Weighted Average Spread”: With respect to Floating Rate Obligations (in each case excluding Defaulted Obligations), as of any date of determination, the number obtained by:

(x)       summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Obligation (including any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over the Reference Rate as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Floating Rate Obligation as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Obligation that is a Delayed Draw Loan, the related commitment or undrawn fee as of such date by the Unfunded Exposure Amount of such Collateral Obligation as of such date; and

(y)       dividing such sum by the Aggregate Principal Balance plus the Unfunded Exposure Amount of all such Floating Rate Obligations, and rounding the result up to the nearest 0.001%;

provided that, for purposes of this definition, (i) all Deferrable Obligations will be excluded to the extent of any non-cash interest, (ii) for the avoidance of doubt, the cash-pay portion of the interest rate payable on each LIBOR Floor Obligation will be calculated to include the excess (if any) payable currently in cash of (1) the specified “floor” rate of such LIBOR Floor Obligation over (2) the Reference Rate then in effect, (iii) the proceeds of all Funded Loans on deposit in the Accounts (other than amounts required to be deposited into the Unfunded Exposure Account pursuant to the terms of this Agreement) that have not been reinvested in Collateral Obligations within 30 days of the related Funded Loan will be deemed to constitute “Floating Rate Obligations” having a Principal Balance equal to the Dollar amount of such Funded Loan and a cash-pay portion interest rate of zero and (iv) if the foregoing amount is less than the Minimum Weighted Average Spread Test Level, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, will be added to such result.

“Weighted Average Spread Adjustment”: As of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Coupon for such date over the Minimum Weighted Average Coupon Test Level and (ii) the Aggregate Principal Balance plus the Unfunded Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Obligations) and (b) the denominator of which is the Aggregate Principal Balance plus the Unfunded Exposure Amount of all Floating Rate Obligations as of such date (in each case excluding Defaulted Obligations). In computing the Weighted Average Spread Adjustment on any Measurement Date, (A) the Weighted Average Coupon for such date will be computed as if the Weighted Average Coupon Adjustment were equal to zero and (B) all Deferrable Obligations will be excluded to the extent of any non-cash interest.

“Zero Coupon Loan”: A Loan that at the time of purchase does not by its terms provide for periodic payments of interest in Cash; provided that, if such Loan by its terms provides for the payment of interest in Cash after its purchase, it will cease to be a Zero Coupon Loan.

Section 1.2         Other Terms. All accounting terms used but not specifically defined herein will be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and used but not specifically defined herein are used herein as defined in such Article 9 from time to time in effect.

Section 1.3          Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4           Interpretation. In each Transaction Document, unless a contrary intention appears:

(a)               the singular number includes the plural number and vice versa;

(b)               reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are permitted by the Transaction Documents;

(c)                reference to any gender includes each other gender;

(d)               reference to day or days without further qualification means calendar days;

(e)                reference to any time of day means New York, New York time;

(f)                the word “including” is not limiting and means “including but not limited to”;

(g)               the word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise;

(h)               reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any Promissory Note includes any Promissory Note that is an extension or renewal thereof or a substitute or replacement therefor;

(i)                reference to any Applicable Law (including any U.S. federal securities law) means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j)                with respect to the Collateral, reference to any delivery or transfer to the Collateral Custodian means delivery or transfer to the Collateral Custodian for the benefit of the Secured Parties;

(k)               if any date for compliance with the terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date will be deemed to be the next succeeding Business Day; and

(l)                 for purposes of this Agreement, an Event of Default will be deemed to be continuing until it is either (A) waived in accordance with Section 12.1(b) or (B) deemed waived in accordance with the following sentence. If the Administrative Agent has received written notice from the Borrower (or the Collateral Manager on the Borrower’s behalf) that an Event of Default (other than an Event of Default described in Section 9.1(c) that is incapable of cure) has been cured and no Secured Party has exercised any of its rights or remedies under any Transaction Document with respect to such Event of Default on or prior to the 30th day following the Administrative Agent’s receipt of such cure notice, then such Event of Default will be deemed to have been waived for all purposes of this Agreement.

Section 1.5           Assumptions and Calculations with Respect to Collateral Obligations.

(a)              In connection with all calculations required to be made pursuant to this Agreement with respect to scheduled payments on any Collateral Obligations, or any payments on any other assets included in the Collateral, with respect to the Sale of, and investment or reinvestment in, Collateral Obligations, and with respect to the income that can be earned on scheduled payments on such Collateral Obligations and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.5 will apply. The provisions of this Section 1.5 are applicable to any determination or calculation that is covered by this Section 1.5, whether or not reference is specifically made to this Section 1.5, unless some other method of calculation or determination is expressly specified in the particular provision.

(b)              Scheduled interest due on Collateral Obligations on which payments are subject to foreign withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any “gross-up” payments required to be made by the related Obligor pursuant to such Collateral Obligation’s Underlying Instruments.

(c)              Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement will be in Dollars.

(d)              Any portion of a Collateral Obligation or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof will no longer constitute Collateral or a Collateral Obligation hereunder.

(e)            The Blocker Subsidiary collateral obligations that are treated as “Collateral Obligations” pursuant to Section 2.12(e) are subject to the requirements of this Agreement and the other Transaction Documents to the same extent as if the Collateral Obligations were owned directly by the Borrower (including the Collateral Quality Test, the Eligibility Criteria and Section 2.12(e)).

(f)             Calculation of the Coverage Tests, the Interest Diversion Ratio Test and the Advance Rate Test will not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(g)            For each Collection Period and as of any date of determination, the scheduled payments on any Collateral Obligations (other than Defaulted Obligations, which, except as otherwise provided herein, will be assumed to have a scheduled payment of zero) are the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Collateral Obligations (including the Sale Proceeds received and, in the case of Sales which have not yet settled, to be received during such Collection Period) and not reinvested in Additional Collateral Obligations or retained in the Collection Account for subsequent reinvestment pursuant to Section 2.12(c) that, if received as scheduled, will be available in the Collection Account at the end of such Collection Period and (ii) any such amounts received in prior Collection Periods that were not disbursed on a previous Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 2.12(c).

(h)            Each scheduled payment receivable with respect to a Collateral Obligation is assumed to be received on the applicable due date, and each such scheduled payment is assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds deposited in the Collection Account are assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Funded Loans or other amounts payable pursuant to this Agreement.

(i)             For purposes of calculating all Concentration Limits and Transaction Concentration Requirements, as applicable, in both the numerator and the denominator of any component of the Concentration Limits or the Transaction Concentration Requirements, (i) Caa1 Obligations are treated as having a Principal Balance equal to the Caa1 Obligation Balance, (ii) Discount Obligations are treated as having a Principal Balance equal to the Discount Obligation Balance and (iii) Defaulted Obligations are treated as having a Principal Balance equal to zero.

(j)             Except where expressly referenced herein for inclusion in such calculations, Defaulted Obligations are not included in the calculation of the Collateral Quality Test.

(k)            If withholding tax is imposed on any Collateral held by a Blocker Subsidiary, the calculations of the Minimum Weighted Average Spread Test and the Minimum Weighted Average Coupon Test, as applicable, will be made on a net basis after taking into account such withholding, unless the Obligor is required to make “gross-up” payments to the Borrower or the Blocker Subsidiary that cover the full amount of any such withholding tax on an after-tax basis pursuant to the Underlying Instrument with respect thereto.

(l)             For purposes of calculating the Coverage Tests, the Interest Diversion Ratio Test, the Advance Rate Test, the Collateral Quality Test, the Concentration Limits and Transaction Concentration Requirements, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Obligations is excluded.

(m)           Except as specified in the immediately following sentence, for purposes of calculating compliance with any trade testing under this Agreement (including all calculations required to be made with respect to the Collateral Principal Amount, the Collateral Market Value Amount, the Overcollateralization Ratio, the Interest Coverage Ratio, the Market Value Ratio Test, the Market Value Ratio Supplemental Margin Test, the Transaction Concentration Requirements and the Concentration Limits, but excluding all calculations required to be made with respect to any test or other component of the Eligibility Criteria in connection with each Funded Loan), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Permitted Investment will be used to determine whether and when such acquisition or disposition has occurred. For purposes of calculating compliance with any test or other component of the Eligibility Criteria (A) in connection with each Funded Loan, (i) except as provided in sub-clause (ii) below, the settlement date (and not the trade date) with respect to any acquisition or disposition of a Collateral Obligation or Permitted Investment will be used to determine whether and when such acquisition or disposition has occurred and (ii) each unsettled Collateral Obligation identified by the Collateral Manager for acquisition with the proceeds of (1) such Funded Loan (or any other Funded Loan already provided by the relevant Lenders to the Borrower), in each case as specified in the related Funding Notice, (2) Principal Collections representing Sale Proceeds and principal repayments with respect to Collateral Obligations, in each case which are reasonably expected by the Collateral Manager to be received by the Borrower on or prior to the Funding Date related to such Funded Loan or (3) a Capital Contribution delivered in Cash to the Collateral Custodian for inclusion in the Collateral by the Member will, in each case, be treated as if it had been acquired by the Borrower as of the related trade date (and, to avoid duplication, any Cash portion of any such Funded Loan or Capital Contribution allocable to the acquisition of such unsettled Collateral Obligation will be treated as if it had been used to acquire such Collateral Obligation as of the relevant trade date) and (B) in connection with each acquisition of a Collateral Obligation which, in the sole discretion of the Administrative Agent, was permitted to be substituted for another unsettled Collateral Obligation identified by the Collateral Manager for acquisition with the proceeds of a Funded Loan in the related Funding Notice, using the settlement date (and not the trade date) with respect to such acquisition.

(n)            For purposes of calculating the Weighted Average Spread or Weighted Average Coupon, (i) a Collateral Obligation that is a Step Down Loan is treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Obligation and (ii) a Collateral Obligation that is a Step

Up Loan is treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(o)            Any rating by Moody’s of any Collateral Obligation shall mean the CFR to the greatest extent possible and unless otherwise specifically stated.

(p)            Any direction or Borrower Order required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of Collateral may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Collateral Manager on which the Collateral Custodian may rely.

ARTICLE II

THE REVOLVING NOTES

Section 2.1         The Revolving Notes and Funded Loans.

(a)            The Revolving Notes and Funded Loans.

(i)             On the terms and conditions hereinafter set forth, at the request of any Lender, the Borrower shall deliver (A) to such Lender at the applicable address set forth on Annex A to this Agreement, and (B) on or after the effective date of any Joinder Supplement, to each additional Lender at the address set forth in the applicable Joinder Supplement, a duly executed revolving note in substantially the form of Exhibit B (each a “Revolving Note”), dated as of the date of this Agreement or the effective date of such Joinder Supplement, as applicable, each in a face amount up to the applicable Lender’s Maximum Permitted Funded Amount, and otherwise duly completed. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Funded Loans made by such Lender to the Borrower, from time to time, including the dates thereof and amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein will not in any manner affect the obligation of the Borrower to repay the Funded Loans in accordance with the terms of this Agreement. Any such recordation, absent manifest error, will constitute prima facie evidence of the Outstanding Funded Loans owing to such Lender hereunder; provided further that, in the event of any conflict between any Lender’s recordations and the Register, the Register will control in the absence of manifest error.

(ii)            During the Aggregation Period, the Borrower (or the Collateral Manager on the Borrower’s behalf) may, at its option and from time to time, request the Lenders to make loans of funds (each, a “Funded Loan”) in accordance with Section 2.2.

(iii)           Following the receipt of a Funding Notice during the Aggregation Period, and subject to the terms and conditions set forth herein and the satisfaction or waiver of the requirements of Section 2.12(d) and Sections 3.1 and 3.2, as applicable, the Lenders shall fund each Funded Loan in accordance with the terms hereof.

(iv)           It is the intention of the parties hereto that each Lender treat, and by its execution of this Agreement or a Joinder Supplement, each Lender agrees to treat, its Funded Loans and any Revolving Notes as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports in a manner consistent with such treatment.

(v)            Notwithstanding any provision herein to the contrary, the parties intend that Funded Loans made hereunder will constitute “loans” and not “securities” for purposes of Section 8-102(15) of the UCC.

Section 2.2         Procedures for Funded Loans.

(a)           Subject to the limitations set forth in Section 2.1, (i) the Borrower (or the Collateral Manager on the Borrower’s behalf) may request a Funded Loan from the Lenders by delivering to the Administrative Agent and the Collateral Custodian a Funding Notice and (ii) all or a portion of each Funded Loan may be (A) used to finance the acquisition of Collateral Obligations, subject to the satisfaction of the Eligibility Criteria in connection with such Funded Loan, and/or (B) deposited into the Principal Collection Account; provided that any portion of a Funded Loan that is deposited into the Principal Collection Account must be (i) invested in Additional Collateral Obligations or (ii) otherwise applied in accordance with the terms of this Agreement.

(b)           With respect to each Funded Loan, on a Business Day occurring no later than two Business Days prior to the proposed Funding Date, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall deliver to the Administrative Agent, the Lenders and the Collateral Custodian a duly completed Funding Notice (including a duly completed Eligibility Criteria Compliance Certificate as of such proposed Funding Date, certifying as to compliance with the Eligibility Criteria in connection with such Funded Loan and giving pro forma effect to the Funded Loan and the use of proceeds thereof), and which must (i) specify the desired amount of such Funded Loan, which amount must be at least equal to $1,000,000 (or, in the case of any Funded Loan to be applied to fund a draw under any Delayed Draw Loan, such lesser amount as may be requested to fund such draw or such lesser amount then comprising the unfunded Maximum Permitted Funded Amount) and will be allocated to each Lender in accordance with its Pro Rata Share, (ii) specify the proposed Funding Date, (iii) specify the Collateral Obligations proposed to be acquired with such Funded Loan as well as the Obligor, the rating from the Rating Agency, the outstanding principal balance and Purchase Price of each such Collateral Obligation to be acquired, (iv) include a representation that the Eligibility Criteria and all other conditions precedent for such Funded Loan described in Section 2.12(d) and Sections 3.1 and 3.2, as applicable, have been satisfied or waived in accordance with Section 12.1(b), (v) with respect to any Delayed Draw Loan, specify the Unfunded Exposure Amount thereof and the draw request made by the applicable Obligor and (vi) specify the amount of such Funded Loan, if any, that is requested to be wired to the Principal Collection Account. Each Funding Notice is irrevocable. Notwithstanding the foregoing, if any Funding Notice is delivered to the Administrative Agent, the Lenders and the Collateral Custodian after 3:00 p.m. on any day, such Funding Notice will be deemed to be delivered to the Administrative Agent, the Lenders and the Collateral Custodian at 9:00 a.m. on the next succeeding Business Day.

(c)            On each proposed Funding Date, subject to the limitations set forth in Section 2.1 and upon satisfaction or waiver of the Eligibility Criteria in connection with the related Funded Loan and the other applicable conditions set forth in Section 2.12(d) and Sections 3.1 and 3.2, as applicable, each Lender shall make available to the Borrower in same day funds, by wire transfer to the account designated by the Borrower (or the Collateral Manager on the Borrower’s behalf) in the related Funding Notice, an amount equal to the lowest of such Lender’s Pro Rata Share of (i) the amount requested by the Borrower (or the Collateral Manager on the Borrower’s behalf) for such Funded Loan, (ii) the aggregate unused Maximum Permitted Funded Amount of such Lender then in effect and (iii) the maximum amount that, after taking into account the making of such Funded Loan, could be advanced to the Borrower hereunder without causing the Eligibility Criteria to not be satisfied on the related Funding Date. The parties hereto intend the Funded Loans made hereunder to be a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC and for all other purposes.

(d)           On each Funding Date, the obligation of each Lender to fund its Pro Rata Share of each Funded Loan is several from that of each other Lender, and the failure of any Lender to fund such amount will not relieve any other Lender of its obligation hereunder.

(e)            If the Collateral Custodian receives all the Lenders’ Pro Rata Shares of a Funded Loan (as identified in the related Funding Notice) prior to 1:00 p.m. on the proposed Funding Date, the Collateral Custodian shall fund such Funded Loan the same Business Day. If the Collateral Custodian receives all the Lenders’ Pro Rata Shares of a Funded Loan (as identified in the related Funding Notice), as applicable, after 1:00 p.m. on the proposed Funding Date or on a day that is not a Business Day, the Collateral Custodian shall fund such Funded Loan on the next succeeding Business Day.

Section 2.3         Principal Prepayments; Optional Termination; Early Termination; Special Redemption.

(a)            The Borrower is entitled, at its option or at the option of the Collateral Manager, to reduce the Outstanding Funded Loans in accordance with Section 2.3(b) or to direct an Optional Termination in accordance with Section 2.3(c). Except in connection with an Optional Termination, no prepayment hereunder during the Aggregation Period will result in a permanent reduction or termination of the Maximum Permitted Funded Amounts.

(b)               If the Borrower at any time elects to reduce the Outstanding Funded Loans (other than in connection with an Optional Termination), (i) the Borrower (or the Collateral Manager on the Borrower’s behalf) must give at least two Business Days’ prior written notice thereof in the form of Exhibit A-2 to the Lenders, the Administrative Agent, the Rating Agency, the Member and the Collateral Custodian; provided that, subject to Section 2.10, same-day notice may be given with respect to any prepayment made to (x) cure a failure of either Coverage Test, the Interest Diversion Ratio Test, the Market Value Ratio Test, the Market Value Ratio Supplemental Margin Test or the Advance Rate Test or (y) maintain the Required Equity Investment; and (ii) any reduction of Outstanding Funded Loans must be in a minimum amount of the lesser of $1,000,000 or the amount of the Outstanding Funded Loans, unless such reduction is to (A) cure a failure of either Coverage

Test, the Interest Diversion Ratio Test, the Market Value Ratio Test, the Market Value Ratio Supplemental Margin Test or the Advance Rate Test or (B) maintain the Required Equity Investment; provided that, in either of case (ii)(A) or (ii)(B), no minimum reduction amount will apply. In connection with any such reduction of Outstanding Funded Loans, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall deliver (x) funds to the Collateral Custodian or (y) written instructions to the Collateral Custodian to withdraw funds from the Principal Collection Account (so long as sufficient funds are reasonably expected to exist on the next succeeding Payment Date to pay Administrative Expenses up to the relevant cap amount in accordance with Section 2.7 and Section 2.8 hereof), in each case for distribution to each Lender in accordance with its respective Pro Rata Share of the aggregate amount of such prepayment plus any Breakage Costs actually incurred by such Lender in connection with such prepayment. The principal amount of any Funded Loan prepaid during the Aggregation Period pursuant to this Section 2.3(b) may be re-borrowed subject to the terms and conditions set forth herein.

(c)            (i) At its sole option, the Collateral Manager may set an Optional Termination Date by written notice delivered to the Administrative Agent, the Lenders and the Collateral Custodian at least nine days prior to such proposed Optional Termination Date (or solely in the case of an Optional Termination Date in respect of a Refinancing, at least three Business Days prior to such proposed Optional Termination Date). In the event the Collateral Manager provides notice of an Optional Termination Date and does not revoke such notice in accordance with this Section 2.3(c)(i), on the Optional Termination Date, (A) all remaining Maximum Permitted Funded Amounts will be irrevocably reduced to zero and (B) the Borrower will pay or cause to be paid in full the Obligations (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) and all other fees, expenses and amounts payable hereunder. All payments made by the Borrower on the Optional Termination Date will be applied in accordance with the Sequential Pay Priority. Any direction of Optional Termination delivered pursuant to this Section 2.3(c) may be revoked by written notice from the Collateral Manager to the Administrative Agent not later than the earlier to occur of (1) one Business Day prior to the proposed Optional Termination Date and (2) the date that the Borrower sells any Collateral Obligation in connection with such Optional Termination Date pursuant to Section 2.3(c)(ii).

(ii)            In connection with an Optional Termination or a Specified Call Date, the Borrower (or the Collateral Manager on the Borrower’s behalf) may (but shall not be required to) direct the sale of all or part of the Collateral Obligations and Permitted Investments in order to effect the payments to be made on such Optional Termination Date or Specified Call Date, as applicable, including in each case the repayment in full of all Outstanding Funded Loans.

(iii)           Prior to selling any Collateral Obligation or Permitted Investments pursuant to Section 2.3(c)(ii) in connection with an Optional Termination or a Specified Call Date, the Collateral Manager shall certify to the Collateral Custodian and the Administrative Agent in an Officer’s Certificate, upon which the Collateral Custodian and the Administrative Agent may conclusively rely, that in the Collateral Manager’s reasonable business judgment, on or before the Optional Termination Date, the Borrower is reasonably expected to receive Cash in an amount equal to or greater than the Total

Termination Amount (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) payable hereunder.

(iv)           Notwithstanding anything to the contrary set forth herein, no Optional Termination (other than an Optional Termination in connection with a Permitted Transfer) may occur hereunder unless, at least five Business Days prior to the scheduled Optional Termination Date, the Collateral Manager has furnished to the Collateral Custodian and the Administrative Agent evidence, in a form reasonably satisfactory to the Collateral Custodian and the Administrative Agent (which may be in the form of an Officer’s Certificate of the Collateral Manager), that the Borrower has entered into a binding agreement or agreements to sell (directly or by participation or other arrangement), not later than the Business Day immediately preceding such Optional Termination in immediately available funds, all or part of the Collateral at a purchase price at least sufficient, together with the Permitted Investments maturing, redeemable or putable to the obligor thereof at par on or prior to the scheduled Optional Termination Date, to pay the Total Termination Amount in full.

(v)            Notwithstanding anything to the contrary set forth herein, the right to direct an Optional Termination will not exist if an Event of Default has occurred and is continuing or if the Termination Date has been declared or deemed to have occurred pursuant to Section 9.2(a).

(d)           The Administrative Agent (in its sole discretion, but with the prior written consent of 100.00% of the Lenders) may, by irrevocable written notice to each Lender, the Collateral Custodian, the Member, the Borrower and the Collateral Manager given on any Early Termination Notification Date (such notice, “Notice of Early Termination”), direct the repayment in full of all Outstanding Funded Loans and cause the occurrence of the Termination Date on and effective as of the related Specified Call Date.

(e)           Unless sooner prepaid pursuant to the terms hereof, the Outstanding Funded Loans must be repaid in full on (i) the Termination Date or (ii) such later date (on or prior to the Facility Maturity Date) as agreed to in writing by the Borrower and the Administrative Agent (acting with the consent of 100% of the Lenders). The Borrower shall promptly notify the Rating Agency of (i) the occurrence of the Termination Date and (ii) the repayment of the Outstanding Funded Loans in full.

(f)            If the Outstanding Funded Loans are repaid at any time as a result of an Optional Termination (other than in connection with a Permitted Transfer), then the Borrower shall pay the Facility Termination Fee to Royal Bank (or its assignees) in accordance with the Sequential Pay Priority.

(g)           If (and only if) Moody’s is the Rating Agency and has provided an Initial Rating, in connection with the Effective Date rating confirmation procedure, if the Collateral Manager notifies the Administrative Agent and the Collateral Custodian that a redemption is required pursuant to Section 2.16 in order to obtain from Moody’s its written confirmation of its Initial Rating, if any (in each case, a “Special Redemption”), principal payments on the Outstanding Funded Loans must be made in accordance with the Priority of

Payments on the applicable Payment Date; provided that such confirmation from Moody’s will not be required if the Borrower or the Collateral Manager has provided a Passing Report to Moody’s. On each Payment Date following the Collection Period in which such notice is given (a “Special Redemption Date”), the amount in the Collection Account representing (1) Principal Collections which the Collateral Manager has determined cannot be reinvested in additional Collateral Obligations or (2) Interest Collections and Principal Collections available in accordance with the Priority of Payments, must, in each case, be applied in accordance with the Priority of Payments until the Borrower obtains such confirmation of the Initial Rating, if any (such amount, a “Special Redemption Amount”). Notice of payments pursuant to this Section 2.3(g) shall be given promptly by the Collateral Custodian (following receipt of notice from the Collateral Manager) by facsimile, email transmission or first class mail, postage prepaid, to the Lenders, the Administrative Agent, the Member and Moody’s.

Section 2.4         Determination of Interest.

(a)            The Administrative Agent shall calculate accrued and unpaid Interest for each Accrual Period to be paid by the Borrower on each Payment Date, and shall advise the Collateral Custodian, the Borrower and the Collateral Manager by delivery of a written calculation thereof no later than 10:00 a.m. on the Business Day prior to such Payment Date.

(b)            No provision of this Agreement requires the payment or permits the collection of Interest at a rate in excess of the maximum rate permitted by Applicable Law.

(c)            No Interest will be considered paid by any Distribution if at any time such Distribution is rescinded or must otherwise be returned for any reason.

Section 2.5         Notations on Revolving Notes. Each Lender is authorized to enter on a schedule attached to any Revolving Note issued to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Funded Loan from such Lender of (a) the date and principal amount thereof and (b) each payment and prepayment of principal thereof. Any such recordation, absent manifest error, constitutes prima facie evidence of the Outstanding Funded Loans owing to such Lender under this Agreement; provided that, in the event of any conflict between any Lender’s recordations and the Register, the Register will control absent manifest error. The failure of any Lender to make any notation on the schedule attached to its Revolving Note will not limit or otherwise affect the obligation of the Borrower to repay the Outstanding Funded Loans owing to such Lender in accordance with the terms set forth herein.

Section 2.6         Cures of Failures to Satisfy the Coverage Tests, the Interest Diversion Ratio Test, the Market Value Ratio Test, the Market Value Ratio Supplemental Margin Test or the Advance Rate Test or to Maintain the Required Equity Investment. Any failure to satisfy either Coverage Test, the Interest Diversion Ratio Test, the Market Value Ratio Test, the Market Value Ratio Supplemental Margin Test or the Advance Rate Test or to maintain the Required Equity Investment may be cured by the Borrower or any Member on any Business Day by taking or causing to be taken one or more of the following actions:

(a)            depositing Cash into the Principal Collection Account;

(b)            repaying the Outstanding Funded Loans in accordance with Section 2.3(b); or

(c)            delivering to the Collateral Custodian (as a Capital Contribution to the Borrower) (i) additional Cash as Collateral and/or (ii) Collateral Obligations in accordance with the requirements set forth in the definition of “Capital Contribution” in Section 1.1.

For the avoidance of doubt, the Borrower or any Member may cure any failure to satisfy either Coverage Test, the Interest Diversion Ratio Test, the Market Value Ratio Test, the Market Value Ratio Supplemental Margin Test or the Advance Rate Test or to maintain the Required Equity Investment by any combination of the actions set forth in clauses (a), (b) or (c) of this Section 2.6 (or by any other action, with the prior written consent of the Administrative Agent in its sole discretion).

Section 2.7         Settlement Procedures.

(a)            On each Payment Date, so long as (i) no Event of Default has occurred and is continuing and (ii) the Termination Date has not been declared or deemed to have occurred pursuant to Section 9.2(a), the Collateral Manager shall direct the Collateral Custodian to transfer, in reliance on the information set forth in the applicable Payment Date Statement, collected Interest Collections held by the Securities Intermediary in the Interest Collection Account as of the end of the related Collection Period, to the extent of Available Funds, for payments of the following amounts, to the following Persons, in the following order of priority (the “Interest Collections Priority”):

(1)           to the applicable Governmental Authority, for the payment of any Taxes and governmental registration, filing and similar fees, if any, due and owing by the Borrower;

(2)           pro rata to (i) the Collateral Custodian and Document Custodian, an amount equal to any accrued and unpaid Collateral Custodian Fees and the Document Custodian Fees, respectively and (ii)(A) the Collateral Custodian and the Document Custodian, an amount equal to any accrued and unpaid Administrative Expenses incurred by them, (B) the Securities Intermediary, an amount equal to any amounts then due and payable to it under the Account Control Agreement and (C) the Collateral Administrator, an amount equal to any amounts then due and payable to it under the Collateral Administration Agreement; provided that the aggregate amount payable pursuant to this Section 2.7(a)(2), Section 2.7(b)(2) and Section 2.8(1) may not exceed $250,000 per annum;

(3)           to the payment pro rata of Administrative Expenses not payable pursuant to Section 2.7(a)(2) and Section 2.7(a)(4) through (5); provided that the aggregate amount payable pursuant to this Section 2.7(a)(3) and Section 2.7(b)(3) may not exceed $100,000 per annum;

(4)           pro rata to the Administrative Agent and each Lender, an amount equal to (i) any indemnification payments then due and payable to it and (ii) any Administrative Expenses then due and payable to it; provided that the aggregate amount payable pursuant to this Section 2.7(a)(4), Section 2.7(b)(4) and Section 2.8(2) may not exceed $250,000 per annum;

(5)           to the Collateral Manager, an amount equal to any Collateral Manager Reimbursable Expenses then due and payable to it; provided that the aggregate amount payable pursuant to this Section 2.7(a)(5), Section 2.7(b)(5) and Section 2.8(3) may not exceed $250,000 per annum;

(6)           pro rata to each Lender, an amount equal to any accrued and unpaid Interest and any accrued and unpaid Unused Facility Fees, in each case then due and payable to it under this Agreement;

(7)           following a failure of the Market Value Ratio Test to be satisfied, (a) during the Aggregation Period, at the election of the Collateral Manager, (i) to the Principal Collection Account as Principal Collections for the purchase of additional Collateral Obligations or (ii) to repay the Outstanding Funded Loans, or (b) following the Aggregation Period, to repay the Outstanding Funded Loans, in each case, until the earlier to occur of (1) the reduction of the Outstanding Funded Loans to zero and (2) the Market Value Ratio is greater than or equal to 138.50%;

(8)           if either Coverage Test is not satisfied as of the related Determination Date, pro rata to each Lender to repay Outstanding Funded Loans until the earlier to occur of (i) the reduction of the Outstanding Funded Loans to zero and (ii) the satisfaction of the applicable Coverage Test(s);

(9)           (a) if, on the related Determination Date, the Interest Diversion Ratio Test is not satisfied, to the Principal Collection Account as Principal Collections, an amount equal to the Required Interest Diversion Amount and (b) if, on any Determination Date on or following the Fully Ramped Target Date, any Transaction Concentration Requirement is not satisfied following any application of Interest Collections pursuant to subclause (a) of this clause (9), to the Principal Collection Account as Principal Collections, until each Transaction Concentration Requirement is satisfied;

(10)         if, following the provision by Moody’s of an Initial Rating, if any, with respect to any Payment Date following the Effective Date, Moody’s has not yet confirmed such Initial Rating pursuant to Sections 2.16(b) or (c) (unless the Borrower or the Collateral Manager has provided a Passing Report to Moody’s), pro rata to each Lender to repay Outstanding Funded Loans in an amount sufficient to satisfy the Rating Condition or otherwise complete the related Special Redemption;

(11)         to the extent not paid pursuant to Section 2.7(a)(2) through (5), (i) first, in the order and priority set forth in Section 2.7(a)(2) through (5), to each applicable party, an amount equal to all other unpaid Administrative Expenses then due and payable to it and (ii) second, pro rata to any other Person, all Administrative Expenses then due and payable to it relating to the Transaction Documents;

(12)         if, on the related Determination Date, the WARF Diversion Test is not satisfied, (a) during the Aggregation Period, at the election of the Collateral Manager, (i) to the Principal Collection Account as Principal Collections for the purchase of additional Collateral Obligations or (ii) to repay the Outstanding Funded Loans, or (b) following the Aggregation Period, to repay the Outstanding Funded Loans, in each case, until the earlier to occur of (1) the reduction of the Outstanding Funded Loans to zero and (2) the WARF Diversion Test is satisfied;

(13)         if, on the related Determination Date, the AUM Diversion Test is not satisfied, (a) during the Aggregation Period, to the Principal Collection Account as Principal Collections for the purchase of additional Collateral Obligations, or (b) following the Aggregation Period, pro rata to each Lender to repay Outstanding Funded Loans until the reduction of the Outstanding Funded Loans to zero;

(14)         at the option of the Collateral Manager, acting in its sole discretion, all remaining amounts (i) during the Aggregation Period, to deposit into the Principal Collection Account as Principal Collections and (ii) following the Aggregation Period, to the Member, free and clear of the Lien of the Collateral Custodian.

(b)           On each Payment Date, so long as (i) no Event of Default has occurred and is continuing and (ii) the Termination Date has not been declared or deemed to have occurred pursuant to Section 9.2(a), the Collateral Manager shall direct the Collateral Custodian to transfer, in reliance on the information set forth in the applicable Payment Date Statement, collected Principal Collections held by the Securities Intermediary in the Principal Collection Account as of the end of the related Collection Period, to the extent of Available Funds, for payment of the following amounts, to the following Persons, in the following order of priority (the “Principal Collections Priority”):

(1)           to the applicable Governmental Authority, for the payment of any Taxes and governmental registration, filing and similar fees, if any, due and owing by the Borrower;

(2)           to the extent not paid pursuant to Section 2.7(a)(2), pro rata to (i) the Collateral Custodian and the Document Custodian, an amount equal to any accrued and unpaid Collateral Custodian Fees and Document Custodian Fees, respectively and (ii)(A) the Collateral Custodian and the Document Custodian, an amount equal to any accrued and unpaid Administrative Expenses incurred by them, (B) the Securities Intermediary, an amount equal to any amounts then due and payable to it under the Account Control Agreement and (C) the Collateral Administrator, an amount equal to any amounts then due and payable to it under the Collateral Administration Agreement; provided that the aggregate amount payable pursuant to this Section 2.7(b)(2), Section 2.7(a)(2) and Section 2.8(1) may not exceed $250,000 per annum;

(3)           to the payment pro rata of Administrative Expenses not payable pursuant to Section 2.7(b)(2) and Section 2.7(b)(4) through (5); provided that the aggregate amount payable pursuant to this Section 2.7(b)(3) and Section 2.7(a)(3) may not exceed $100,000 per annum;

(4)           to the extent not paid pursuant to Section 2.7(a)(4), pro rata to the Administrative Agent and each Lender, an amount equal to (i) any indemnification payments then due and payable to it and (ii) any Administrative Expenses then due and payable to it; provided that the aggregate amount payable pursuant to this Section 2.7(b)(4), Section 2.7(a)(4) and Section 2.8(2) may not exceed $250,000 per annum;

(5)           to the extent not paid pursuant to Section 2.7(a)(5), to the Collateral Manager, an amount equal to any Collateral Manager Reimbursable Expenses then due and payable to it; provided that the aggregate amount payable pursuant to this Section 2.7(b)(5), Section 2.7(a)(5) and Section 2.8(3) may not exceed $250,000 per annum;

(6)           to the extent not paid pursuant to Section 2.7(a)(6), pro rata to each Lender, an amount equal to any accrued and unpaid Interest and any accrued and unpaid Unused Facility Fees, in each case then due and payable to it under this Agreement;

(7)           to the extent not paid pursuant to Section 2.7(a)(8), if either Coverage Test is not satisfied as of the related Determination Date, pro rata to each Lender to repay Outstanding Funded Loans until the earlier to occur of (i) the reduction of the Outstanding Funded Loans to zero and (ii) the satisfaction of the applicable Coverage Test(s);

(8)           if, following the provision by Moody’s of an Initial Rating, if any, with respect to any Payment Date following the Effective Date, if after the application of Interest Collections as provided in Section 2.7(a)(10) Moody’s has not yet confirmed such Initial Rating pursuant to Sections 2.16(b) or (c) (unless the Borrower or the Collateral Manager has provided a Passing Report to Moody’s), pro rata to each Lender to repay Outstanding Funded Loans in an amount sufficient to satisfy the Rating Condition or otherwise complete the related Special Redemption;

(9)           during the Aggregation Period, to the Principal Collection Account, an amount requested by the Collateral Manager in its sole discretion for reinvestment in Additional Collateral Obligations;

(10)         to the Lenders to repay Outstanding Funded Loans until the Outstanding Funded Loans are reduced to zero;

(11)         to the extent not paid pursuant to Section 2.7(a)(11) or Section 2.7(b)(2) through (5), (i) first, in the order and priority set forth in Section 2.7(b)(2) through (5), to each applicable party, an amount equal to all other unpaid Administrative Expenses then due and payable to it and (ii) second, pro rata to any other Person, all Administrative Expenses then due and payable relating to the Transaction Documents; and

(12)         all remaining amounts to the Member, all remaining amounts, free and clear of the Lien of the Collateral Custodian.

Section 2.8         Alternate Settlement Procedures. On (a) each Payment Date (i) following the occurrence of and during the continuation of an Event of Default or (ii) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a) and (b) the Optional Termination Date or the Specified Call Date, the Collateral Custodian shall transfer, in reliance on the information set forth in the applicable Payment Date Statement, to the extent of Available Funds, for payment of the following amounts, to the following Persons, in the following order of priority (the “Sequential Pay Priority”):

(1)           pro rata to (i) the Collateral Custodian and the Document Custodian an amount equal to any accrued and unpaid Collateral Custodian Fees and Document Custodian Fees, respectively and (ii)(A) the Collateral Custodian and the Document Custodian, an amount equal to any accrued and unpaid Administrative Expenses incurred by them, (B) the Securities Intermediary, an amount equal to any amounts then due and payable to it under the Account Control Agreement and (C) the Collateral Administrator, an amount equal to any amounts then due and payable to it under the Collateral Administration Agreement; provided that the aggregate amount payable pursuant to Section 2.7(a)(2), Section 2.7(b)(2) and this Section 2.8(1) may not exceed $250,000 per annum;

(2)           pro rata to the Administrative Agent and each Lender, an amount equal to (i) any indemnification payments then due and payable to it and (ii) any Administrative Expenses then due and payable to it; provided that the aggregate amount payable pursuant to Section 2.7(a)(4), Section 2.7(b)(4) and this Section 2.8(2) may not exceed $250,000 per annum;

(3)           to the Collateral Manager, an amount equal to any Collateral Manager Reimbursable Expenses then due and payable to it; provided that the aggregate amount payable pursuant to Section 2.7(a)(5), Section 2.7(b)(5) and this Section 2.8(3) may not exceed $250,000 per annum;

(4)           pro rata to each Lender, an amount equal to (i) first, any accrued and unpaid Breakage Costs, (ii) second, any accrued and unpaid Interest and (ii) third, any accrued and unpaid Unused Facility Fees, in each case then due and payable to it under this Agreement;

(5)           pro rata to each Lender to repay Outstanding Funded Loans until the Outstanding Funded Loans are reduced to zero;

(6)           to Royal Bank (or its assignees) an amount equal to the Facility Termination Fee (if any);

(7)           pro rata to each Lender, an amount equal to (A) any indemnification payments then due and payable to it and (B) any Administrative Expenses then due and payable to it;

(8)           to the extent not paid pursuant to Section 2.8(1) through (4), (i) first, in the order and priority set forth in Section 2.8(1) through (4), to each applicable party, in an amount equal to all other unpaid Administrative Expenses then due and payable to it and (ii) second, pro rata to any other Person, all Administrative Expenses then due and payable to it relating to the Transaction Documents;

(9)           to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(10)         to the Member, all remaining amounts, free and clear of the Lien of the Collateral Custodian.

Section 2.9         Collections and Allocations.

(a)            Collections. Subject to Section 7.14, the Collateral Custodian shall promptly identify any Collections received as being Interest Collections or Principal Collections (and will, in the absence of actual knowledge to the contrary, be entitled to receive and rely upon directions from the Collateral Manager in connection with such identification) and shall transfer, or cause to be transferred, all Collections received by it to the appropriate sub-account of the Collection Account by the close of business on the Business Day after such Collections are received. The Collateral Custodian shall provide a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account, respectively, upon the reasonable written request of the Collateral Manager. Each Account must be established and maintained with a Qualified Institution; provided that, if such institution’s ratings fall so that it is no longer a Qualified Institution, the assets held in such Account must be moved to another institution that is a Qualified Institution within 30 calendar days. Any institution holding Accounts must have a combined capital and surplus of at least U.S.$200,000,000.

(b)            Reserved.

(c)            Investment of Funds. Provided that no Event of Default has occurred and is continuing, to the extent there are uninvested amounts on deposit in the Collection Account or the Unfunded Exposure Account (but not the Collateral Account), such amounts may be invested in Permitted Investments selected by the Borrower (or the Collateral Manager on the Borrower’s behalf) (which may be pursuant to standing instructions); provided that, upon the occurrence and during the continuance of an Event of Default, any such uninvested amounts on deposit in the Collection Account or the Unfunded Exposure Account may be invested in Permitted Investments selected by the Administrative Agent (which may be pursuant to standing instructions). Notwithstanding anything to the contrary set forth herein, all Permitted Investments on deposit in the Unfunded Exposure Account must mature on the next succeeding Business Day. All earnings (net of losses and investment expenses) on such invested amounts must be retained or deposited into the Collection Account or the Unfunded Exposure Account, as applicable, and, with respect to the Collection Account, must be applied on each Payment Date pursuant to the Priority of Payments.

(d)            Excluded Amounts. With the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Collateral Manager may direct the Collateral Custodian to withdraw any amounts credited thereto constituting Excluded Amounts from the Collection Account and pay such amount to the Person entitled thereto, if the Collateral Manager has, prior to such withdrawal, delivered to the Administrative Agent and the Collateral Custodian a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent; provided that, in the case of amounts payable to the holder of a Sold Participation in accordance with its terms, the Collateral Custodian will, at the direction of the Collateral Manager, remit such amounts to the Persons entitled thereto without the need to obtain such prior consent or deliver a report, and provide written notice of such payment to the Administrative Agent and the Collateral Manager.

(e)            Unfunded Exposure Account.

(i)             Upon the purchase or acquisition of any Delayed Draw Loan identified by written notice to the Collateral Custodian, funds in an amount equal to the Unfunded Exposure Amount (as specified in writing to the Collateral Custodian) of such Collateral Obligation must be withdrawn from the Principal Collection Account and deposited into the Unfunded Exposure Account.

(ii)             The Borrower shall at all times maintain sufficient funds on deposit in the Unfunded Exposure Account such that the sum of the amount of funds on deposit therein is equal to at least the Aggregate Unfunded Exposure Amount. In the event of any shortfall in the Unfunded Exposure Account, the Borrower (or the Collateral Manager on the Borrower’s behalf) may direct the Collateral Custodian to, and the Collateral Custodian thereafter shall, transfer funds in an amount equal to such shortfall from the Principal Collection Account to the Unfunded Exposure Account.

(iii)            Amounts on deposit in the Unfunded Exposure Account may be withdrawn by the Collateral Custodian as directed by the Borrower (or the Collateral Manager on the Borrower’s behalf) (A) pursuant to Section 2.9(e)(iv) to fund any draw requests by the relevant Obligors under a Delayed Draw Loan or (B) if, after giving effect to such withdrawal, the amount on deposit in the Unfunded Exposure Account exceeds the Aggregate Unfunded Exposure Amount, to make a deposit into the Principal Collection Account.

(iv)           Any draw request made by an Obligor under a Delayed Draw Loan, along with wiring instructions for such Obligor, must be forwarded by the Collateral Manager (on the Borrower’s behalf) to the Collateral Custodian (with a copy to the Administrative Agent) along with an instruction to the Collateral Custodian to withdraw the applicable amount from the Unfunded Exposure Account. Upon receipt of, and in accordance with, such instruction, the Collateral Custodian shall fund such draw request directly from the Unfunded Exposure Account.

Section 2.10     Payments, Computations, etc.

(a)            Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Collateral Manager hereunder must be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due in lawful money of the United States in immediately available funds, and any amount not received before such time will be deemed received at 9:00 a.m. on the next succeeding Business Day. All computations of interest and other fees hereunder will be made on the basis of a year consisting of 360 days for the actual number of days elapsed.

(b)            Whenever any payment hereunder is stated to be due on a day other than a Business Day, such payment will be due on the next succeeding Business Day, and such additional time will be included in the computation of Interest or any fees payable hereunder, as the case may be.

Section 2.11     Increased Costs; Capital Adequacy.

(a)            If, due to either (i) the introduction of or any change following the Closing Date (including any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the Closing Date of any Applicable Law (including any law or regulation resulting in any interest payments paid by the Borrower to any Lender under this Agreement being subject to any Tax (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (ii) the compliance with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there is any increase in the cost to the Administrative Agent, any Lender, any Affiliate, participant, successor or permitted assign thereof (each, an “Affected Party”) of agreeing to make or making, funding or maintaining any Funded Loan under this Agreement (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there is any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement or any other Transaction Document, the Borrower shall, as applicable, on each Payment Date in accordance with the Priority of Payments, after written demand by the Administrative Agent (setting forth in reasonable detail the basis for such demand), pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs (such amounts, “Increased Costs”); provided, however, that (1) such Increased Costs shall be due and payable only if such Affected Party is charging similarly situated Borrowers for similar costs, damages, losses or expenses at such time and (2) a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date or the later date on which it becomes a Lender, as the case may be, and, provided, further, that the Administrative Agent or any such Lender shall be required to provide written notice of any of the foregoing events not later than 270 days after knowledge thereof, provided that to the extent any such increased costs are applied retroactively to any Lender, such 270-day period shall be extended to include any such period of retroactive effect.

(b)           If either (i) the introduction of or any change following the Closing Date in or in the interpretation, administration or application of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Closing Date, from any central bank, any Governmental Authority or agency, including compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount reasonably determined by such Affected Party to be material, then, the Borrower shall, as applicable, on each Payment Date in accordance with the Priority of Payments, after written demand by the Administrative Agent (setting forth in reasonable detail the basis for such demand) pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such reduction. For the avoidance of doubt, any Increased Cost caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations will constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.11.

(c)            If as a result of any event or circumstance described in clause (a) or (b) of this Section 2.11, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Funded Loans hereunder, the Borrower shall, as applicable, on each Payment Date in accordance with the Priority of Payments, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for any amounts payable or paid by it.

(d)           In determining any amount provided for in this Section 2.11, the Affected Party may use any reasonable averaging and attribution methods; provided that such averaging and attribution method does not result in an amount that exceeds the actual Increased Costs of such Affected Party. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.11, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or Increased Costs, which certificate will be conclusive absent manifest error.

(e)            Notwithstanding anything herein to the contrary, all requests, rules, guidelines, regulations requirements and directives promulgated (i) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date and (ii) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act are deemed to have been introduced after the Closing Date, thereby constituting a change for which a claim pursuant to this Section 2.11 may be made by any Affected Party, regardless of the date enacted, adopted, issued or implemented.

Section 2.12     Sales, Investments and Reinvestments, and Contributions to Blocker Subsidiaries.

(a)            Sales of Collateral Obligations and Equity Securities. Subject to the satisfaction of the conditions precedent to a Sale set forth in Section 2.12(d) and the provisions of Section 6.7(i), as applicable, the Borrower (or the Collateral Manager on the Borrower’s behalf) may, upon written notice to the Administrative Agent, direct the Sale of any Collateral Obligation or Equity Security only if such Sale meets the requirements of any of clauses (i) through (iv) below:

(i)             upon the written consent of the Administrative Agent in its sole discretion (such approval not to be unreasonably withheld, conditioned or delayed); provided that the Administrative Agent shall not consent to such Sale if the Advance Rate Test will not be satisfied immediately after such Sale;

(ii)            the Sale Proceeds from such Sale are at least equal to the greater of (A) such Collateral Obligation’s Market Value and (B) its Dollar Purchase Price;

(iii)           in the case of any Credit Risk Obligation, upon prior written notice to the Administrative Agent if, both before and immediately after such Sale, the Advance Rate Percentage does not exceed the percentage required to satisfy the Advance Rate Test as of such date; or

(iv)           in the case of any Excess Concentration Obligation, Defaulted Obligation or Equity Security, without restriction;

provided that, (A) Sold Participations may not be sold pursuant to the foregoing clauses (ii) through (iv) and (B) notwithstanding the foregoing clauses (i) through (iv), (1) at all times following the occurrence and during the continuance of an Event of Default, (2) at all times following a failure to meet the Market Value Ratio Test and (3) (x) if the Interest Coverage Test was satisfied immediately prior to such Sale and would not be satisfied on a pro forma basis immediately after giving effect to such Sale or (y) if the Interest Coverage Test was not satisfied immediately prior to such Sale and compliance with the Interest Coverage Test would not be maintained or improved on a pro forma basis immediately after giving effect to such Sale, in each case, the prior written consent of the Administrative Agent (which may be given or withheld in its sole discretion) must be obtained prior to any such Sale.

(b)           Rules Governing Sales; Certain Tax Restrictions.

(i)             All Sales of Collateral Obligations and Equity Securities pursuant to Section 2.12(a) must be for Cash.

(ii)            Notwithstanding anything to the contrary set forth herein, neither the Borrower nor the Collateral Manager (on the Borrower’s behalf) shall directly or indirectly sell, assign or transfer (or permit the direct or indirect sale, assignment or other transfer, whether through one more Affiliates or otherwise of) any Collateral Obligation or Equity Security to any Similar Transaction without the prior written consent of the Administrative Agent (which consent may be granted or withheld in its sole discretion).

(iii)           The Borrower (or the Collateral Manager on the Borrower’s behalf) shall use its commercially reasonable efforts to effect the Sale of any Equity Security that constitutes Margin Stock within forty-five days after its receipt, unless such Sale is prohibited by Applicable Law, in which case the Borrower (or the Collateral Manager on the Borrower’s behalf) shall use its commercially reasonable efforts to effect such Sale as soon as permitted by Applicable Law.

(iv)           The Borrower shall not acquire or continue to own (and, in the case of any proposed exchange of a Collateral Obligation or Equity Security by the related obligor, shall either sell or effect a transfer to a Blocker Subsidiary pursuant to Section 2.12(e) prior to receipt of) any Tax Ineligible Obligation.

(c)            Investments and Reinvestments. The Borrower may invest or reinvest Available Investment Proceeds toward the purchase of any other Collateral Obligation, provided that, such proposed purchase (i) satisfies the Eligibility Criteria and (ii) satisfies the conditions of Section 2.12(d) and Section 3.2. For the avoidance of doubt, the Borrower shall not enter into any proposed trade with respect to any purchase of a Collateral Obligation unless the Collateral Manager reasonably determines, as of the related trade date, that there are sufficient Available Investment Proceeds to settle such purchase. Following the end of the Aggregation Period, the Borrower shall not be permitted to invest or reinvest Available Investment Proceeds towards the purchase of any other Collateral Obligation; provided that, the Borrower may settle Collateral Obligations: in respect of which (i) it entered into a commitment to purchase such Collateral Obligation prior to the end of the Aggregation Period in accordance with the terms of this Agreement, (ii) the proposed settlement date for such Collateral Obligation is not later than the earlier of (x) the date that is 30 days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) after the date on which the Borrower entered into such commitment and (y) the date that is 30 days after the end of the Aggregation Period and (iii) the Borrower has deposited the proceeds of such borrowing in the Principal Collection Account or the Unfunded Exposure Account, as applicable.

(d)           Conditions Precedent to Funded Loans, Sales, Investments and Reinvestments. Notwithstanding anything to the contrary set forth herein, the making of all Funded Loans pursuant to Section 2.1, all Sales pursuant to Section 2.12(a) and all investments and reinvestments pursuant to Section 2.12(c) are subject to the satisfaction (or solely in the case of subclauses (iii) or (iv) of this Section 2.12(d), waiver, in the sole discretion of the Administrative Agent and the Controlling Parties) of the following conditions precedent, determined in each case immediately prior to and immediately after giving pro forma effect to any such proposed Sale, investment or reinvestment:

(i)             no Default or Event of Default has occurred and is continuing, or could reasonably be expected to result from such Funded Loan, Sale, investment or reinvestment;

(ii)            solely in the case of such Funded Loan, investment or reinvestment, the Eligibility Criteria are satisfied;

(iii)          all representations and warranties of the Borrower and the Collateral Manager set forth herein are true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty that does not contain any materiality qualification) as of the date of such Funded Loan, Sale, investment or reinvestment, except to the extent that any such representation or warranty relates to an earlier date, in which case, such representation or warranty was true and correct in all respects or in all material respects (in the case of any representation or warranty that does not contain any materiality qualification) as of such earlier date;

(iv)          each of the Borrower and the Collateral Manager are in compliance in all respects (in the case of any covenant containing any materiality qualification) or in all material respects (in the case of any covenant that does not contain any materiality qualification) with all covenants applicable to such party set forth herein;

(v)            the Termination Date has not occurred;

(vi)           the amount on deposit in the Unfunded Exposure Account is greater than or equal to the Aggregate Unfunded Exposure Amount; and

(vii)          with respect to the sale of any Collateral Obligation after delivery of a notice for the removal of the Collateral Manager for Cause and prior to the replacement of the Collateral Manager, each of the Member and the Administrative Agent has provided its prior written consent to such sale (such consent not to be unreasonably withheld, conditioned or delayed).

(e)            Blocker Subsidiaries. The Borrower (or the Collateral Manager on the Borrower’s behalf) may effect the transfer to a Blocker Subsidiary of any Tax Ineligible

Obligation, any right to receive a Tax Ineligible Obligation, or any item of Collateral the ownership of which may result in the Borrower receiving a Tax Ineligible Obligation, prior to the receipt of such Tax Ineligible Obligation. Any such transfer to a Blocker Subsidiary is subject to the following conditions:

(i)             The Borrower is not required to obtain confirmation of the ratings of the Funded Loans and/or Revolving Notes in connection with the incorporation of, or transfer of any security or obligation to, any Blocker Subsidiary; provided that (a) prior to the incorporation of any Blocker Subsidiary, the Collateral Manager, on behalf of the Borrower, provides written notice to the Rating Agency and the Collateral Custodian and (b) prior to the scheduled delivery to a Blocker Subsidiary of any security or obligation, the Collateral Manager, on behalf of the Borrower, provides written notice to the Rating Agency; and

(ii)             the Borrower (or the Collateral Manager on the Borrower’s behalf) provides written notice of the creation of any Blocker Subsidiary and the identity and nature of the assets being transferred thereto to the Administrative Agent and the Collateral Custodian.

The Borrower is not required to continue to hold in a Blocker Subsidiary (and may instead hold directly) a Collateral Obligation, Permitted Investment or Equity Security if it receives written advice of Allen & Overy LLP or Blank Rome LLP or written opinion of another nationally recognized counsel to the effect that the Borrower can transfer such asset from the Blocker Subsidiary to the Borrower and can hold such asset directly without causing the Borrower to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes or otherwise realizing income subject to U.S. federal income taxation on a net income basis. The Borrower shall not sell or otherwise transfer any interests in a domestic Blocker Subsidiary that constitutes a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Any domestic Blocker Subsidiary that constitutes a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code will be required to sell or otherwise dispose of any United States real property interests within the meaning of Section 897(c) of the Code and pay any U.S. federal income taxes on any income or gain from such Sale or other disposition prior to making any Distribution in redemption of its stock or a liquidation. For financial accounting reporting purposes (including each Required Report prepared pursuant to this Agreement) and the Concentration Limits and Transaction Concentration Requirements (and, for the avoidance of doubt, not for tax purposes), the Borrower will be deemed to own a Collateral Obligation, Permitted Investment or Equity Security held by a Blocker Subsidiary rather than its interest in that Blocker Subsidiary.

Section 2.13     Release of Securities.

(a)            The Borrower may, by Borrower Order (upon which the Collateral Custodian may conclusively rely) delivered to the Collateral Custodian at least one Business Day prior to the settlement date for any Sale of any item of Collateral, certifying that the Sale of such item of Collateral is being made in accordance with, and complies with all applicable requirements of, Section 2.12(a), (b) and (d), (which certification will be deemed to have been provided upon delivery of a Borrower Order or trade confirmation in respect of such sale) direct the Collateral Custodian to release or cause to be released such item of Collateral from the Lien of this Agreement and, upon receipt of such Borrower Order, the Collateral Custodian shall deliver any such item of Collateral, if in physical form, duly endorsed to the broker or purchaser designated in such Borrower Order or, if such item of Collateral is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified in such Borrower Order; provided that the Collateral Custodian may deliver any such Possessory Collateral for examination in accordance with street delivery custom; provided, further, that, notwithstanding the foregoing, and except in connection with the settlement of any sold Collateral Obligation for which the trade date has occurred, the Borrower shall not direct the Collateral Custodian to release any item of Collateral pursuant to this Section 2.13(a) following the occurrence and during the continuance of an Event of Default without the prior written consent of the Administrative Agent (in its sole discretion).

(b)           If no Event of Default has occurred and is continuing and subject to the Priority of Payments, upon receipt of a Borrower Order the Collateral Custodian shall (i) with respect to any item of Collateral that is set for any mandatory call or redemption or payment in full, deliver and release, or cause to be released such item of Collateral from the Lien of this Agreement, such item of Collateral to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager and the Member.

(c)            Upon receiving actual written notice of any offer or any request for a waiver, consent, amendment or other modification with respect to any Collateral Obligation, the Collateral Custodian on behalf of the Borrower shall promptly notify the Collateral Manager and the Member that such Collateral Obligation is subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or such request. Unless an Event of Default has occurred and is continuing (in which case, such right of direction will vest solely in the Administrative Agent), the Collateral Manager will, subject to Section 5.3, have the exclusive right to direct in writing (upon which direction the Collateral Custodian may conclusively rely) (i) the Collateral Custodian to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the Lien of this Agreement such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor or (ii) the Borrower or the Collateral Custodian to agree to or otherwise act with respect to such consent, waiver, amendment or modification. If an Event of Default has occurred and is continuing, the Administrative Agent at the direction of the Controlling Parties shall have the exclusive right to direct in writing (upon which the Collateral Custodian may conclusively rely) the Borrower, or if applicable, the Collateral Custodian to (i) accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the Lien of this Agreement such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor or (ii) agree to or otherwise act with respect to such consent, waiver, amendment or modification.

(d)           The Collateral Custodian shall deposit any proceeds received from the disposition of an item of Collateral in the applicable sub-account under the Collection

Account, unless simultaneously applied to the purchase of Additional Collateral Obligations or Permitted Investments in accordance with the requirements of Section 2.12 and Section 2.9(c).

Any item of Collateral or amounts that are released pursuant to Section 2.13(a), (b), (c) or (d) will be released from the Lien of this Agreement.

Section 2.14     Eligibility Criteria. On and after the date of the Initial Funded Loan, a Collateral Obligation is eligible for purchase by the Borrower and inclusion in the Collateral only if, as evidenced by an Officer’s Certificate of the Collateral Manager delivered to the Administrative Agent and the Collateral Custodian, the Eligibility Criteria are satisfied at the time such Collateral Obligation is purchased, after giving pro forma effect to such purchase.

Section 2.15     [Reserved].

Section 2.16     Effective Date; Purchase of Additional Collateral Obligations.

(a)            If (and only if) Moody’s has provided an Initial Rating prior to the Determination Date in June, 2019 (the “Interim Date”), the Borrower shall use commercially reasonable efforts to purchase, on or before the Effective Date, Collateral Obligations such that the Target Facility Par Condition is satisfied. In addition, if (and only if) the Initial Rating has been provided by Moody’s prior to the Interim Date, the Borrower (or the Collateral Manager on its behalf) shall prepare a written report, determined as of the Interim Date, setting forth the Aggregate Principal Balance of the Collateral Obligations, the Diversity Score, the Weighted Average Moody’s Rating Factor, the Weighted Average Spread and the Weighted Average Moody’s Recovery Rate. Such written report must be delivered to the Collateral Custodian and Moody’s within ten Business Days following the Interim Date; provided that no such report will be required if the Initial Rating has not been provided prior to the Interim Date. If Moody’s has provided an Initial Rating prior to the Interim Date, the Borrower shall also use commercially reasonable efforts to meet the following measures as of the Interim Date: (i) the Aggregate Principal Balance of the Collateral Obligations is greater than or equal to $40,000,000, (ii) the Diversity Score is greater than or equal to 0, (iii) the Weighted Average Moody’s Rating Factor is less than or equal to 2800, (iv) the Weighted Average Spread is greater than or equal to 3.00% and (v) the Weighted Average Moody’s Recovery Rate greater than or equal to 45.00%.

(b)           Unless clause (c) below is applicable, and only if Moody’s has provided an Initial Rating at any time prior to the Effective Date, within 30 Business Days after the Effective Date, the Borrower shall provide, or cause the Collateral Manager to provide the following documents: (i) to Moody’s, a report prepared by the Collateral Administrator in accordance with, and subject to the terms of, the Collateral Administration Agreement identifying the Collateral Obligations and, with respect to each Collateral Obligation, specifying (A) its identification number, LIBOR floor (if any) and classification as a First Lien Loan (or a Participation Interest therein), Second Lien Loan (or a Participation Interest therein), Senior Unsecured Loan (or a Participation Interest therein) or Subordinated Loan (or a Participation Interest therein), (B) its Principal Balance, (C) its Moody’s Market Value, (D) its Market Value and (E) the balance of each Account and (ii) to the Collateral

Custodian, the Collateral Manager and Moody’s, a report (prepared by the Collateral Administrator in accordance with, and subject to the terms of, the Collateral Administration Agreement) stating the following information (the “Effective Date Report”): (1) the Obligor, Principal Balance, coupon/spread, stated maturity, Moody’s Default Probability Rating, Moody’s Industry Classification Group and country of domicile with respect to each Collateral Obligation as of the Effective Date, and substantially similar information provided by the Borrower with respect to every other asset included in the Collateral (to the extent such asset is a security or a Loan), by reference to such sources specified therein, and (2) as of the Effective Date, the level of compliance with, and satisfaction or non-satisfaction of, (A) the Target Facility Par Condition, (B) each Coverage Test, (C) the Concentration Limits, (D) the Transaction Concentration Requirements, (E) the Collateral Quality Test, (F) the Advance Rate Test, (G) the Required Equity Investment and (H) the Market Value Ratio Test and (I) the Market Value Ratio Supplemental Margin Test (the tests reflected in the foregoing clauses (A) through (I) above, the “Effective Date Tests”). In connection with the Collateral Administrator’s preparation of the Effective Date Report, the Borrower (or the Collateral Manager on behalf of the Borrower) shall provide to the Collateral Administrator (upon its execution of an acknowledgment letter) an Accountants’ Report that recalculates the information set forth in the Effective Date Report (such Accountants’ Report, the “Effective Date Accountants’ Report”). Upon receipt of the Effective Date Report, the Collateral Custodian and the Collateral Manager shall each compare the information contained in such Effective Date Report to the information contained in their respective records with respect to the Collateral and shall, within three Business Days after receipt of such Effective Date Report, notify such other party and the Borrower, the Collateral Administrator and Moody’s if the information contained in the Effective Date Report does not conform to the information maintained by the Collateral Custodian or the Collateral Manager, as the case may be. If any discrepancy exists, the Collateral Custodian and the Borrower, or the Collateral Manager on behalf of the Borrower, shall attempt to resolve the discrepancy. If such discrepancy cannot be resolved within five Business Days after the delivery of such a notice of discrepancy, the Collateral Manager shall request that the Independent accountants selected by the Borrower pursuant to Section 5.1(g) perform agreed-upon procedures on the Effective Date Report and the Collateral Manager’s and Collateral Custodian’s records to determine the cause of such discrepancy. If such procedures reveal an error in the Effective Date Report or the Collateral Manager’s or Collateral Custodian’s records, the Effective Date Report or the Collateral Manager’s or Collateral Custodian’s records will be revised accordingly and notice of any error in the Effective Date Report shall be sent as soon as practicable by the Borrower to all recipients of such report. For the avoidance of doubt, the Effective Date Report shall not include or refer to the Effective Date Accountants’ Report.

(c)            If Moody’s has provided an Initial Rating, and if (1) the Borrower or the Collateral Manager, as the case may be, has not provided to Moody’s both (A) an Effective Date Report that also confirms satisfaction of or compliance with the Target Facility Par Condition, each Coverage Test, the Concentration Limits, the Transaction Concentration Requirements and the Collateral Quality Test and (B) a certificate the “Effective Date Borrower Certificate” and together with the Effective Date report described in clause (A) above, a “Passing Report”) that (i) indicates the Borrower has received an Accountants’ Report that recalculates information set forth on the Effective Date Report, (ii) certifies, based on the information in such Accountants’ Report and the Effective Date

Report, that the information in the Effective Date Report is accurate in all material respects and (iii) attributes such conclusions from the foregoing review to the Borrower prior to the date 30 Business Days after the Effective Date or (2) the Rating Condition has not been satisfied within 30 Business Days following the Effective Date, then, if by the Determination Date immediately preceding the first Payment Date to occur more than 30 Business Days after the Effective Date, the Borrower (or the Collateral Manager on the Borrower’s behalf) has not provided a Passing Report to Moody’s or satisfied the Rating Condition, each as described in the preceding clauses (1) and (2) of this paragraph, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall instruct the Collateral Custodian to transfer amounts from the Interest Collection Account to the Principal Collection Account and may, prior to the first Payment Date to occur more than 30 Business Days after the Effective Date, purchase additional Collateral Obligations in an amount sufficient to enable the Borrower (or the Collateral Manager on the Borrower’s behalf) to (i) provide a Passing Report to Moody’s or (ii) satisfy the Rating Condition; provided that, in lieu of complying with this Section 2.16(c), the Borrower (or the Collateral Manager on the Borrower’s behalf) may take such action, including a Special Redemption and/or transferring amounts from the Interest Collection Account to the Principal Collection Account as Principal Collections (for use in a Special Redemption), sufficient to enable the Borrower (or the Collateral Manager on the Borrower’s behalf) to (1) provide to Moody’s a Passing Report or (2) satisfy the Rating Condition; provided, further, that amounts may not be transferred from the Interest Collection Account to the Principal Collection Account if, after giving effect to such transfer, such transfer would result in a shortfall of interest with respect to the Funded Loans.

Section 2.17     Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law any Other Taxes.

(c)            Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the

Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.15(c) relating to the maintenance of a participant register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(c).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to any governmental authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation as is reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower to achieve compliance with the Tax Account Reporting Rules. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (f)(iii) of this Section 2.17) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under the Tax Account Reporting Rules, to comply with any applicable reporting obligations or to determine the amount to deduct and withhold from such payment, if any) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Lender further agrees that such information and documentation may be provided to the IRS.

(ii)             Without limiting the generality of the foregoing,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “United States Person”) shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Lender that is not United States Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form and substance acceptable to the Borrower to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance

Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form and substance acceptable to the Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form and substance acceptable to the Borrower on behalf of each such direct and indirect partner;

(5)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)            If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent in accordance with the terms of this Agreement or any assignment of rights by, or the replacement of, a Lender in accordance with the terms of this Agreement, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 2.18     Mitigation Obligations.

If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III

CONDITIONS TO CLOSING AND FUNDED LOANS

Section 3.1   Conditions to Closing and Initial Funded Loan. No Lender is obligated to make an Initial Funded Loan hereunder, nor is any Lender, the Administrative Agent or the Collateral Custodian obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied or waived in writing by the Administrative Agent in its sole discretion; provided that a waiver of any requirement in clause (f) below requires satisfaction of the Rating Condition:

(a)            Prior to its Initial Funded Loan, the applicable Lender approves, in its sole discretion, its Initial Funded Loan;

(b)            Prior to 10:00 a.m. at least two Business Days prior to the Funding Date of its Initial Funded Loan, the Borrower (or the Collateral Manager on the Borrower’s behalf) has delivered to the Administrative Agent (with a copy to the Collateral Custodian):

(i)             a Funding Notice;

(ii)            an Eligibility Criteria Compliance Certificate;

(iii)           if applicable, an Assignment of Underlying Instruments substantially in the form of Exhibit D (including Exhibit A thereto) containing such additional information as the Administrative Agent may reasonably request; and

(iv)           an Officer’s Certificate (which may be part of the Funding Notice) certifying (A) that such Initial Funded Loan will be used to purchase Collateral Obligations and/or deposited into the Principal Collection Account and (B) that each of the conditions precedent in this Section 3.1 has been satisfied;

(c)           On or prior to the Closing Date, each Transaction Document has been duly executed by, and delivered to, the parties thereto, and the Administrative Agent has received such other documents, instruments, agreements and legal opinions as it reasonably requests in connection with the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Administrative Agent;

(d)           On or prior to the Closing Date, the Administrative Agent has received satisfactory evidence that each of the Borrower and the Collateral Manager has obtained all material required consents and approvals of all Persons to its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby;

(e)            On or prior to the Closing Date, each of the Borrower and the Collateral Manager has delivered to the Administrative Agent a certificate substantially in the form of Exhibit C;

(f)            The Collateral Manager has delivered to the Administrative Agent certification that no Default or Event of Default has occurred and is continuing;

(g)           On or prior to the Closing Date, the Administrative Agent and the Collateral Custodian have received the executed legal opinions of (i) Blank Rome LLP, New York counsel and special tax counsel to the Borrower and the Collateral Manager, opining (A) on the enforceability, grant and perfection of the Lien on the Collateral and the Transaction Documents, (B) the substantive consolidation of the Borrower into the Member and the true sale of Collateral Obligations pursuant to the Purchase and Contribution Agreement by the Member to the Borrower and (C) the enforceability of the Transaction Documents to which the Borrower or the Collateral Manager is a party and (ii) Nixon Peabody LLP, counsel to the Collateral Custodian, the Document Custodian and the

Collateral Administrator, in each case in form and substance reasonably acceptable to the Administrative Agent in its sole discretion;

(h)           On or prior to the Closing Date, the Administrative Agent, the Lenders, the Collateral Custodian and the Document Custodian have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(i)             On or prior to the Closing Date, all corporate and other proceedings and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents are reasonably satisfactory in form and substance to the Administrative Agent;

(j)             If requested by the applicable Lender prior to its Initial Funded Loan, such Lender has received a duly executed copy of its Revolving Note in a principal amount equal to its Maximum Permitted Funded Amount;

(k)            On or prior to the Closing Date, a UCC-1 financing statement is in proper form for filing in the filing office of the appropriate jurisdiction and, when filed, together with the Account Control Agreement, will be effective to perfect the Collateral Custodian’s Lien on the portion of the Collateral in which a Lien may be perfected by filing or by execution of a control agreement;

(l)             On or prior to the Closing Date, the Administrative Agent has received a secretary’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, of each of the Borrower and Collateral Manager that includes a copy of the resolutions of the Board of Directors (or similar governing or managing body) of such Person authorizing (i) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder and (iii) in the case of the Borrower, the granting of the Liens created pursuant to the Transaction Documents, in each case certified by an Authorized Officer of such Person as of the Closing Date and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(m)           On or prior to the Closing Date, the Administrative Agent has received an incumbency certificate dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, of each of the Borrower and the Collateral Manager providing specimen signatures of the officers of such Person authorized to execute any Transaction Document, and such incumbency certificate has been certified by an Authorized Officer of such Person;

(n)           On or prior to the Closing Date, the Administrative Agent has received complete and correct copies of the Governing Documents of the Borrower, certified by an Authorized Officer of the Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, as complete and correct copies thereof;

(o)           On or prior to the Closing Date, the Administrative Agent has received certificates dated as of a recent date from the Secretary of State, or other appropriate authority, evidencing the good standing of each of the Borrower and the Collateral Manager (i) in its jurisdiction of organization and (ii) in each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires it to qualify as a foreign Person (except, as to this subclause (ii), where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect);

(p)           On or prior to the Closing Date, the Administrative Agent has received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including the filing of a UCC-1 financing statement, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens (or to evidence the same) created, or purported to be created, by the Transaction Documents have been or will be appropriately completed;

(q)           Prior to any Initial Funded Loan, the Administrative Agent has received evidence reasonably satisfactory to it that the Initial Required Equity Investment has been contributed to the Borrower and that the Cash portion, if any, of such contribution has been deposited into the Principal Collection Account and the Collateral Obligation portion, if any, of such contribution has been deposited into the Collateral Account;

(r)            On or prior to the Closing Date, the Administrative Agent has received results satisfactory to it of a recent search of the UCC, judgment and tax lien filings with respect to personal property of the Borrower; and

(s)            On or prior to the Closing Date, the Administrative Agent has received payment, in immediately available funds, of the Structuring Fee.

The conditions precedent set forth in clauses (l), (m), (n) and (o) above may be satisfied by either (1) delivering separate certificates or (2) including the applicable certifications in the secretary’s certificate described in clause (l).

Section 3.2         Certain Conditions Precedent to Funded Loans and Purchases. Each Funded Loan (other than the Initial Funded Loan) and each investment and reinvestment pursuant to Section 2.12(c) (each, a “Transaction”) is subject to the satisfaction or waiver of the following conditions precedent; provided that a waiver of any requirement in clause (b)(ii) or (d) below requires the satisfaction of the Rating Condition:

(a)            With respect to any Funded Loan, the applicable Lender has approved, in its sole discretion, (such approval not to be unreasonably withheld, conditioned or delayed) its Funded Loan;

(b)           Prior to 3:00 p.m. at least two Business Days prior to the related Funding Date with respect to any Funded Loan, the Borrower (or the Collateral Manager on the Borrower’s behalf) has delivered to the Administrative Agent (with a copy to the Collateral Custodian):

(i)             a Funding Notice;

(ii)            an Eligibility Criteria Compliance Certificate;

(iii)           if applicable, an Assignment of Underlying Instruments substantially in the form of Exhibit D (including Exhibit A thereto) containing such additional information as the Administrative Agent and each Lender may reasonably request; and

(iv)           an Officer’s Certificate (which may be part of the Funding Notice) certifying (A) that such Funded Loan will be used to purchase Collateral Obligations and/or deposited into the Principal Collection Account and (B) that each of the conditions precedent in this Section 3.2 has been satisfied;

(c)            Each of the Borrower and the Collateral Manager will be deemed to make each representation set forth in Section 2.12(d);

(d)           The Aggregation Period has not been terminated;

(e)            The Administrative Agent has received such other approvals, opinions or documents as it reasonably requests;

(f)            The Borrower and Collateral Manager have delivered to the Administrative Agent all reports required to be delivered hereunder as of the date of such Transaction;

(g)           Subject to Section 12.7, the Borrower has paid all fees then required to be paid and has reimbursed the Collateral Custodian and the Administrative Agent for all reasonable and documented fees, costs and expenses then required to be paid in connection with such Transaction pursuant hereto, including the reasonable and documented attorneys’ fees and any other reasonable and documented legal and document preparation costs incurred by the Collateral Custodian, the Document Custodian, the Collateral Administrator, the Securities Intermediary and the Administrative Agent;

(h)           With respect to any investment or reinvestment pursuant to Section 2.12(c), the Borrower or the Collateral Manager on behalf of the Borrower has received written approval of the Administrative Agent, evidencing the approval of the Administrative Agent in accordance with clause (B) of the definition of “Collateral Obligation”, of the Collateral Obligations to be purchased; and

(i)             With respect to any investment or reinvestment pursuant to Section 2.12(c), the Borrower (or the Collateral Manager on the Borrower’s behalf) has delivered to the Collateral Custodian (with a copy to the Administrative Agent) no later than 2:00 p.m. on the date of such Transaction, the duly executed Promissory Note for each acquired Collateral Obligation in respect of which a Promissory Note has been issued or, if any Collateral Obligations are closed in escrow, a certificate or other written confirmation from the closing attorneys of such Collateral Obligations that all documentary conditions precedent to the funding of such Collateral Obligation have been satisfied.

The failure of the Borrower (or the Collateral Manager on the Borrower’s behalf) to (i) satisfy any of the foregoing conditions precedent in respect of any Funded Loan (other than any condition precedent that is waived by the Administrative Agent) or (ii) deliver (a) a Promissory Note (to the extent issued and delivered) or (b) a certificate or other written confirmation, each as set forth in Section 3.2(i), within five Business Days of any such Funded Loan, investment or reinvestment, will give rise to a right of each Lender, which right may be exercised by the Administrative Agent at any time on the demand of such Lender, to (x) rescind a pro rata portion of such Funded Loan relating to the Collateral Obligation or Collateral Obligations for which any condition precedent was not satisfied or waived in accordance with Section 12.1(b) and (y) direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to such pro rata portion of such Funded Loan.

Section 3.3         Collateral Custodianship; Delivery of Collateral.

(a)            The Collateral Custodian and the Document Custodian shall hold all Possessory Collateral received by it at the respective Corporate Trust Office. Any successor Collateral Custodian must be a state or national bank or trust company, which (i) is not an Affiliate of the Borrower, (ii) is a Qualified Institution, (iii) otherwise satisfies the requirements of Section 7.7 and (iv) makes the representations of the Collateral Custodian set forth herein to the Borrower, the Administrative Agent and the Lenders in connection with its assumption of the Collateral Custodian’s duties hereunder.

(b)           Each time that the Borrower (or the Collateral Manager on the Borrower’s behalf) directs or causes the acquisition of any Collateral Obligation or Permitted Investment, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall ensure delivery to the Document Custodian of any Collateral Obligation File and to the Collateral Custodian of any Other Possessory Collateral related to such acquired Collateral Obligation or Permitted Investment for credit to the Collateral Account in accordance with the terms of this Agreement. The Borrower (or the Collateral Manager on the Borrower’s behalf) shall promptly take any and all other actions necessary to create and perfect in favor of the Collateral Custodian a valid first-priority Lien on such acquired Collateral Obligation or Permitted Investment, including any related Possessory Collateral (subject to Permitted Liens). Delivery of any Possessory Collateral must be by the following means:

(i)             in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form, by (A) Indorsement to the Collateral Custodian or in blank, or registration in the name of the Collateral Custodian, (B) delivery of such Instrument or Security Certificate to the Collateral Custodian at the Corporate Trust Office and (C) maintenance of continuous possession by the Collateral Custodian of such Instrument or Security Certificate at the Corporate Trust Office; or

(ii)            in the case of a Security Entitlement, crediting such Security Entitlement to the Collateral Account.

In addition, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall, (x) in the case of an Uncertificated Security (A) cause the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) cause such registration to remain effective and (y)

in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument), file, maintain and continue the effectiveness of, or permit the Collateral Custodian in accordance with the terms of this Agreement to file, maintain and continue the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Custodian as secured party and describing the Collateral Obligation or Permitted Investment (as the case may be) as the collateral, at the filing office of the Secretary of State of the State of Delaware.

(c)            Notwithstanding anything to the contrary contained in any Transaction Document, the security interest of the Collateral Custodian in any Collateral sold, used, transferred or otherwise disposed of in a transaction not prohibited by this Agreement will, immediately and without further action on the part of the Collateral Custodian or any other party, be released, and the Collateral Custodian shall immediately deliver or transfer such Collateral as directed by the Borrower (or the Collateral Manager on the Borrower’s behalf).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1         Representations and Warranties of the Borrower. The Borrower represents and warrants to the Collateral Custodian, the Administrative Agent and the Lenders that:

(a)            The Borrower is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Delaware. From the date of the Borrower’s formation through and including the date of this Agreement, the Borrower has engaged only in organizational activities contemplated by its Certificate of Formation and the LLC Agreement and, on and after the date of this Agreement, shall engage only in (i) the business and activities permitted under its Certificate of Formation and the LLC Agreement and (ii) the transactions contemplated by the Transaction Documents.

(b)           The Borrower has the power and authority to execute and deliver this Agreement and all of the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and has taken all necessary action to authorize such execution, delivery and performance.

(c)            The execution, delivery and performance by the Borrower of this Agreement and each other Transaction Document to which it is a party do not violate or conflict with any Applicable Law or, in any material respect, any contractual restrictions binding on or affecting it or any of its assets or any provision of its Governing Documents.

(d)           All material governmental and other consents that are required to have been obtained by the Borrower with respect to its execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party have been obtained and are in full force and effect, and the Borrower has complied with all conditions necessary to maintain any such consents.

(e)            Each of this Agreement and the other Transaction Documents to which the Borrower is a party constitutes a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with such agreement’s respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(f)            There is not pending or, to the Borrower’s knowledge, threatened against it in writing or actually known to any senior manager of the Collateral Manager having supervisory authority with respect to the Collateral any action, suit or proceeding at law or in equity or before any Governmental Authority that is likely to affect the legality, validity or enforceability against it of this Agreement or any other Transaction Document to which it is a party or its ability (as a matter of law) to perform its obligations under this Agreement or any such Transaction Document.

(g)           The Borrower is not required to register as an “investment company” under the 1940 Act.

(h)           For U.S. federal income tax purposes, the Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed by it (if any) and has timely paid or caused to be paid all taxes required to have been paid by it (if any), except (i) where the Borrower is currently contesting the validity of such taxes in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the Borrower’s books, or (ii) where the failure to do so could not reasonably be expected to result, singly or in the aggregate, in a material adverse effect upon the Borrower.

(i)             Each Funding Notice, Eligibility Criteria Compliance Certificate, Daily Report, Monthly Report and Quarterly Loan File and all other written information, reports, certificates and statements (other than projections and forward-looking statements) provided or furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement are, as of the date on which such Funding Notice, Eligibility Criteria Compliance Certificate, Daily Report, Monthly Report, Quarterly Loan File, written information, report, certificate or statement is provided, true and correct in all material respects and do not omit to state a material fact necessary to make the Funding Notice, Eligibility Criteria Compliance Certificate, Daily Report, Monthly Report, Quarterly Loan File, written information or statements contained therein not misleading; provided that (i) to the extent any such written information or statements (other than projections and forward-looking statements) were furnished to the Borrower or the Collateral Manager, as applicable, by an Obligor or any other third party, such written information or statements (other than projections and forward-looking statements) are true and correct in all material respects (and do not omit to state a material fact necessary to make such information or statements not misleading) to the best knowledge of the Borrower or the Collateral Manager and (ii) all projections and forward-looking statements provided or furnished by or on behalf of the Borrower to any Secured Party were, as of the date on which such projections and/or forward looking statements were provided, prepared reasonably and in good faith by the

Borrower or the Collateral Manager, as applicable, in light of the information then available to the Borrower and the Collateral Manager.

(j)             The Borrower is a 100% wholly-owned subsidiary of TP Flexible Income Fund, Inc.

Section 4.2         Representations and Warranties of the Borrower Relating to the Collateral. The Borrower hereby represents and warrants to the Collateral Custodian, the Administrative Agent and the Lenders that, as of the Closing Date (which representations and warranties will survive the execution of this Agreement and be deemed to be repeated on each date on which any Collateral is granted to the Collateral Custodian hereunder), with respect to the Collateral:

(a)            The Borrower owns such Collateral free and clear of any Liens, other than Permitted Liens.

(b)           (i) Other than Permitted Liens or as permitted by this Agreement, the Borrower has not mortgaged, pledged, hypothecated, assigned, sold, granted a Lien on, or otherwise conveyed any of the Collateral, (ii) the Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral, other than any financing statement in connection with a Permitted Lien, and (iii) the Borrower is not aware of any judgment liens or Tax lien filings against the Borrower.

(c)            The Collateral is comprised of Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, General Intangibles, Uncertificated Securities, Certificated Securities and Security Entitlements to Financial Assets.

(d)           All Accounts constitute Securities Accounts.

(e)            (i) This Agreement is effective to create in favor of the Collateral Custodian for the benefit of the Secured Parties a valid first priority security interest in the Collateral; (ii) the Borrower has done all things necessary to validly perfect such security interest; and (iii) such security interest is senior to the rights of all other creditors of the Borrower and prior to all other Liens (subject in all cases to Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower.

(f)            With respect to any Collateral that constitutes Instruments, (i) the Borrower has caused, or will have caused within ten days after the Closing Date, the filing of all appropriate financing statements in the proper office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Instruments granted to the Collateral Custodian for the benefit and security of the Secured Parties and (ii) (A) all original executed copies of each Promissory Note (to the extent issued and delivered) that constitutes or evidences the Instruments have been delivered to the Document Custodian, or the Borrower has received written acknowledgement from a custodian that such custodian is holding the Promissory Notes that constitute evidence of the Instruments solely on behalf of the Collateral Custodian for the benefit of the Secured Parties and (B) none of the

Instruments that constitute or evidence the Collateral has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Collateral Custodian for the benefit of the Secured Parties.

(g)           With respect to any Collateral that constitutes Security Entitlements:

(i)             all of such Collateral has been and will be credited to one of the Accounts, and the Securities Intermediary for each Account has agreed to treat all assets credited to such Accounts as Financial Assets;

(ii)            (A) the Borrower has caused, or will have caused within ten days after the Closing Date, the filing of all appropriate financing statements in the proper office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest granted to the Collateral Custodian for the benefit and security of the Secured Parties, and (B) (1) the Borrower has delivered to the Collateral Custodian a fully executed Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Collateral Custodian relating to the Accounts without further consent by the Borrower or (2) the Borrower has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Custodian as the Person having a security entitlement against the Securities Intermediary in each of the Accounts; and

(iii)           (A) all Accounts are in the name of the Borrower or the Collateral Custodian, and (B) the Borrower has not consented to the Securities Intermediary’s compliance with an entitlement order from any Person other than (1) the Borrower prior to a Notice of Exclusive Control being provided by the Collateral Custodian and (2) following a Notice of Exclusive Control, the Collateral Custodian.

(h)           With respect to any Collateral that constitutes General Intangibles, the Borrower has caused, or will have caused within ten days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Custodian for the benefit and security of the Secured Parties.

(i)             The Borrower has received all material consents and approvals required by the terms of any documents or agreements evidencing any Collateral to pledge such Collateral to the Collateral Custodian hereunder.

Each of the Borrower and the Collateral Manager agrees to promptly provide notice to the Administrative Agent, the Member and the Collateral Custodian if either becomes aware of the breach of any of the representations and warranties contained in this Section 4.2.

Section 4.3         Representations and Warranties of the Collateral Manager. The
Collateral Manager represents and warrants to the Collateral Custodian, the Administrative Agent, the Lenders and the Member that:

(a)            The Collateral Manager is duly organized and validly existing in good standing under the laws of the State of Delaware.

(b)           The Collateral Manager has the power and authority to execute and deliver this Agreement and all of the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and has taken all necessary action to authorize such execution, delivery and performance.

(c)            The execution, delivery and performance by the Collateral Manager of this Agreement and each other Transaction Document to which it is a party do not violate or conflict with any Applicable Law, contractual restrictions binding on or affecting it or any of its assets or any provision of its Governing Documents.

(d)           All material governmental and other consents that are required to have been obtained by the Collateral Manager with respect to its execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party have been obtained and are in full force and effect, and the Collateral Manager has complied with all conditions of any such consents.

(e)           Each of this Agreement and the other Transaction Documents to which the Collateral Manager is a party constitutes a legal, valid and binding agreement of the Collateral Manager, enforceable against the Collateral Manager in accordance with such agreement’s respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(f)            There is not pending or, to the Collateral Manager’s knowledge, threatened against it in writing or actually known to any senior manager of the Collateral Manager having supervisory authority with respect to the Collateral any action, suit or proceeding at law or in equity or before any Governmental Authority that is likely to affect the legality, validity or enforceability against it of this Agreement or any other Transaction Document to which it is a party or its ability (as a matter of law) to perform its obligations under this Agreement or any such other Transaction Document.

(g)           Each Funding Notice, Eligibility Criteria Compliance Certificate, Daily Report, Monthly Report and Quarterly Loan File and all other written information, reports, certificates and statements (other than projections and forward-looking statements) provided or furnished by or on behalf of the Collateral Manager to any Secured Party for purposes of or in connection with this Agreement are, as of the date on which such Funding Notice, Eligibility Criteria Compliance Certificate, Daily Report, Monthly Report, Quarterly Loan File, written information, report, certificate or statement is provided, true and correct in all material respects and do not omit to state a material fact necessary to make the Funding Notice, Eligibility Criteria Compliance Certificate, Daily Report, Monthly Report, Quarterly Loan File, written information or statements contained therein not misleading; provided that (i) to the extent any such written information or statements (other than projections and forward-looking statements) were furnished to the Borrower or the Collateral Manager, as applicable, by a related Obligor or any other third party, such written information or statements are true and correct in all material respects (and do not omit to state a material fact necessary to make such written information or statements not misleading) to the best knowledge of the Borrower or the Collateral Manager and (ii) all projections and forward-looking statements provided or furnished by or on behalf of the Borrower to any Secured Party were, as of the date on which such projections and/or forward looking statements were provided, prepared reasonably and in good faith by the Borrower or the Collateral Manager, as applicable, in light of the information then available to the Borrower and the Collateral Manager.

(h)           The Collateral Manager is a Registered Investment Adviser.

Section 4.4         Representations and Warranties of the Collateral Custodian and Document Custodian. Each of the Collateral Custodian and Document Custodian represents and warrants to the Administrative Agent, the Lenders, the Collateral Manager and the Borrower as of the Closing Date that:

(a)            It is duly organized and validly existing in good standing as a national banking association under the laws of the United States of America.

(b)           It has the power and authority to execute and deliver this Agreement and all of the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and has taken all necessary action to authorize such execution, delivery and performance.

(c)            The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party do not violate or conflict with any Applicable Law, any contractual restrictions binding on or affecting it or any of its assets or any provision of its Governing Documents.

(d)           All governmental and other consents that are required to have been obtained by it with respect to its execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party have been obtained and are in full force and effect, and it has complied with all conditions of any such consents.

(e)            Each of this Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with such agreement’s respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(f)            There is not pending or, to its knowledge, threatened against it in writing any action, suit or proceeding at law or in equity or before any Governmental Authority that is likely to affect the legality, validity or enforceability against it of this Agreement or any other Transaction Document to which it is a party or its ability (as a matter of law) to perform its obligations under this Agreement or any such other Transaction Document to which it is a party.

Section 4.5         Representations and Warranties of the Lenders. Each Lender represents and warrants to the Borrower and the Collateral Manager that:

(a)            in the aggregate and acting for its own account, it owns and invests on a discretionary basis not less than $25,000,000 in investments; or

(b)           it is an Exempt Assignee.

ARTICLE V

GENERAL COVENANTS

Section 5.1         Affirmative Covenants of the Borrower. The Borrower covenants and agrees with the Lenders that during the Covenant Compliance Period:

(a)            Payment of Principal and Interest. The Borrower shall duly and punctually pay the Outstanding Funded Loans and Interest due and payable on the Funded Loans in accordance with the terms hereof.

(b)            Maintenance of Office or Agency. The Borrower shall maintain an office in The City of New York.

(c)            Amounts for Funded Loan Payments To Be Held in Trust. All payments of amounts due and payable to the Lenders hereunder must be made from amounts withdrawn from the Collection Account and shall be made on behalf of the Borrower by the Collateral Custodian, who shall allocate payment to the Lenders on each Payment Date (and any date on which Funded Loans are repaid pursuant to Section 2.3(b)) among the Lenders in the proportion specified in the related Payment Date Statement or Repayment Notice, as applicable.

(d)            Existence of Borrower. The Borrower shall maintain in full force and effect its existence and rights as a company formed under the laws of the State of Delaware and shall obtain and preserve its qualification to do business as in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Agreement, the Revolving Notes, any other Transaction Document to which the Borrower is a party or all or any portion of the Collateral. The Borrower shall ensure that all organizational formalities regarding its separate existence (including, to the extent required by Applicable Law, holding regular board of directors’ and shareholders’ or other similar meetings) are followed.

(e)            Protection of Collateral. With respect to the Collateral, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall take all action reasonably necessary to:

(i)             grant to the Collateral Custodian (for the benefit of the Secured Parties) a Lien on all or any portion of the Collateral;

(ii)             maintain, preserve and perfect any grant of security made or to be made or purported to be made by this Agreement, including the first priority nature of such Lien (subject to Permitted Liens), or to carry out the purposes hereof;

(iii)           perfect, publish notice of or protect the validity of any grant of security made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)           enforce any of the obligations or Instruments or Property included in the Collateral;

(v)            preserve and defend title to the Collateral and the Lien granted thereon to the Collateral Custodian for the benefit of the Secured Parties against any adverse claims of all Persons and parties; and

(vi)           if required to avoid or reduce the withholding, deduction or imposition of United States income or withholding tax, deliver or cause to be delivered an applicable IRS Form W-8 or successor (or other appropriate) applicable form and other properly completed and executed documentation, agreements and certifications to the Collateral Custodian and each issuer, counterparty or paying agent, and/or to any applicable taxing authority or other Governmental Authority as necessary to permit the Borrower to receive payments without withholding or deduction or at a reduced rate of withholding or deduction and to otherwise pay or cause to be paid any and all Taxes levied or assessed on all or any part of the Collateral.

(f)            Performance Obligations. The Borrower may, with the prior written consent of the Administrative Agent, contract with other Persons, including the Collateral Manager, the Collateral Custodian and the Administrative Agent, for the performance by such Persons of actions or obligations required to be performed by the Borrower hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect to such performance. In the case of any such contract, the performance of such actions and obligations by such Persons will be deemed to be performance of such actions and obligations by the Borrower; and the Borrower shall punctually perform, or, as applicable, use its commercially reasonable efforts to cause such other Persons to perform, all of its obligations and agreements contained in this Agreement.

(g)           Appointment of Independent Accountant; Reports by Independent Accountant.

(i)             Prior to the delivery of the first report or certificate of any accountants required to be delivered pursuant to the terms hereof, the Borrower shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of preparing and delivering the reports or certificates of such accountants required by this Agreement, which may be a firm of Independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of Independent certified public accountants at any time upon prior written notice to the Administrative Agent. Upon any resignation or removal of such firm, the Borrower shall promptly (but in any event within 30 days after such resignation or removal) appoint, by Borrower Order delivered to the Collateral Custodian, the Administrative Agent and the Member, a successor thereto that is a firm of Independent certified public accountants of recognized international reputation and that may be a firm of Independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager; provided that no such successor may be appointed without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed). If the Borrower fails to appoint a successor within 30 days after such resignation or removal, the Administrative Agent shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor will be payable by the Borrower as an Administrative Expense.

(ii)            Within 120 days following the end of each calendar year, commencing with the calendar year ending December 31, 2019, the Borrower shall cause to be delivered to the Collateral Custodian, the Administrative Agent and the Member (so long as, if required by the relevant Independent accountants, the Member has executed an acknowledgment or other agreement with such Independent accountants required for the Member to receive any of the reports or instructions provided for herein) a report from a firm of Independent certified public accountants (A) recalculating calculations made by the Collateral Administrator in each Payment Date Statement and corresponding Monthly Report delivered during such fiscal year and (B)(1) comparing and agreeing, as of the Reporting Date for the Monthly Report prepared immediately prior to the last Payment Date of such calendar year, with the Obligor, the outstanding principal balance, the coupon/spread, the Moody’s rating and the country of domicile with respect to each Collateral Obligation pledged and with the information provided by the Borrower (or the Collateral Manager on the Borrower’s behalf) with respect to every other asset included in the Collateral, by reference to such sources as are specified therein and (2) specifying the procedures undertaken to review the data and computations relating referenced in clause (1) above; provided that, in the event of a conflict between such firm of Independent certified public accountants and the Borrower with respect to any matter in this Section 5.1(g)(ii), the determination by such firm of Independent certified public accountants is conclusive.

(iii)          The Borrower and its accountants shall (A) cause to be prepared and filed (and, where applicable, delivered to the Administrative Agent and the Member) for each taxable year of the Borrower the federal, state and local income tax returns and reports as required under the Code and Treasury Regulations, or any tax returns or information tax returns required by any Governmental Authority, which the Borrower or such Blocker Subsidiary, as applicable, is required to file (and, where applicable, deliver), (B) make copies of such returns and reports available for inspection and examination by the Administrative Agent and the Member and (C) provide to each Lender and the Member any information that such Lender or such Member reasonably requests in order for such Lender or such Member to comply with its federal, state or local tax and information returns and reporting obligations.

(h)            Monthly Reports. On each Reporting Date and in accordance with the provisions of the Collateral Administration Agreement, the Collateral Administrator shall compile and make available (including, at the election of the Borrower, via electronic means reasonably acceptable to each recipient) to the Borrower, the Collateral Manager, the Administrative Agent, each Member and the Rating Agency (including, if such report is made available via electronic means, notice to the Rating Agency that such report is available), a monthly report (each, a “Monthly Report”) prepared as of the most recent Determination Date. All information provided in any Monthly Report with respect to the Collateral Obligations and Permitted Investments must be on a trade date basis, as the same may be updated from month-to-month. The Monthly Report must contain the following information, without duplication:

(i)             Collateral Principal Amount of Collateral Obligations.

(ii)            A list of all Collateral Obligations and Equity Securities owned by the Borrower, including, with respect to each such Collateral Obligation, the following detailed information:

(1)            Its Obligor (including the issuer ticker, if any);

(2)            Its CUSIP, LoanX ID or other security identifier thereof;

(3)            Its Principal Balance (other than any accrued interest that was purchased with Principal Collections (but excluding any capitalized interest)) and any Unfunded Exposure Amount pertaining thereto;

(4)            The percentage of the Collateral Principal Amount that it represents;

(5)            Its interest rate or spread (without regard to any LIBOR floor);

(6)            Its stated maturity;

(7)            The Moody’s Industry Classification Group of its Obligor;

(8)            Its Moody’s Rating, unless such rating is based on a credit estimate unpublished by Moody’s (and, in the event of a downgrade or withdrawal of the applicable Moody’s Rating, the prior rating and the date such Moody’s Rating was changed);

(9)            Its Moody’s Default Probability Rating and the Moody’s Rating Factor used in the determination of the Weighted Average Moody’s Rating Factor;

(10)          The country of Domicile of its Obligor;

(11)          Whether it is (A) a First Lien Loan, (B) a Second Lien Loan, (C) a Senior Unsecured Loan, (D) a Subordinated Loan, (E) a Defaulted Obligation, (F) a Delayed Draw Loan, (G) a Participation Interest (indicating the related Selling Institution, if applicable, and its ratings by Moody’s), (H) a DIP Loan, (I) an obligation that pays interest less frequently than quarterly, (J) a Cov-Lite Loan, (K) a First-Lien-Last-Out Loan, (L) an obligation as to which the Moody’s Rating is derived from a publicly monitored rating by S&P, (M) a Deferrable Obligation, (N) a Caa1 Obligation or (O) a LIBOR Floor Obligation;

(12)          For each LIBOR Floor Obligation, its LIBOR “floor” rate; and

(13)          Its Dollar Purchase Price and its Purchase Price.

(iii)           (a) For each of the limitations and tests specified in the definitions of Concentration Limits, Transaction Concentration Requirements and Collateral Quality Test, (1) the result, (2) the related minimum or maximum test level and (3) a determination as to whether such result satisfies the related test, and (b) the identity of each Excess Concentration Obligation.

(iv)           The calculation of each of the following:

(1)            the Overcollateralization Ratio and the Interest Coverage Ratio (and setting forth the percentage required to satisfy the Overcollateralization Ratio Test and the Interest Coverage Test);

(2)            the Required Non-Diversion Ratio (and setting forth the percentage required to satisfy the Interest Diversion Ratio Test)

(3)            the Required Interest Diversion Amount;

(4)            the Market Value Ratio (and setting forth the percentage required to satisfy the Market Value Ratio Test and the Market Value Ratio Supplemental Margin Test);

(5)            the Aggregate Principal Balance representing Principal Collections;

(6)            the Market Value and the Moody’s Market Value of each Collateral Obligation;

(7)            the weighted average Market Value and the weighted average Moody’s Market Value of all Collateral Obligations (to the extent determinable);

(8)            the total number of Obligors;

(9)            the Advance Rate and the Advance Rate Test; and

(10)          the Required Equity Investment and the Minimum Equity Amount.

(v)            For each Account, a schedule showing the beginning balance, each credit or debit and specifying the nature, source and amount, and the ending balance.

(vi)           Purchases, investments and reinvestments made pursuant to Section 2.12(c) and Sales made pursuant to Section 2.12(a).

(vii)          A schedule showing for each of the following the beginning balance, the amount of Interest Collections received since the date of determination of the immediately preceding Monthly Report, and the ending balance for the current Measurement Date:

(1)            Interest Collections from Collateral Obligations; and

(2)            Interest Collections from Permitted Investments.

(viii)         The (1) identity, (2) Principal Balance (other than any accrued interest that was purchased with Principal Collections (but excluding any capitalized interest)), (3) Principal Collections and Interest Collections received, (4) excess of the amounts in clause (3) over clause (2) and (5) date for (A) each Collateral Obligation that was released for Sale since the date of determination of the immediately preceding Monthly Report and (B) each prepayment or redemption of a Collateral Obligation, and in the case of clause (A), whether such Sale was to an affiliate of the Collateral Manager.

(ix)            The identity of each Defaulted Obligation, its Market Value, its Moody’s Market Value, its Moody’s Recovery Amount and its date of default.

(x)             The identity of each Caa1 Obligation, its Market Value, its Moody’s Market Value and its Caa1 Obligation Balance.

(xi)            The identity of each Discount Obligation, its Purchase Price, its Market Value, its Moody’s Market Value and its Discount Obligation Balance.

(xii)           The identity of any rated Collateral Obligation for which the rating has been upgraded, downgraded or put on credit watch by any rating agency eligible to be the Rating Agency since the end of the date of determination of the immediately preceding Monthly Report and such new rating or the implication of such credit watch and the source of such rating and credit watch.

(xiii)          The identity of any Collateral that has been transferred in and/or out of any Blocker Subsidiary.

(xiv)         The amount of Aggregate Par Excess.

(xv)          The identity of any Collateral Obligation to which the Collateral Manager has allocated any portion of the Aggregate Par Excess, and the amount of Aggregate Par Excess allocated to the Adjusted Principal Balance thereto.

(xvi)         Such other information relating to the Borrower, its business and the transactions contemplated hereby as the Administrative Agent and the Lenders may reasonably request in writing. The parties acknowledge and agree that the Collateral Manager shall provide for inclusion in each Monthly Report (and Daily Report if applicable), and the Collateral Administrator will have no duty or responsibility to determine, the underlying information (or perform the underlying calculations) set forth in clauses (ii)(7), (ii)(9), (ii)(10), (ii)(11), (ii)(12), (iv)(6), (iv)(7), (vi), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) and (xv) of this Section 5.1(h).

(i)             [Reserved].

(j)             Certain Tax Matters.

(i)             For U.S. federal income tax purposes, the Borrower is a partnership or a disregarded entity, as the case may be.

(ii)            The Borrower shall timely pay or cause to be paid all Taxes required to be paid by it (if any) except (i) where the Borrower is currently contesting the validity of any such Taxes in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the Borrower’s books, or (ii) where the failure to do so could not reasonably be expected to result, singularly or in the aggregate, in a Material Adverse Effect.

(iii)           The Borrower shall take, and shall cause each Blocker Subsidiary to take all reasonable actions, either directly or through its agents (including hiring advisors or other Persons experienced in such matters) consistent with the law and its obligations under this Agreement, (a) as are necessary to achieve compliance with the Tax Account Reporting Rules, so that no Tax will be imposed or withheld thereunder in respect of payments to or for the benefit of the Borrower and (b) to ensure that the Borrower (or such Blocker Subsidiary) satisfies any and all withholding and Tax payment obligations under Code Sections 1441 and 1445 or any other provision of the Code or other Applicable Law. Without limiting the generality of the foregoing, the Borrower (and any Blocker Subsidiary) may withhold any amount that it or any advisor retained by the Collateral Manager on its behalf determines is required by law to be withheld from any amounts otherwise distributable. To the greatest extent commercially practicable, each of the Administrative Agent and the Lenders agrees that it will (x) provide the Borrower, upon written request, with such information as may be specified by the Borrower as necessary to permit the Borrower to comply with the Tax Account Reporting Rules and to avoid withholding tax under Section 1471(a) of the Code on payments received by the Borrower and (y) take all reasonable measures available to it (other than those that would materially prejudice its legal or commercial position) to mitigate the imposition of such Tax on the Borrower.

(iv)           If any payment made to the Administrative Agent or any Lender under the Transaction Documents would be subject to U.S. federal withholding tax imposed by the Tax Account Reporting Rules if the Administrative Agent or such Lender fails to comply with the applicable reporting requirements of the Tax Account Reporting Rules, the Administrative Agent or such Lender, as applicable, shall deliver to the Administrative Agent and the Borrower such documentation as prescribed by Applicable Law and such other documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and such Lender to comply with their obligations under the Tax Account Reporting Rules and for the Administrative Agent and the Borrower to determine that the Administrative Agent or such Lender has complied with such applicable reporting requirement and to determine whether withholding is required under the Tax Account Reporting Rules.

(v)            Each party hereto (including each Lender) that, for purposes of the Tax Account Reporting Rules, is a foreign financial institution, is a participating foreign financial institution or a deemed-compliant foreign financial institution.

(k)            Blocker Subsidiaries.

(i)             With respect to any Blocker Subsidiary:

(1)           the Borrower shall not permit such Blocker Subsidiary to incur any Indebtedness (other than the guarantee and grant of security interest in favor of the Collateral Custodian described in Section 5.1(k)(i)(7));

(2)           the Governing Documents of such Blocker Subsidiary must provide that (A) recourse with respect to the costs, expenses or other liabilities of such Blocker Subsidiary will be solely to the assets of such Blocker Subsidiary, and no creditor of such Blocker Subsidiary will have any recourse whatsoever to the Borrower or its assets except to the extent otherwise required under Applicable Law, (B) the activities and business purposes of such Blocker Subsidiary will be limited to holding securities or obligations in accordance with Section 2.12(e) and activities reasonably incidental thereto, (C) except as expressly set forth in Section 5.1(k)(i)(7), such Blocker Subsidiary shall not create, incur, assume or permit to exist any Lien on any of its assets, sell, transfer, exchange or otherwise dispose of any of its assets, or assign or sell any income or revenues or rights in respect thereof, (D) such Blocker Subsidiary will be subject to the limitations on powers set forth in the Borrower’s Governing Documents, (E) if such Blocker Subsidiary is a foreign corporation for U.S. federal income tax purposes, such Blocker Subsidiary shall file a U.S. federal income tax return reporting all effectively connected income, if any, arising as a result of owning the assets of such Blocker Subsidiary, (F) after paying Taxes and expenses payable by such Blocker Subsidiary or setting aside adequate reserves for the payment of such Taxes and expenses, such Blocker Subsidiary shall distribute 100.00% of the proceeds of the assets acquired by it (net of such Taxes, expenses and reserves) to the Borrower, (G) such Blocker Subsidiary shall not form or own any subsidiary or any interest in any other entity other than securities or obligations held in accordance with Section 2.12(e) and (H) such Blocker Subsidiary shall not acquire or hold title to any real property or a controlling interest in any entity that owns real property;

(3)           the Governing Documents of such Blocker Subsidiary must provide that such Blocker Subsidiary shall (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements (if any), (F) pay its own liabilities out of its own funds, (G) observe all corporate formalities and other formalities in its by-laws and its certificate of incorporation, (H) maintain an arm’s length relationship with its Affiliates, (I) not have any employees, (J) not guarantee or become obligated for the debts of any other person (other than the Borrower) or hold out its credit as being available to satisfy the obligations of others (other than the Borrower), (K) not acquire the obligations or securities of the Borrower, (L) allocate fairly and reasonably any overhead for shared office space, (M) use separate stationery, invoices and checks, (N) not pledge its assets for the benefit of any other Person (other than the Collateral Custodian for the benefit of the Secured Parties) or make any loans or advance to any Person, (O) hold itself out as a separate Person, (P) correct any known misunderstanding regarding its separate identity and (Q) maintain adequate capital in light of its contemplated business operations;

(4)           the Governing Documents of such Blocker Subsidiary will provide that the business of such Blocker Subsidiary shall be managed by or under the direction of a board of at least one director and that at least one such director must be a person who is not at the time of appointment and for the five years prior thereto has not been (A) a direct or indirect legal or beneficial owner of the Collateral Manager, such Blocker Subsidiary or any of their respective Affiliates (excluding de minimis ownership), (B) a creditor, supplier, officer, manager, or contractor (other than an Independent director or manager) of the Collateral Manager, such Blocker Subsidiary or any of their respective Affiliates or (C) a person (other than an Independent director or manager) who controls (whether directly, indirectly or otherwise) the Collateral Manager, such Blocker Subsidiary or any of their respective Affiliates or any creditor, supplier, officer, manager or contractor of the Collateral Manager, such Blocker Subsidiary or any of their respective Affiliates;

(5)           the Governing Documents of such Blocker Subsidiary must provide that, so long as the Blocker Subsidiary is owned directly or indirectly by the Borrower, upon the date of any voluntary or involuntary dissolution, liquidation or winding-up of the Borrower, (A) the Borrower shall sell or otherwise dispose of all of its equity interests in such Blocker Subsidiary within a reasonable time or (B) such Blocker Subsidiary shall (w) sell or otherwise dispose of all of its property or, to the extent such Blocker Subsidiary is unable to sell or otherwise dispose of such property within a reasonable time, distribute such property in kind to its stockholders, (x) make provision for the filing of a tax return and any action required in connection with winding up such Blocker Subsidiary, (y) liquidate and (z) distribute the proceeds of liquidation to its stockholders;

(6)           to the extent payable by the Borrower, with respect to any Blocker Subsidiary, any expenses related to such Blocker Subsidiary will be considered Administrative Expenses of the Borrower payable pursuant to the Priority of Payments; and

(7)           the Borrower shall cause each Blocker Subsidiary to (A) give a guarantee in favor of the Collateral Custodian for the benefit of the Secured Parties pursuant to which such Blocker Subsidiary absolutely and unconditionally guarantees, to the Collateral Custodian for the benefit of the Secured Parties, the Obligations and (B) enter into a security agreement between such Blocker Subsidiary and the Collateral Custodian pursuant to which such Blocker Subsidiary grants a perfected, first-priority continuing security interest in all of its property to secure its obligations under such guarantee.

(ii)            The Borrower, the Collateral Manager and the Administrative Agent agree not to institute against any Blocker Subsidiary any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law, or a petition for its winding-up or liquidation (other than a winding-up or liquidation of a Blocker Subsidiary that no longer holds any assets), until the reduction of the Maximum Permitted Funded Amounts to zero and the payment in full of all Obligations and the expiration of a period equal to one year and one day (or, if longer, the applicable preference period then in effect) plus one day, following such payment in full.

(l)             Daily Reports. On each Business Day occurring after the Closing Date, in accordance with the Collateral Administration Agreement, the Collateral Administrator shall compile and make available (including via appropriate electronic means acceptable to each recipient) to each Lender, the Collateral Manager, the Administrative Agent and the Member a daily report (each, a “Daily Report”), which may be an excel file, prepared as of the close of business of the immediately preceding Business Day. All information in such Daily Report with respect to the Collateral Obligations will be provided on both a trade date and settlement date basis (except with respect to clause (iv), which shall be provided on a trade date basis), as may be updated from day-to-day. Each such Daily Report must contain the following information:

(i)             a list of all Collateral Obligations owned by the Borrower, together with the information described in Section 5.1(h)(ii) and (iv)(6), as provided by the Collateral Manager;

(ii)            the identity, Dollar Purchase Price and Purchase Price of each Collateral Obligation acquired by the Borrower since the immediately preceding Daily Report;

(iii)           the identity and sales price of each Collateral Obligation sold by the Borrower since the immediately preceding Daily Report;

(iv)           the calculation of each of the following: (A) the Overcollateralization Ratio and the Interest Coverage Ratio (and setting forth the percentage required to satisfy the Overcollateralization Ratio Test and the Interest Coverage Test), (B) the Interest Diversion Ratio Test (and setting forth the percentage required to satisfy the Interest Diversion Ratio Test), (C) the Advance Rate Test (and setting forth the percentage required to satisfy the Advance Rate Test), (D) each element of the Collateral Quality Test (and setting forth the applicable number or percentage required to satisfy each such element of the Collateral Quality Test), (E) each Concentration Limit (and setting forth the percentage required to satisfy each such Concentration Limit), (F) each Transaction Concentration Requirement (and setting forth the percentage required to satisfy each such Transaction Concentration Requirement), (G) the Market Value Ratio Test (and setting forth the percentage required to satisfy the Market Value Ratio Test), (H) the Market Value Ratio Supplemental Margin Test (and setting forth the percentage required to satisfy the Market Value Ratio Supplemental Margin Test) and (I) the Required Equity Investment (and setting forth the Minimum Equity Amount); and

(v)            the aggregate amount of Interest Collections that has accrued on the Collateral Obligations and other assets of the Borrower since the Closing Date.

(m)           Separateness. The Borrower shall (i) maintain books and records separate from any other Person, (ii) maintain its accounts separate from those of any other Person, (iii) not commingle its assets with those of any other Person, (iv) conduct its own business in its own name and hold all of its assets in its own name or in the name of a trustee or custodian on its behalf, (v) maintain separate financial statements (if any), showing its assets and liabilities separate and apart from those of any other Person and not to have its assets listed on the financial statement of any other Person, (vi) pay its own liabilities and expenses only out of its own funds, (vii) observe all limited liability company formalities and other organizational formalities, (viii) maintain an arm’s length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis, (ix) not guarantee or become obligated for the debts of any other Person, (x) not hold out its credit as being available to satisfy the obligations of any other Person, (xi) not acquire the obligations or securities of any of its Affiliates, (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate, (xiii) use separate stationery, invoices and checks bearing its own name, (xiv) not pledge its assets for the benefit of any other Person (other than the Collateral Custodian for the benefit of the Secured Parties), (xv) hold itself out as separate from any other Person, except as may be necessary or appropriate for tax purposes, (xvi) correct any known misunderstanding regarding its separate identity and (xvii) maintain adequate capital in light of its contemplated business operations.

(n)            Independent Directors. The Borrower must at all times have at least one Independent director, who must be a person who is not at the time of appointment and for the five years prior thereto has not been (i) a direct or indirect legal or beneficial owner of the Collateral Manager, any Member or any of their respective Affiliates (excluding de minimis ownership), (ii) a creditor, supplier, officer, manager, or contractor (other than an Independent director or manager) of the Collateral Manager, any Member or any of their respective Affiliates or (iii) a person (other than an Independent director or manager) who controls (whether directly, indirectly or otherwise) the Collateral Manager, any Member or any of their respective Affiliates or any creditor, supplier, officer, manager or contractor of the Collateral Manager, any Member or any of their respective Affiliates.

Section 5.2         Negative Covenants. The Borrower covenants and agrees with the Lenders and the Administrative Agent that, during the Covenant Compliance Period, it shall not:

(a)            sell, transfer, exchange or otherwise dispose of, pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist) any part of the Collateral, except for Permitted Liens and as otherwise expressly permitted by this Agreement;

(b)            except in connection with any payment made to any Secured Party hereunder, claim any credit on, make any deduction from or dispute the enforceability of payment of the principal or Interest payable (or any other amount) in respect of the Outstanding Funded Loans (other than amounts withheld in accordance with the Code, FATCA, or any Applicable Laws of any other applicable jurisdiction) or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral;

(c)            incur, assume or guarantee any Indebtedness, other than that created under this Agreement and the transactions contemplated hereby;

(d)            except as permitted by this Agreement and the LLC Agreement, issue any additional class of securities or ownership interests;

(e)            except as permitted by this Agreement and, in each case, other than Permitted Liens, (i) permit the validity or effectiveness of this Agreement or the Lien of the Collateral Custodian granted hereunder to be impaired, amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations under this Agreement, (ii) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance to be created on, extend to or otherwise arise upon or burden any part of the Collateral, any interest therein or the proceeds thereof or (iii) take any action that would permit the Lien of the Collateral Custodian to not constitute a valid first priority Lien on the Collateral;

(f)            dissolve or liquidate in whole or in part, consolidate or merge with or into any other Person or transfer or convey substantially all of its assets to any Person, except (i) as permitted hereunder or (ii) as required by Applicable Law;

(g)            pay any distributions other than in accordance with the Priority of Payments and the LLC Agreement;

(h)            permit the formation of any Subsidiary other than a Blocker Subsidiary as permitted pursuant to Section 2.12(e);

(i)             conduct business under any name other than its own;

(j)             have any employees (other than directors to the extent they are employees);

(k)            sell, transfer, exchange or otherwise dispose of Collateral, enter into an agreement or commitment to do so, or enter into or engage in any business with respect to any part of the Collateral, except as expressly permitted by this Agreement;

(l)             other than in connection with, and substantially contemporaneously with a refinancing or repayment in full of the Obligations, elect to be treated for U.S. federal income tax purposes as other than a pass through entity;

(m)           (i) register as or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as a bank, insurance company or finance company or (ii) hold itself out to the public as a bank, insurance company or finance company or knowingly take any action that would reasonably be expected to cause it to be treated as a bank, insurance company or finance company for purposes of (A) any Tax, securities law or other filing or submission made to any Governmental Authority, (B) any application made to a rating agency or (C) qualification for any exemption from Tax, securities law or any other legal requirements;

(n)            (1) except as contemplated by the Transaction Documents, take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other Insolvency Proceeding or (2) take any action or operate in any manner that is inconsistent with the assumptions set forth in the substantive non-consolidation opinion delivered on the Closing Date pursuant to Section 3.1(g) of this Agreement (or to the extent applicable, any subsequent such opinions of counsel delivered to the Administrative Agent); and without limiting the foregoing, except as contemplated by the Certificate of Formation and the LLC Agreement or any Transaction Document, engage in any transaction with any member (including any transaction that would constitute a conflict of interest) or (C) pay dividends other than in accordance with the terms of this Agreement, the Certificate of Formation and the LLC Agreement;

(o)            (i) be a party to any agreement that does not include customary “non-petition” and “limited recourse” provisions or (ii) amend or eliminate such provisions in any agreement to which it is party, in each case except for (A) the Transaction Documents and (B) any agreements related to the purchase, Sale, maintenance or investment of any Collateral that contain customary terms or are in the form of customary loan trading documentation;

(p)            acquire or hold any Certificated Securities in bearer form;

(q)            engage in any business or activity other than as contemplated by this Agreement or the LLC Agreement;

(r)             amend or permit the amendment of its Governing Documents without the consent of the Administrative Agent (such consent not to be unreasonably withheld);

(s)            repurchase or agree to repurchase any Membership Interests or redeem or agree to redeem any of the same, except as expressly set forth in the LLC Agreement;

(t)             take any action (and shall not consent to any action proposed to be taken by others) that (i) would release any Person from any of such Person’s material covenants or obligations under any Underlying Instrument included in the Collateral and (ii) is not in conformity with Section 5.3; or

(u)            acquire any Collateral Obligations from TP Flexible Income Fund, Inc. or an Affiliate thereof, except pursuant to and in accordance with the terms of the Purchase and Contribution Agreement.

Section 5.3         Amendments, Modifications and Waivers to Collateral Obligations; Maturity Amendments. Notwithstanding anything herein or elsewhere to the contrary:

(a)            the Borrower (or the Collateral Manager on the Borrower’s behalf) may enter into any amendment, waiver of or supplement to any Underlying Instrument; provided that prior written consent of the Administrative Agent and the Controlling Parties is required if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement, (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and supplements, would result in a Material Adverse Effect or (iii) such amendment, waiver or supplement constitutes a Specified Change. Any Collateral Obligation that, as a result of any amendment, waiver or supplement thereto, ceases to qualify as a Collateral Obligation will thereafter be treated as a Defaulted Obligation for so long as it remains unqualified to be a Collateral Obligation; and

(b)               neither the Borrower nor the Collateral Manager on the Borrower’s behalf may vote in favor of a Maturity Amendment unless, after giving effect to such Maturity Amendment, the Weighted Average Life Test is satisfied; provided that the foregoing restriction does not apply to Credit Amendments representing 5.00% or less of the Collateral Principal Amount. In addition, notwithstanding anything to the contrary set forth herein, during and after the Aggregation Period, neither the Borrower nor the Collateral Manager on behalf of the Borrower shall agree to any Maturity Amendment if, immediately following such Maturity Amendment, the stated maturity of such Collateral Obligation would be extended beyond the Facility Maturity Date.

ARTICLE VI

COLLATERAL MANAGEMENT

Section 6.1         Appointment of the Collateral Manager. The Borrower appoints the Collateral Manager as its investment manager and advisor with respect to the Collateral and authorizes the Collateral Manager to perform such services and take such actions on its behalf as are contemplated hereunder and to exercise such other powers as are delegated to the Collateral Manager hereunder, in each case together with such authority and powers as are reasonably incidental thereto. Except as set forth in the immediately succeeding sentence, the Collateral Manager may not delegate or assign any of its rights or obligations as Collateral Manager hereunder without the prior written consent of the Administrative Agent and the Member. Notwithstanding the preceding sentence, the Collateral Manager may, without the prior written consent of the Administrative Agent or the Member, assign and delegate its rights and obligations as Collateral Manager hereunder to any of its Affiliates or, if such delegation or assignment relates solely to rights or obligations that are ministerial in nature, any other Person. Promptly following any delegation or assignment pursuant to the immediately preceding sentence, the Collateral Manager shall provide written notice thereof to the Administrative Agent and the Member.

Section 6.2         Services.

(a)            Subject to and in accordance with the terms of this Agreement, the Collateral Manager agrees to direct the investment, reinvestment, management, Sale and purchase of the Collateral and to perform on behalf of the Borrower the duties that have been specifically delegated to the Collateral Manager in this Agreement.

(b)            The Collateral Manager undertakes to provide the Borrower with the following services or to perform the following acts in the name of or on behalf of the Borrower:

(i)            directing the Sale of Collateral Obligations, Permitted Investments, Equity Securities and other Collateral in accordance with the terms of this Agreement;

(ii)            directing the purchase of Collateral Obligations (including Additional Collateral Obligations) in accordance with the terms of this Agreement;

(iii)           monitoring the Collateral on an ongoing basis and determining whether a Collateral Obligation has become a Defaulted Obligation, a Caa1 Obligation, an Excess Concentration Obligation or an Equity Security;

(iv)           retaining or selling or disposing of any securities or other property (if other than Cash) received with respect to a Collateral Obligation, Permitted Investment, Equity Security or other Collateral;

(v)            waiving or electing not to exercise remedies with respect to a Collateral Obligation, Permitted Investment, Equity Security or other Collateral (if applicable);

(vi)           voting to accelerate, or rescinding the acceleration of, the maturity of any Defaulted Obligation;

(vii)          if applicable, consenting to any proposed amendment, modification or waiver with respect to the Underlying Instruments of any Collateral Obligation, Permitted Investment, Equity Security or other Collateral;

(viii)         if applicable, tendering a Collateral Obligation, Permitted Investment, Equity Security or other Collateral pursuant to an Offer;

(ix)            preparing and delivering each Funding Notice and each Eligibility Criteria Compliance Certificate;

(x)             providing, or causing to be provided, to the Borrower all information necessary in order to assist the Borrower with its preparation and delivery of each of the Required Reports; and

(xi)            exercising any other rights or remedies with respect to a Collateral Obligation, Permitted Investment, Equity Security or other Collateral as provided in the related Underlying Instruments or taking any other action consistent with the terms of this Agreement and with the standard of care set forth in Section 6.6.

(c)            The Collateral Manager shall select all Collateral Obligations to be acquired by the Borrower in accordance with the requirements of this Agreement.

(d)            If any vote is solicited with respect to any Collateral Obligation or other Collateral, the Collateral Manager (on the Borrower’s behalf), shall vote or refrain from voting any such security in accordance with the terms of this Agreement and in a manner that is consistent with the standard of care set forth in Section 6.6. In addition, with respect to any Defaulted Obligation, the Collateral Manager (on the Borrower’s behalf) may instruct the trustee or agent for such Defaulted Obligation to enforce the Borrower’s rights under the Underlying Instruments governing such Defaulted Obligation or any Applicable Law in a manner that is consistent with the standard of care set forth in Section 6.6.

(e)            The Collateral Manager has the power to negotiate, execute and deliver all necessary and appropriate documents and instruments on the Borrower’s behalf with respect to the Collateral, including any purchase, sale or participation agreement with respect to any Collateral, in each case as permitted by this Agreement.

(f)            In furtherance of Section 6.2(a) through Section 6.2(e), the Borrower makes, constitutes and appoints the Collateral Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Collateral Manager reasonably deems appropriate or necessary in connection with the Collateral Manager’s powers and duties under this Agreement. To the extent permitted by Applicable Law, this grant of power of attorney is irrevocable and coupled with an interest and will survive and be unaffected by a subsequent dissolution or bankruptcy of the Borrower; provided that this grant of power of attorney will expire, and the Collateral Manager will cease to have any power to act as the Borrower’s attorney-in-fact, upon (i) termination of this Agreement in accordance with its terms or (ii) the occurrence of an event that constitutes Cause.

(g)            The Borrower shall execute and deliver to the Collateral Manager all such other powers of attorney, proxies, dividends and other orders, and shall furnish all such instruments, certificates and other documents, as the Collateral Manager may reasonably request for the purpose of enabling the Collateral Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. The Collateral Manager shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the Borrower in order to effectuate the purposes of this Agreement and to facilitate compliance with Applicable Law and the terms of this Agreement.

(h)            The Borrower agrees to pay to the Collateral Manager on each Payment Date any accrued and unpaid Collateral Manager Reimbursable Expenses in accordance with the Priority of Payments.

(i)             The Collateral Manager will have no obligation to perform any duties other than those specifically delegated to or required to be performed by the Collateral Manager under this Agreement.

Section 6.3         Reports.

(a)            Funding Notice. On each Funding Date and on each date on which an investment or reinvestment is made pursuant to Section 2.12(c), the Collateral Manager shall deliver a Funding Notice and an Eligibility Criteria Compliance Certificate, each prepared as of such date, to the Administrative Agent (with a copy to the Collateral Custodian).

(b)            Other Reports. Upon the reasonable request of the Administrative Agent, the Collateral Manager shall provide such other information, records or reports available to it with respect to any Obligor or the Collateral.

(c)            Quarterly Loan File. On each Payment Date, the Collateral Administrator (on behalf of the Borrower) shall provide the Administrative Agent, the Collateral Custodian, the Collateral Manager, the Member and the Rating Agency a quarterly loan tape (the “Quarterly Loan File”), including a list of each of the following information fields for each Collateral Obligation: (i) Obligor; (ii) facility type; (iii) seniority; (iv) outstanding principal balance; (v) Moody’s rating; (vi) Moody’s Industry Classification Group of the Obligor; (vii) maturity date; (viii) rate index; (ix) interest rate; (x) Market Value and (xi) Moody’s Market Value.

Section 6.4         Annual Certificate as to Compliance. The Collateral Manager shall provide to the Administrative Agent, the Member and the Rating Agency, within 120 days following (i) the date that is one year after the Closing Date and (ii) each succeeding anniversary of the Closing Date thereafter, a certificate signed by an Authorized Officer of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for such fiscal year has been made under such Authorized Officer’s supervision, (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and (c) no event that constitutes Cause has occurred and is continuing or, if any such event has occurred and is continuing, attaching a statement describing the nature thereof and the steps being taken to remedy such event.

Section 6.5         Additional Activities of the Collateral Manager; Consent to Conflicts. Nothing herein prevents the Collateral Manager or any of its Affiliates from engaging in other businesses or from rendering services of any kind to the Borrower and its Affiliates, the Collateral Custodian, the Lenders or any other Person to the extent permitted by Applicable Law. Without limiting the foregoing, the Collateral Manager or any of its Affiliates may engage in any other business and may furnish investment management and advisory services to others, including Persons that may have investment policies similar to those followed by the Collateral Manager with respect to the Borrower, and who may own securities and other instruments of the same class, or which are of the same type, as the Collateral Obligations or other securities issued by Eligible Obligors. The Collateral Manager and its Affiliates are free, in their sole discretion, to make recommendations to others or effect transactions on behalf of themselves or for others, which transactions may be the same as or different from those effected with respect to the Borrower pursuant to this Agreement and the other Transaction Documents. The Borrower acknowledges and consents to various potential and actual conflicts of interest that may exist with respect to the Collateral Manager and its Affiliates; provided that nothing in this Section 6.5 is to be construed as altering the express duties of the Collateral Manager as set forth in this Agreement.

Section 6.6         Standard of Care. The Collateral Manager shall, subject to the terms and conditions of this Agreement, perform its obligations hereunder (including in respect of any exercise of discretion) (a) with reasonable care using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets and/or portfolios that it manages for itself and others having similar investment objectives and restrictions and (b) in a manner that is at least consistent with the practices and procedures followed by comparable institutional managers of national standing with respect to assets of the nature and character of the Collateral Obligations in the Collateral. To the extent not inconsistent with the foregoing, the Collateral Manager shall follow its customary standards, policies and procedures in performing its duties hereunder. The Collateral Manager shall comply with all the terms and conditions of this Agreement affecting the functions and duties that have been delegated to it hereunder.

Section 6.7         Covenants of the Collateral Manager.

(a)            The Collateral Manager shall not cause the Borrower to (i) hold itself out as willing to originate loans or enter into derivative contracts with customers or (ii) make a market in loans.

(b)            The Collateral Manager shall not cause the Borrower to take or omit to take any action if such action or inaction, as the case may be, would (i) violate any Applicable Law that would reasonably be expected to have a Material Adverse Effect or would not be permitted under the Borrower’s Governing Documents, (ii) result in an Event of Default, (iii) require the registration of the Borrower or the pool of Collateral as an

“investment company” under the 1940 Act or (iv) violate the terms of this Agreement or any other Transaction Document. In satisfying its obligations under this Agreement, the Collateral Manager will be entitled to rely on the written advice of counsel pursuant to Section 6.8(b).

(c)            The Collateral Manager shall not change the conduct of its business or the location from which it performs its duties under this Agreement from the State of New York if such change in location would cause material adverse Tax consequences to the Borrower.

(d)            The Collateral Manager shall maintain in full force and effect all consents of any Governmental Authority that it is required to obtain in relation to this Agreement and the other Transaction Documents and shall use commercially reasonable efforts to obtain any such material consents that become necessary in the future.

(e)            The Collateral Manager shall comply in all material respects with all Applicable Laws in connection with the performance of its duties under this Agreement, except to the extent that a failure to so comply would not materially impair its ability to perform its duties under this Agreement and the other Transaction Documents to which it is a party.

(f)             Promptly (but in any event within five Business Days) following the Collateral Manager’s knowledge or receipt of notice of the occurrence of any Default or Event of Default, the Collateral Manager shall provide the Borrower, the Administrative Agent, the Member and the Collateral Custodian with written notice of such occurrence. Such notice must include a written statement of an Authorized Officer of the Collateral Manager setting forth the details (to the extent known by the Collateral Manager) of such event and the action, if any, that the Collateral Manager proposes to take to remedy such Default or Event of Default.

(g)            Promptly (but in any event within five Business Days) following the Collateral Manager’s knowledge or receipt of notice of the occurrence of any event constituting Cause, the Collateral Manager shall provide the Borrower, the Administrative Agent, the Member and the Collateral Custodian with written notice of such occurrence. Such notice must include a written statement of an Authorized Officer of the Collateral Manager setting forth the details (to the extent known by the Collateral Manager) of such event and the action, if any, that the Collateral Manager proposes to remedy such Cause.

(h)            Promptly (but in any event within five Business Days) following the Collateral Manager’s knowledge or receipt of notice that any representation, warranty or certification previously made by the Collateral Manager is determined to have been incorrect or misleading in any material respect as of the date such representation, warranty or certification was made, the Collateral Manager shall provide the Borrower, the Administrative Agent, the Member and the Collateral Custodian with written notice thereof.

(i)             The Collateral Manager shall (A) cause any purchase or Sale of any Collateral to be effected on terms reasonably equivalent to an arm’s-length basis. If such purchase or Sale is between the Borrower and any Related Party, the Collateral Manager shall cause such transaction to be (i) on economic and other material terms and conditions no less advantageous than would have governed such transaction were it negotiated on an arm’s-length basis with a Person that is not a Related Party, (ii) conducted in accordance with all Applicable Laws and (iii) if the proceeds from any such Sale would be less than the product of (x) the Purchase Price of such Collateral multiplied by (y) the outstanding principal balance of such Collateral, effected only upon receipt of written consent from the Administrative Agent and the Member and (B) not permit the Borrower to acquire any Collateral Obligations from TP Flexible Income Fund, Inc. or an Affiliate thereof, except pursuant to and in accordance with the terms of the Purchase and Contribution Agreement. The Collateral Manager and its Affiliates also may execute cross transactions and agency cross transactions (collectively, “Cross Transactions”) for the Borrower’s account in accordance with the Collateral Manager’s policies and the Advisers Act. Cross Transactions include inter-account transactions in which the Collateral Manager effects transactions for the Borrower’s account and other accounts managed by the Collateral Manager or its Affiliates. The Collateral Manager believes such Cross Transactions may enable it to purchase or sell a block of Loans for the Borrower’s account at a set price, which could avoid unfavorable price movements created by entering the market with such purchase or sell order. The Collateral Manager believes that Cross Transactions may provide meaningful benefits for its clients. Cross Transactions also include transactions where the Collateral Manager or an Affiliate of the Collateral Manager acts as broker for both the Borrower and the counterparty to the transaction. In such a Cross Transaction, the Collateral Manager may have conflicting division of loyalties and responsibilities, and the Collateral Manager, or any of its Affiliates, may receive commissions from both parties to such a transaction. The Borrower authorizes the Collateral Manager to execute Cross Transactions for the Borrower’s account, and the Borrower understands that such authorization is terminable at the Borrower’s option, without penalty, effective upon receipt by the Collateral Manager of written notice from the Borrower. If any transaction described in this paragraph is subject to the disclosure and consent requirements of Section 206(3) of the Advisers Act, such requirements are satisfied with respect to the Borrower and all securityholders thereof if disclosure is given to and consent obtained from the Borrower’s board of directors.

(j)             The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records must be accessible for inspection by a representative of the Administrative Agent or the Member at a mutually agreed time during normal business hours upon not less than five Business Days’ prior notice.

(k)            The Collateral Manager shall promptly furnish to the Borrower, the Administrative Agent and the Member such other information, documents, records or reports in its possession and control regarding the Collateral (including, without limitation in the case of each Obligor with respect to a Collateral Obligation, financial information (including any “Management Discussion and Analysis” provided by such Obligor), and other information as provided by such Obligor with respect to the applicable Underlying Instruments) or the condition or operations, financial or otherwise, of the Collateral Manager as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the other Secured Parties.

(l)             Except to the extent related to any transaction permitted under this Agreement, the Collateral Manager shall not, without the prior written consent of the Administrative Agent, consent to the Collateral Custodian moving any Certificated Securities or Instruments from the Collateral Custodian’s Corporate Trust Office, unless the Collateral Manager has given at least 30 days’ written notice to the Administrative Agent and the Member and has authorized the Administrative Agent to take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Custodian for the benefit of the Secured Parties in the Collateral.

(m)           The Collateral Manager acknowledges and agrees (and each Collateral Manager Person is deemed to agree) that the obligations of the Borrower hereunder to the Collateral Manager will be solely the corporate obligations of the Borrower and the Collateral Manager has no recourse to any Affiliate of the Borrower or any other Person (including any of the shareholders, partners, directors, employees, agents, attorneys or advisors of the Borrower or any of its Affiliates) with respect to any claims, losses, damages, liabilities, indemnities or other obligations arising in connection with any of transactions contemplated hereunder. Notwithstanding any other provision of this Agreement, the Collateral Manager’s recourse for the obligations of the Borrower is limited to the Collateral as provided herein, and, upon the exhaustion of such Collateral, all obligations of and all claims against the Borrower arising from this Agreement or any transactions contemplated hereby will be extinguished and will not thereafter revive. The provisions of this paragraph will survive termination of this Agreement for any reason whatsoever.

(n)            The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement will be due and payable only in accordance with the Priority of Payments.

(o)            The Collateral Manager shall provide to the Administrative Agent, on each Determination Date immediately preceding a Payment Date, a certificate signed by an Authorized Officer of the Collateral Manager certifying: (a) that each AUM Test is satisfied (including to the extent it is deemed satisfied) as of such Determination Date and has been satisfied (including to the extent it is deemed satisfied) at all times since the last such certification pursuant to this Section 6.7(o), and (b) as to the amount of AUM as of such Determination Date.

Section 6.8         Liability of the Collateral Manager.

(a)            Except as otherwise required by Applicable Law, the Collateral Manager and any of its Affiliates, employees, shareholders, members, partners, assigns, representatives or agents (each such individual or entity, a “Collateral Manager Person”) will not be liable to the Borrower, the Collateral Custodian, the Administrative Agent, any Lender or any other Person for any Indemnified Amounts incurred by reason of any act or omission or alleged act or omission performed or not performed by such Collateral Manager Person, or for any decrease in the value of the Collateral or any other losses suffered by any party; provided, however, that the Collateral Manager will be liable for any Indemnified Amounts that arise by reason of (i) any act or omission constituting bad faith, fraud, willful misconduct or gross negligence by any Collateral Manager Person in the performance of, or reckless disregard of, the Collateral Manager’s duties hereunder or (ii) any breach of the representations, warranties or covenants of the Collateral Manager hereunder (each, a “Collateral Manager Breach”).

(b)            The Collateral Manager may rely in good faith upon, and will incur no obligation for any Indemnified Amounts for relying upon, (i) any authoritative source customarily used by firms performing services similar to those services provided by the Collateral Manager under this Agreement and (ii) the advice of nationally recognized counsel, accountants or other advisors as the Collateral Manager determines reasonably appropriate in connection with the services it is providing hereunder.

(c)            In no event will the Collateral Manager be liable for special, indirect, punitive or consequential losses or damages of any kind whatsoever (including lost profits), even if the Collateral Manager has been advised of the likelihood of such damages and regardless of the form of action in which such damages are sought. The Collateral Manager will have no liability for any Secured Party failing to follow its advice or recommendations.

Section 6.9         Indemnification.

(a)            To the fullest extent permitted by Applicable Law, each Collateral Manager Person shall be held harmless and shall be indemnified by the Borrower for any Indemnified Amounts suffered by virtue of any acts or omissions or alleged acts or omissions arising out of the activities of such Collateral Manager Person in the performance of the Collateral Manager’s obligations hereunder or as a result of this Agreement, the other Transaction Documents or the Borrower’s ownership interest in any portion of the Collateral, except to the extent any such Indemnified Amount arises out of or results from a Collateral Manager Breach by such Collateral Manager Person.

Notwithstanding anything contained in this Agreement to the contrary, any indemnification provided for in this Section 6.9(a) will be payable pursuant to the Priority of Payments.

(b)            To the fullest extent permitted by Applicable Law, the Secured Parties and each of their respective Affiliates, shareholders, assigns, representatives, officers, directors, employees and agents (each such Person being an “Indemnitee”) shall be held harmless and shall be indemnified by the Collateral Manager for any Indemnified Amount suffered by an Indemnitee arising out of or as a result of any Collateral Manager Breach, except to the extent such Indemnified Amount arises out of or results from any act or omission of an Indemnitee constituting bad faith, fraud, willful misconduct or gross negligence.

Section 6.10     Removal or Resignation of the Collateral Manager.

(a)            The Collateral Manager may (and shall, upon the written direction of the Controlling Parties) be removed for Cause by the Administrative Agent upon 10 days’ prior written notice to the Collateral Manager, the Borrower, the Collateral Custodian, the Member and the Lenders. “Cause” means the occurrence and continuation of any of the following events:

(i)             willful violation or intentional breach by the Collateral Manager of any provision of this Agreement applicable to the Collateral Manager;

(ii)            a violation or breach by the Collateral Manager of any provision of this Agreement or any other Transaction Document to which it is a party (except for any such violations that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and, if such violation can be remedied, such violation continues unremedied for a period of 15 days after the earlier of (a) the date on which the Collateral Manager receives written notice of such violation, breach or failure and (b) the date on which the Collateral Manager acquires knowledge of such violation, breach or failure);

(iii)           any representation, warranty or certification made or given in writing by the Collateral Manager (or any of its directors or officers) pursuant to this Agreement or any other Transaction Document to which it is a party proves incorrect in any respect when made or given, which error has a Material Adverse Effect and, if such error can be remedied, such error continues unremedied for a period of 30 days after the earlier of (a) the date on which the Collateral Manager receives written notice of such error and (b) the date on which the Collateral Manager acquires knowledge of such error;

(iv)           an Insolvency Event occurs with respect to the Collateral Manager;

(v)            the Collateral Manager resigns or assigns its rights or obligations as “Collateral Manager” hereunder to any Person without the prior written consent of any Person required by Section 6.1;

(vi)           one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess, in the aggregate, of $5,000,000 are rendered against the Collateral Manager and the Collateral Manager has not either (i) discharged or provided for the discharge of such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of such appeal;

(vii)          the Collateral Manager makes payments of money in excess, in the aggregate, of $5,000,000 (excluding the portion of any such payments made from, or covered by, insurance proceeds) to settle any litigation, claim or dispute;

(viii)         any Event of Default that results in the declaration of the Termination Date pursuant to Section 9.2(a);

(ix)            the Collateral Manager, any senior manager having supervisory authority with respect to the Collateral or any portfolio manager having credit selection responsibilities with respect to the Collateral is indicted for fraud or a felony criminal offense that is (A) materially related to the primary business of the Collateral Manager or (B) reasonably likely to have a Material Adverse Effect on the Collateral Manager;

(x)             any Change-in-Control of the Collateral Manager to which the Administrative Agent has not consented (such consent not to be unreasonably withheld, delayed or conditioned) within 30 Business Days after such Change-in-Control;

(xi)            a Management Event;

(xii)           any other event that causes a Material Adverse Effect on (a) the business of the Collateral Manager or (b) the ability of the Collateral Manager to meet its obligations under this Agreement or any other Transaction Document to which it is a party.

(b)            Upon the removal of the Collateral Manager, all authority and power of the Collateral Manager under this Agreement will cease automatically and without action by any Person unless otherwise agreed by the Administrative Agent in its sole discretion.

Section 6.11     Replacement of the Collateral Manager.

(a)            If the Collateral Manager is removed for Cause and the Administrative Agent elects to replace the Collateral Manager, the Administrative Agent shall, as soon as reasonably practicable, appoint a successor Collateral Manager. Following the appointment of such successor, the Borrower (or such successor on the Borrower’s behalf) shall provide the Rating Agency with written notice thereof.

(b)            After any removal of the Collateral Manager for Cause and prior to the appointment of any successor Collateral Manager, the Collateral Manager shall (a) if so notified by the Administrative Agent, continue to act in such capacity pursuant to Section 6.1 and (b) as requested by the Administrative Agent (i) terminate some or all of its activities as Collateral Manager hereunder in the manner requested by the Administrative Agent in its sole discretion, (ii) provide such information as may be reasonably requested by the Administrative Agent to facilitate the transition of the performance of such activities to the successor Collateral Manager or any agent thereof and (iii) take all other actions reasonably requested by the Administrative Agent to facilitate the transition of the performance of such activities to the successor Collateral Manager.

(c)            Notwithstanding anything to the contrary in this Section 6.11 any successor Collateral Manager shall satisfy the Successor Criteria. A successor Collateral Manager will satisfy the “Successor Criteria” if: (i) it has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager under this Agreement; (ii) it is legally qualified and has the capacity to act as Collateral Manager; (iii) its appointment would not cause or result in the Borrower becoming, or require the pool of Collateral to be registered as, an investment company under the Investment Company Act; and (iv) the Rating Agency, if any, has been notified of such successor Collateral Manager.

ARTICLE VII

THE COLLATERAL CUSTODIAN

Section 7.1         Designation of Collateral Custodian.

(a)            Initial Collateral Custodian. The role of Collateral Custodian will be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 7.1. Until a successor Collateral Custodian is appointed in accordance with this Article VII, U.S. Bank is appointed as, and accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof and of the other Transaction Documents to which the Collateral Custodian is a party.

(b)            Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 7.9, the Collateral Custodian agrees that it shall terminate its activities as Collateral Custodian hereunder. Notwithstanding such termination, the Collateral Custodian will be entitled to receive all accrued and unpaid Collateral Custodian’s Fees and Administrative Expenses due and owing to it at the time of such termination.

(c)            Secured Party. The Administrative Agent and the Lenders appoint U.S. Bank, in its capacity as Collateral Custodian, as their collateral custodian for purposes of perfection of a Lien on the Collateral. U.S. Bank, in its capacity as initial Collateral Custodian, accepts such appointment and agrees to perform the duties set forth in this Agreement.

Section 7.2         Certain Duties and Responsibilities.

(a)            The Collateral Custodian undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement with respect to the Collateral Custodian. The powers conferred on the Collateral Custodian hereunder are solely to protect its interest in the Collateral and do not impose any fiduciary duty or other duty upon it to exercise any such powers. The Collateral Custodian will not be liable for any action taken or omitted under this Agreement, except to the extent caused by the Collateral Custodian’s gross negligence, bad faith or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event will the Collateral Custodian be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including lost profits or diminution in value, whether or not foreseeable, even if the Collateral Custodian has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(b)            In the absence of bad faith on its part, the Collateral Custodian may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Collateral Custodian and conforming to the requirements of this Agreement; provided that, in the case of any such certificates or opinions that are specifically required hereunder to be furnished to the Collateral Custodian, the Collateral Custodian will be obligated to examine the same to determine whether or not they substantially conform on their face to the requirements of this Agreement and shall promptly (within three Business Days in the case of a certificate furnished by the Collateral Manager) notify the delivering party if such certificate or opinion does not so conform. If a corrected form is not delivered to the Collateral Custodian within 15 days after notice of nonconformity from the Collateral Custodian, the Collateral Custodian shall notify the Administrative Agent, the Lenders and the Member.

(c)            No provision of this Agreement will be construed to relieve the Collateral Custodian from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i)             this clause in no way limits the effect of clause (a) of this Section 7.2;

(ii)            the Collateral Custodian is not liable for any error of judgment made in good faith by a Collateral Custodian Officer, unless it is proven that the Collateral Custodian was grossly negligent in ascertaining the pertinent facts;

(iii)           the Collateral Custodian is not liable with respect to any action taken or omitted to be taken by it in good faith (A) in reliance upon the direction of the Borrower, the Collateral Manager or the Administrative Agent pursuant to this Agreement or (B) in reliance upon the direction of the Administrative Agent relating to the time, method and place of pursuing any remedy available to the Collateral Custodian or exercising any trust or power conferred upon the Collateral Custodian pursuant to this Agreement; and

(iv)           no provision of this Agreement requires the Collateral Custodian to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder if it has reasonable grounds to believe that repayment of such funds or satisfactory indemnity against such risk or liability is not reasonably assured to it.

(d)            For all purposes of determining the Collateral Custodian’s responsibility and liability under this Agreement, the Collateral Custodian will not be deemed to have notice or knowledge of any Event of Default (other than an Event of Default described in Section 9.1(a)) unless a Collateral Custodian Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or the Collateral Custodian has received written notice at the Corporate Trust Office of any event constituting an Event of Default and such notice references the Funded Loans generally, the Borrower, the Collateral Obligations or this Agreement. For purposes of determining the Collateral Custodian’s responsibility and liability hereunder, whenever reference is made to a Default or an Event of Default, such reference refers only to such a Default or an Event of Default of which the

Collateral Custodian has actual knowledge or notice pursuant to any of the means described in this Section 7.2(d).

Section 7.3         Notice of Default. As soon as reasonably practicable (and in no event later than two Business Days) after the occurrence of any Default actually known to a Collateral Custodian Officer or after any declaration of acceleration has been made or delivered to the Collateral Custodian pursuant to Section 9.2, the Collateral Custodian shall give notice to the Borrower, the Collateral Manager, the Administrative Agent, each Lender and the Member, as their names and addresses appear on Annex A, of all Defaults hereunder actually known to the Collateral Custodian Officer, unless such Default has been cured.

Section 7.4         Certain Rights of Collateral Custodian. Except as otherwise provided in this Article VII:

(a)            the Collateral Custodian may conclusively rely upon and will be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document it believes to be genuine and signed or presented by the proper party or parties;

(b)            any direction of the Borrower mentioned herein must be sufficiently evidenced by a Borrower Order;

(c)            whenever in the administration of this Agreement the Collateral Custodian deems it desirable that an issue be proved or established prior to taking, suffering or omitting any action hereunder, the Collateral Custodian (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate from the appropriate party hereto;

(d)            as a condition to taking or omitting to take any action hereunder, the Collateral Custodian may consult with counsel and the advice or opinion of such counsel will be full and complete authorization and protection with respect to any such action taken or omitted to be taken by it in good faith and in accordance with such advice or opinion;

(e)            The Collateral Custodian will be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent or any Lender, unless the Administrative Agent or such Lender has provided to the Collateral Custodian security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable fees and expenses of attorneys, agents and experts) and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f)            subject to Section 7.2(b), the Collateral Custodian is not bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Collateral Custodian, in its discretion, may, and upon the written direction of the Administrative Agent or the Member shall, make such further inquiry or investigation into such facts or matters as desired or directed, and the Collateral Custodian is entitled, on not less than five Business Days’ prior notice to the Borrower and the Collateral Manager, to examine the books and records relating to the Funded Loans, personally or by agent or attorney, at a mutually agreed time during the Borrower’s or the Collateral Manager’s normal business hours; provided that the Collateral Custodian shall, and shall cause its agents and attorneys to, hold in confidence all such information, except (i) to the extent its disclosure is required by Applicable Law or by any Governmental Authority and (ii) to the extent that the Collateral Custodian, in its sole discretion, determines that such disclosure is consistent with its obligations hereunder; provided further, that the Collateral Custodian may disclose any such information to its agents, attorneys and auditors on a confidential basis in connection with the performance of its responsibilities hereunder;

(g)            the Collateral Custodian may execute any of its powers hereunder or perform any of its duties hereunder directly or by or through agents or attorneys, provided that the Collateral Custodian will not be responsible for any acts or omissions on the part of any non-Affiliated agent or non-Affiliated attorney appointed with due care;

(h)            the Collateral Custodian is not liable for any action it takes or omits to take, in good faith and that it reasonably believes is authorized or within its rights or powers hereunder;

(i)             subject to Section 7.2(b), nothing herein imposes an obligation on the part of the Collateral Custodian to recalculate, evaluate, verify or independently determine the accuracy of any report, certificate or information received from the Borrower or the Collateral Manager;

(j)             to the extent permitted by Applicable Law, the Collateral Custodian will not be required to give any bond or surety in respect of the execution of this Agreement or otherwise;

(k)            the Collateral Custodian will not be deemed to have notice or knowledge of any matter unless a Collateral Custodian Officer has actual knowledge thereof or written notice thereof is received by the Collateral Custodian at the Corporate Trust Office and such notice references the Funded Loans, the Borrower, the Collateral Obligations or this Agreement;

(l)             the permissive rights of the Collateral Custodian to take or refrain from taking any actions enumerated in this Agreement will not be construed as a duty;

(m)           in making or disposing of any investment as permitted by this Agreement, the Collateral Custodian is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or its Affiliate is acting as a subagent of the Collateral Custodian or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of U.S. Bank or any of its Affiliates qualify as Permitted Investments hereunder;

(n)            the Collateral Custodian and its Affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Custodian’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation is payable or reimbursable under Section 7.6;

(o)            to help fight the funding of terrorism and money laundering activities, the Collateral Custodian shall obtain, verify, and record the name, address, tax identification number and such other information with respect to the Borrower as will allow the Collateral Custodian to identify the Borrower, and the Collateral Custodian may also ask for the Borrower’s Governing Documents;

(p)            the Collateral Custodian will not be liable for the actions or omissions of the Collateral Manager, the Borrower or the Administrative Agent and, subject to Section 7.2(b), the Collateral Custodian is under no obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or to verify or independently determine the accuracy of information received from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral;

(q)            the Collateral Custodian has no (i) obligation to determine if a Collateral Obligation meets the criteria specified in the definition of Collateral Obligation or satisfaction of the Eligibility Criteria, (ii) discretion to select or make investments and is entitled to rely upon the investment directions of the Borrower (or the Collateral Manager on the Borrower’s behalf) or (iii) obligation to determine whether any investment made hereunder qualifies as a Permitted Investment;

(r)             the Collateral Custodian will not be liable for any delays or failures in the performance of its obligations hereunder, arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Collateral Custodian shall use reasonable best efforts that are consistent with accepted practices in the banking industry to maintain performance and, if necessary, resume performance as soon as practicable under the circumstances;

(s)            the Collateral Custodian has no responsibility (other than pursuant to Section 3.3(b) and Section 8.1(c)) and will have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the accuracy of any such financing statement, continuation statement, document or instrument or other notice, (iii) perfecting or maintaining the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest; and

(t)             neither the Collateral Custodian, the Document Custodian nor the Collateral Administrator will have any responsibility to the Borrower, any Blocker Subsidiary, the Administrative Agent or the Lenders hereunder to make any inquiry or investigation as to, and neither will have any obligation in respect of, the terms of any engagement of Independent accountants by the Borrower or any Blocker Subsidiary (or the Collateral Manager on behalf of the Borrower or any Blocker Subsidiary); provided, however, that the Collateral Custodian is hereby authorized and directed to execute any acknowledgment or other agreement with the Independent accountants required for the Collateral Custodian to receive any of the reports or instructions provided for herein, which acknowledgment or agreement may include, among other things, (x) acknowledgements regarding the sufficiency of procedures to be performed by the Independent accountants, (y) releases by the Collateral Custodian (on behalf of itself and the Lenders) of claims against the Independent accountants and acknowledgement of other limitations of liability in favor of the Independent accountants and (z) restrictions or prohibitions on the disclosure (including to the Lenders) of information or documents provided to it by such firm of Independent accountants. It is understood and agreed that the Collateral Custodian shall deliver such acknowledgement or other agreement in conclusive reliance on the foregoing direction of the Borrower, and the Collateral Custodian will make no inquiry or investigation as to, and will have no obligation in respect of, the sufficiency, validity or correctness of such procedures. The Collateral Custodian will have no obligation to provide any letter agreement which adversely affects it in its individual capacity.

Section 7.5         Money Held in Trust. All payments of amounts due and payable to the Lenders hereunder are to be made from Available Funds in the Collection Account and must be made on behalf of the Borrower by the Collateral Custodian, who shall allocate all sums received for payment to the Lenders and the Member on each Payment Date and any date on which Outstanding Funded Loans are repaid pursuant to Section 2.3(b) among such Lenders or such Member as specified in the Payment Date Statement or Repayment Notice, as applicable. The Collateral Custodian agrees to hold any amounts held by it hereunder in trust to the extent required herein for the benefit of the Borrower or the Secured Parties or the Member, as the case may be, until such time as such amounts are distributed in accordance with the terms of this Agreement. The Collateral Custodian is under no liability for interest on any amounts received by it hereunder, except to the extent of (i) income or other gain actually received by the Collateral Custodian on Permitted Investments and (ii) income or other gain on investments which are deposits in or certificates of deposit of the Collateral Custodian in a commercial capacity.

Section 7.6         Compensation and Reimbursement.

(a)            The Borrower agrees that, until the appointment of a successor Collateral Custodian or this Agreement is terminated and the Obligations are paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted), it shall pay the Collateral Custodian on each Payment Date (i) accrued and unpaid Collateral Custodian Fees for all services rendered by it hereunder (which compensation will not be limited by any provision of law relating to the compensation of a trustee of an express trust) and (ii) accrued and unpaid Administrative Expenses incurred by the Collateral Custodian. Without limiting the foregoing, the Collateral Custodian is entitled to the benefits of the indemnification and reimbursement provisions set forth in Section 6.9, Section 10.1 and Section 12.7, in each case in accordance with the terms of such provisions.

(b)            The Collateral Custodian will receive amounts pursuant to this Section 7.6 pursuant to the Priority of Payments, only to the extent of Available Funds. Subject to Section 7.8, the Collateral Custodian shall continue to serve as Collateral Custodian under this Agreement notwithstanding the fact that the Collateral Custodian has not have received amounts due it hereunder; provided that nothing herein will impair or affect the Collateral Custodian’s rights under Section 7.8. If, on any Payment Date, Available Funds are insufficient to make any payment due and owing to the Collateral Custodian, the portion of such payment, if any, not so paid will be deferred and payable on the next Payment Date. The Borrower’s obligations under this Section 7.6 will survive the termination of this Agreement and the resignation or removal of the Collateral Custodian pursuant to Section 7.8.

(c)            To the extent that the entity acting as Collateral Custodian is acting as Securities Intermediary, the rights, privileges, immunities and indemnities set forth in this Article VII also apply to its actions in such separate capacity.

Section 7.7         Collateral Custodian Required; Eligibility. There must at all times be a Collateral Custodian hereunder that is a Qualified Institution that (a) is not an Affiliate of the Borrower, (b) is authorized under Applicable Law to exercise corporate trust powers, (c) has a combined capital and surplus and undivided profits of at least $200,000,000, (d) is subject to supervision or examination by a federal or state authority, (e) has a rating of at least “A2” (and not on credit watch with negative implications) by Moody’s and (f) has an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to Applicable Law or to the requirements of the aforesaid supervising or examining authority, then, for the purposes of this Section 7.7, the combined capital and surplus of such organization or entity will be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Collateral Custodian’s ratings fall so that it is no longer a Qualified Institution, or if the Collateral Custodian otherwise ceases to be eligible in accordance with the provisions of this Section 7.7, it shall resign immediately in the manner and with the effect specified in Section 7.8 and Section 7.9. Upon the resignation of the Collateral Custodian pursuant to this Section 7.7, the Borrower shall use its reasonable commercial efforts to appoint a successor Collateral Custodian (with the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed) in the manner specified in Section 7.8 within 30 calendar days.

Section 7.8         Resignation and Removal; Appointment of Successor.

(a)            Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Custodian and no appointment of a successor Collateral Custodian pursuant to this Article VII will become effective until the acceptance of such appointment by the successor Collateral Custodian under Section 7.9 and the assumption by such successor Collateral Custodian of the duties and obligations of the Collateral Custodian hereunder.

(b)            The Collateral Custodian may resign at any time upon 90 days’ prior written notice to the Borrower, the Collateral Manager, the Administrative Agent, each Lender and Member.

(c)            The Collateral Custodian may be removed at any time by either of the Administrative Agent or the Borrower (i) upon ten Business Days’ notice or (ii) at any time if (A) an Event of Default has occurred and is continuing, or (B) the Collateral Custodian becomes incapable of acting or becomes the subject of an Insolvency Proceeding. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Custodian, each Lender, the Borrower and the Collateral Manager and the Member.

(d)            If the Collateral Custodian resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the position of Collateral Custodian for any reason (other than resignation), the Borrower shall, by written instrument executed by an Authorized Officer of the Borrower, a copy of which shall be delivered to each of the retiring Collateral Custodian, the successor Collateral Custodian, the Member and the Administrative Agent, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor Collateral Custodian satisfying the requirements of Section 7.7; provided that such successor Collateral Custodian may be appointed only upon the prior written consent of the Administrative Agent (which consent may not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Collateral Custodian, if no successor Collateral Custodian has been appointed and accepted such appointment pursuant to Section 7.9 within 90 days after notice of the Collateral Custodian’s resignation, the Administrative Agent shall appoint a successor Collateral Custodian satisfying the requirements of Section 7.7.

Section 7.9         Acceptance of Appointment by Successor. Each successor Collateral Custodian appointed hereunder must meet the requirements of Section 7.7 and shall execute, acknowledge and deliver to the Borrower and the retiring Collateral Custodian an instrument accepting such appointment. Upon delivery of the required instrument, the resignation or removal of the retiring Collateral Custodian will become effective and the successor Collateral Custodian, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Custodian. Notwithstanding the foregoing, upon the Borrower’s request, the Administrative Agent, the successor Collateral Custodian and such retiring Collateral Custodian shall (a) execute and deliver an instrument transferring all the rights, powers and trusts of the retiring Collateral Custodian to such successor Collateral Custodian, (b) duly assign, transfer and deliver all Collateral held by such retiring Collateral Custodian hereunder to such successor Collateral Custodian and (c) execute and deliver any further documents and instruments and take such further action as the Borrower may reasonably request in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Custodian hereunder or with respect to the Collateral. Upon the request of any successor Collateral Custodian, the Borrower shall execute any and all instruments more fully and certainly transferring and confirming all of such successor Collateral Custodian’s rights, powers and trusts.

Section 7.10     Merger, Conversion, Consolidation or Succession to Business of Collateral Custodian. Any organization or entity into which the Collateral Custodian is merged or converted or with which it may be consolidated, any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Custodian is a party or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Custodian will become the successor of the Collateral Custodian hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 7.11     Certain Duties of Collateral Custodian Related to Other Possessory Collateral. The Collateral Custodian shall, until a successor Collateral Custodian is appointed or this Agreement is terminated and the Obligations are paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted), perform the following duties and obligations with respect to any Other Possessory Collateral, that is not comprised of a Collateral Obligation File (the “Other Possessory Collateral”):

(a)            The Collateral Custodian shall take and retain custody of the Other Possessory Collateral for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Collateral Custodian for the benefit of the Secured Parties. Within ten Business Days after its receipt of any such Other Possessory Collateral and subject to the preceding sentence, the Collateral Custodian shall review such Other Possessory Collateral to confirm that it (i) has been executed and (ii) on its face reflects the original Principal Balance and the Obligor of the Collateral Obligation relating to such Other Possessory Collateral. In order to facilitate the foregoing, in connection with each delivery of Other Possessory Collateral to the Collateral Custodian hereunder, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall provide to the Collateral Custodian an electronic file (in EXCEL or a comparable format), upon which the Collateral Custodian may conclusively rely, containing information with respect to each Collateral Obligation relating to the Possessory Collateral and the Other Possessory Collateral, which information must include the original Principal Balance and Obligor for the related Collateral Obligation (the “Possessory Collateral Schedule”). Notwithstanding anything to the contrary herein, the Collateral Custodian will be under no duty or obligation to inspect, review or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized or appropriate for their represented purpose, that any assignment or endorsement is in proper form or that any document is other than what it purports to be on its face.

(b)            All Other Possessory Collateral must be (i) kept in fire resistant vaults, rooms or cabinets at the Corporate Trust Office, (ii) placed together with an appropriate identifying label and maintained in such a manner so as to permit its retrieval and access and (iii) clearly segregated from any other documents or instruments held by the Collateral Custodian.

(c)            The Collateral Custodian, upon the reasonable request of the Borrower or the Administrative Agent, shall provide a written report identifying each item of Other Possessory Collateral held by the Collateral Custodian as of the date of such request.

(d)            In performing its duties hereunder, the Collateral Custodian shall act in accordance with this Agreement.

Section 7.12     Release and Return of Other Possessory Collateral. From time to time, as permitted by the terms of this Agreement, as appropriate for the administration, Sale or transfer of any of the Other Possessory Collateral, the Collateral Custodian is authorized (unless and until such authorization is revoked by the Administrative Agent upon the occurrence and during the continuance of an Event of Default), upon its receipt from the Collateral Manager of a written request for the release of any Other Possessory Collateral, to release the requested Other Possessory Collateral to the Collateral Manager within two Business Days after receipt of such request. All Other Possessory Collateral so released to the Collateral Manager must be held by the Collateral Manager in trust for the Collateral Custodian for the benefit of the Secured Parties in accordance with the terms of this Agreement, except to the extent that any such Other Possessory Collateral is sold, transferred or otherwise disposed of in connection with a transaction permitted by this Agreement. To the extent applicable, the Collateral Manager shall return any such released Other Possessory Collateral to the Collateral Custodian (i) promptly upon the request of the Administrative Agent or (ii) when the Collateral Manager’s need therefor no longer exists. Any Other Possessory Collateral delivered to the Collateral Custodian in error must be promptly returned to the Borrower (or the Collateral Manager on the Borrower’s behalf) upon the written request of the Borrower (or the Collateral Manager on the Borrower’s behalf) or upon the Collateral Custodian becoming aware of such error.

Section 7.13     Agent for Secured Parties. With respect to the Lien of the Collateral Custodian created hereunder, the delivery of any Possessory Collateral to the Collateral Custodian or the Document Custodian will be deemed to be delivery to the Collateral Custodian as agent for the Secured Parties. In furtherance of the foregoing, the possession by the Collateral Custodian of any Possessory Collateral and the endorsement to or registration of such Collateral in the name of the Collateral Custodian are all undertaken by the Collateral Custodian in its capacity as agent for the Secured Parties.

Section 7.14     Certain Duties of Collateral Custodian Related to Delayed Payment of Proceeds. In the event that in any month the Collateral Custodian does not receive any payment (or is unable to identify whether any payment consists of Principal Collections or Interest Collections) with respect to any Collateral Obligation (in each case to the extent the Collateral Custodian has received notice that such payment is due), (a) the Collateral Custodian shall promptly notify the Borrower, the Collateral Manager and the Member in writing and (b) unless such payment is received by the Collateral Custodian (or such Collections have been identified) within three Business Days after such notice (or the end of the applicable grace period for such payment, if longer), the Collateral Custodian shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable but in no event later than three Business Days after the date of such request. In the event that such payment is not made (or such Collections are not identified) within the applicable time period, the Collateral Custodian, subject to the provisions of this Article VII, shall take such reasonable action (at the Borrower’s expense) as the Collateral Manager directs in writing. Any such action will be without prejudice to any right to claim a Default or Event of Default under this Agreement. All Collections that the Collateral Custodian is unable to identify as Principal Collections or Interest Collections must be held in the Collection Account.

Section 7.15     Facsimile and Electronic Transmissions. The Collateral Custodian agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, provided, however, that any Person providing such instructions or directions has provided to the Collateral Custodian an incumbency certificate listing designated individuals, which incumbency certificate must be amended and replaced whenever a designated individual is to be added or deleted from the listing. If the Borrower, the Collateral Manager or the Administrative Agent elects to give the Collateral Custodian e-mail or facsimile instructions (or instructions by a similar electronic method), the Collateral Custodian’s understanding of such instructions will be controlling. The Collateral Custodian will not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Custodian’s reliance upon and compliance with such instructions notwithstanding that such instructions may conflict with or be inconsistent with a subsequent written instruction. The Borrower, the Collateral Manager and the Administrative Agent agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Custodian, including the risk of the Collateral Custodian acting on unauthorized instructions and the risk of interception and misuse by third parties.

ARTICLE VIII

SECURITY INTEREST

Section 8.1         Grant of Security Interest.

(a)            This Agreement constitutes a security agreement, and the Funded Loans made hereunder constitute secured loans from the Lenders to the Borrower under Applicable Law. The Borrower conveys, assigns and grants to the Collateral Custodian, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under all Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever located, to secure the prompt and complete payment and performance in full when due, whether by stated maturity, acceleration or otherwise, of the Obligations of the Borrower, whether now or hereafter existing, due or to become due, direct or indirect or absolute or contingent. The powers conferred on the Collateral Custodian hereunder with respect to the Collateral are solely to protect the Collateral Custodian’s interests in the Collateral for the benefit of the Secured Parties and do not impose any duty upon the Collateral Custodian to exercise any such powers. If the Borrower fails to perform or comply with any of its agreements contained herein with respect to the Collateral, the Collateral Custodian, at its option and at the direction of the Administrative Agent, may, but has no obligation to, itself perform or comply, or otherwise cause performance or compliance, with such agreement.

(b)            The grant of a security interest under this Section 8.1 does not constitute and is not intended to result in an assumption by the Collateral Custodian of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or Underlying Instrument. Anything herein to the contrary notwithstanding, (i) the Borrower will remain liable to perform all of its duties and obligations with respect to the Collateral to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Custodian for the benefit of the Secured Parties of any of its rights in the Collateral will not release the Borrower from any of its duties or obligations with respect to the Collateral, (iii) the Collateral Custodian will not have any obligations or liability with respect to the Collateral by reason of this Agreement and (iv) the Collateral Custodian will not be obligated to perform any of the obligations or duties of the Borrower with respect to the Collateral or to take any action to collect or enforce any claim for payment assigned hereunder.

(c)            The Borrower designates the Collateral Custodian as its agent and attorney in fact to prepare, execute and file any UCC financing statement, continuation statement and other instruments and take all other actions required hereunder; provided that such appointment will not impose upon the Collateral Custodian any of the Borrower’s obligations under Section 5.1(e). In executing and filing any continuation statements, the Collateral Custodian will be entitled to receive (at the Borrower’s expense), and conclusively rely upon, an Opinion of Counsel as to the need to file, the dates by which such filings are required to be made, the jurisdictions in which such filings are to be made and the form and content of such filings. The Borrower further authorizes and shall cause its United States counsel to file a UCC financing statement that names the Borrower as debtor and the Collateral Custodian, for the benefit of the Secured Parties, as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Collateral Custodian has a grant of security hereunder.

Section 8.2         Release of Lien on Collateral.

(a)            At the same time as (i) any Collateral Obligation expires by its terms or is prepaid in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Collateral Obligation has been the subject of a Sale pursuant to Section 2.12(a) or (iii) this Agreement is terminated and the Obligations paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted), the Collateral Custodian, as agent for the Secured Parties, will, promptly following its receipt of a Borrower Order, release its Lien on all or the relevant portion of the Collateral, which release, in the case of a termination of this Agreement, will occur simultaneously with the payment in full of the Obligations (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted). In connection with any such release, the Collateral Custodian, on behalf of the Secured Parties, shall, at the sole expense of the Borrower, (A) execute and deliver to the Borrower any assignments, bills of sale, termination statements and other releases and instruments as the Borrower may reasonably request in writing in order to effect the release of the Collateral Custodian’s Lien on such Collateral, (B) deliver any portion of the Possessory Collateral to be released from its Lien to and at the written direction of the Borrower and (C) otherwise take such actions as are necessary and appropriate to release the Lien of the Collateral Custodian for the benefit of the Secured Parties on the applicable portion of the Collateral to be released, in each case delivered to and at the written direction of the Borrower (or the Collateral Manager on the Borrower’s behalf); provided that the Collateral Custodian, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any Collateral in connection with its release.

(b)            At the same time as any Collateral Obligation, Permitted Investment or Equity Security is transferred to a Blocker Subsidiary pursuant to Section 2.12(e), the

Collateral Custodian, as agent for the Secured Parties, shall promptly release its Lien on all or the relevant portion of the Collateral and deliver it to such Blocker Subsidiary after each of (i) delivery to the Collateral Account of an instrument or instruments representing 100.00% of the equity interests of such Blocker Subsidiary, (ii) execution and delivery by such Blocker Subsidiary of the guarantee and security agreement required by Section 5.1(k)(i)(7) and (iii) receipt of written direction from the Borrower to release such Lien.

Section 8.3         Accounts.

(a)            Each of the parties hereto agrees that each Account will be deemed to be a Securities Account. Each of the parties hereto agrees to cause the Collateral Custodian or any Securities Intermediary that holds any Cash or other Financial Asset for the Borrower to agree with the parties hereto that (i) the Cash and other property is to be treated as a Financial Asset and (ii) the jurisdiction governing the Accounts, all Cash and other Financial Assets credited to the Accounts and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) will, in each case, be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Collateral Custodian or the Securities Intermediary that holds such Financial Asset in an Account.

(b)            The Collateral Custodian shall not, except in accordance with this Agreement, permit the removal of any portion of the Collateral or transfer any Collateral from the Account to which it is credited, or cause or permit any change in the delivery made pursuant to Section 3.3 with respect to any Collateral, if, after giving effect thereto, the jurisdiction governing the perfection of the Collateral Custodian’s security interest in such Collateral is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel as to perfection of the Collateral Custodian’s security interest in the Collateral, in each case unless the Collateral Custodian has received an Opinion of Counsel to the effect that the lien and security interest in such property and the priority thereof created by this Agreement will continue to be maintained after giving effect to such action or actions.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1         Events of Default. The following events are events of default (“Events of Default”) hereunder:

(a)            the Borrower fails to make any payment of interest when due under this Agreement on any Payment Date, provided that, in the case of a failure to make such a payment due to an administrative error or omission by the Collateral Custodian, such failure continues for five Business Days after a Collateral Custodian Officer receives written notice or has actual knowledge of such administrative error or omission;

(b)         the Borrower fails to (i) make any other payment when due under any Transaction Document (subject to the application of the Priority of Payments with respect to any amounts so payable), and such failure is not cured with five Business Days or (ii) repay the Obligations in full on the Termination Date;

(c)         any failure on the part of the Borrower to duly observe or perform in any material respect any of its covenants or agreements hereunder (other than those specifically addressed by a separate clause of this Section 9.1, it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limit, Transaction Concentration Requirement, Collateral Quality Test, Coverage Test, the Interest Diversion Ratio Test, the Market Value Ratio Test, the Market Value Ratio Supplemental Margin Test or the Minimum Equity Amount (except as set forth in clause (m) of this Section 9.1) is not an Event of Default), or pursuant to another Transaction Document to which the Borrower is a party, and, if such failure can be remedied, such failure continues unremedied for a period of 20 Business Days after the earlier to occur of (i) the date on which the Borrower receives written notice of such failure and (ii) the date on which the Borrower acquires knowledge of such failure;

(d)         the occurrence of an Insolvency Event with respect to the Borrower or the Collateral Manager and (1) in the case of any Insolvency Event described in clause (i) of the definition thereof in Section 1.1, the applicable case or proceeding remains undismissed for 60 days or (2) in the case of any Insolvency Event described in clause (ii) of the definition thereof in Section 1.1, the applicable order remains undismissed for 60 days;

(e)         the commencement by the Borrower, the Collateral Manager or the Member of an Insolvency Proceeding with respect to any other such entity;

(f)          the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess, individually or in the aggregate, of $5,000,000 against the Borrower and the Borrower has not either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of such appeal;

(g)         the Borrower makes payments to settle any litigation, claim or dispute totaling more than $5,000,000 in the aggregate (excluding the portion of any such payments made from insurance proceeds);

(h)         any Transaction Document, or the Lien granted thereunder, in whole or in part, terminates, ceases to be effective or ceases to be the legally valid, binding and enforceable obligation of the Borrower (except, in each case, in accordance with its terms);

(i)          the Borrower ceases to have a valid ownership interest in all of the Collateral Obligations or the Collateral Custodian ceases to have a first priority perfected Lien in any part of the Collateral, except as otherwise expressly permitted in accordance with the Transaction Documents;

(j)          the Borrower or the pool of Collateral becomes required to register as an “investment company” within the meaning of the 1940 Act;

(k)         any representation, warranty or certification made or deemed made by the Borrower in any Transaction Document or in any certificate delivered pursuant to any Transaction Document proves to have been incorrect in any material respect when made or deemed made and such error has a material adverse effect on the Lenders or a Material Adverse Effect, in either case continuing unremedied for a period of 30 Business Days after the earlier to occur of (i) the date on which the Borrower receives written notice of such error and (ii) the date on which the Borrower acquires knowledge of such error;

(l)          the failure of the Overcollateralization Ratio to equal or exceed 102.00% for a period of two consecutive Business Days; provided that, if within such two Business Days, the Borrower delivers notice to the Administrative Agent setting forth evidence satisfactory to the Administrative Agent that the Borrower has requested a Cash Capital Contribution from its members in accordance with the its Governing Documents in an aggregate amount sufficient to cure such failure, such failure shall not constitute an Event of Default until the day immediately following the Business Day set forth as the “funding date” or “contribution date” (or the equivalent) in the related notice to members;

(m)        the failure of the Required Equity Investment to be maintained for more than two consecutive Business Days from the date on which the Borrower and the Member receive written notice thereof;

(n)         the occurrence and continuance of an event that constitutes Cause for the removal of the Collateral Manager;

(o)         the Borrower fails to provide a substantive non consolidation opinion of reputable counsel within 30 days after the Administrative Agent notifies the Borrower in writing that, as a result of either (i) a change in Applicable Law or (ii) the Borrower, the Collateral Manager or the Member breaching any of its representations, warranties or covenants under any Transaction Document, the Borrower could reasonably be expected to no longer qualify as a bankruptcy remote entity based upon customary criteria;

(p)         the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess, individually or in the aggregate, of $5,000,000 against the Collateral Manager and the Collateral Manager has not either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of such appeal;

(q)         the Collateral Manager makes payments to settle any litigation, claim or dispute totaling more than $5,000,000 in the aggregate (excluding the portion of any such payments made from insurance proceeds); or

(r)          the Borrower fails to duly observe or perform any of the covenants set forth in Section 5.2(n).

Section 9.2         Remedies.

(a)         Upon the occurrence and during the continuance of an Event of Default (and subject to Section 6.11), the Administrative Agent may, and at the written request of the Controlling Parties shall, in each case by notice to the Borrower and the Member, declare (i) the Termination Date to have occurred and all outstanding Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower) or (ii) the Aggregation Period to have terminated; provided that, in the case of any event involving the Borrower described in Section 9.1(d), all of the Obligations will become immediately due and payable in full (without presentment, demand, notice of any kind, all of which are expressly waived by the Borrower) and the Termination Date will be deemed to have occurred automatically and without any further act by any Person upon the occurrence of any such event.

(b)         Upon the occurrence and during the continuance of an Event of Default, the Collateral Custodian (for the benefit of the Secured Parties), acting at the direction of the Controlling Parties given through the Administrative Agent will have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights will be cumulative. In addition, the Borrower and the Collateral Manager (on the Borrower’s behalf) agree that, upon the occurrence and continuance of an Event of Default, they shall, at the Borrower’s expense and upon request of the Collateral Custodian (acting at the direction of the Controlling Parties given through the Administrative Agent), forthwith, and notwithstanding anything in the Underlying Instruments to the contrary, (i) assemble all or any part of the Collateral as requested by the Collateral Custodian and make such Collateral available to the Collateral Custodian at a place to be designated by the Collateral Custodian and (ii) upon only such notice as specified in Section 9.2(c), sell (or facilitate the sale by Collateral Custodian of) the Collateral or any part thereof in one or more parcels at a public or private sale, in the over the counter market or at any exchange at any of the Collateral Custodian’s or the Administrative Agent’s offices or elsewhere, and upon such other terms and conditions as the Controlling Parties through the Administrative Agent may deem advisable in their sole discretion, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Custodian (for the benefit of the Secured Parties), acting at the direction of the Controlling Parties given through the Administrative Agent will have the right, without notice or publication, to adjourn any public or private sale or cause the same to be adjourned from time to time by announcement prior to or at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be adjourned without further notice. The Administrative Agent and the Lenders will have the right upon any such public sale or sales, and, to the extent permitted by Applicable Laws, upon any such private sale or sales, to purchase all or any part of the Collateral so sold, free of any right or equity of redemption of the Borrower, which right or equity of redemption is waived or released. To the extent permitted by Applicable Laws, each of the Borrower and the Collateral Manager waives all claims, damages and demands it may acquire against the Administrative Agent, the Collateral Custodian or any Lender arising out of the exercise by such Secured Party of any of its rights hereunder, except for any claims, damages and demands it may have against the Administrative Agent, the Collateral

Custodian or any Lender arising from the willful misconduct or gross negligence of such Secured Party.

(c)         The Borrower shall use its best efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of all or any portion of the Collateral pursuant to this Section 9.2 valid and binding and in compliance with any and all other requirements of Applicable Laws. Each of the Borrower and the Collateral Manager agrees that the Collateral Custodian, in conducting sales pursuant to this Section 9.2, acting at the direction of the Controlling Parties given through the Administrative Agent, will have the right, among other things, to (i) accept the first bid received, or decide to approach or not to approach any potential purchasers and (ii) conduct sales in a commercially reasonable manner (and that no Secured Party will incur any liability as a result of the sale of any Collateral, or any part thereof, pursuant to this Section 9.2 conducted in a commercially reasonable manner), it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. Each of the Borrower and the Collateral Manager waives any claims against the Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Collateral Custodian (for the benefit of the Secured Parties), acting at the direction of the Controlling Parties given through the Administrative Agent accepts the first bid received and does not offer any Collateral to more than one bidder; provided that such sale was conducted in a commercially reasonable manner. Without in any way limiting the Collateral Custodian’s right to conduct a foreclosure sale for the benefit of the Secured Parties in any manner which is considered commercially reasonable, each of the Borrower and the Collateral Manager agrees that any foreclosure sale conducted in accordance with the following provisions will be considered a commercially reasonable sale, and each of the Borrower and the Collateral Manager irrevocably waives any right to contest any such sale conducted in accordance with the following provisions: (1) it is conducted in the State of New York; (2) it is conducted in accordance with the laws of the State of New York in all material respects and (3) not more than 30 days before, and not less than 10 days in advance of such foreclosure sale, the Collateral Custodian (at the direction of the Administrative Agent) notifies the Borrower, the Members and the Collateral Manager at the address set forth herein of the time and place of such foreclosure sale. Each of the Borrower and the Collateral Manager agrees that a breach of any of its covenants contained in this Section 9.2(c) will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.2(c) is specifically enforceable against the Borrower and the Collateral Manager, and each of the Borrower and the Collateral Manager waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement or any defense relating to a Secured Party’s willful misconduct or gross negligence.

(d)         Notwithstanding any other provision of this Section 9.2, in connection with the sale of the Collateral following a declaration that the Obligations are immediately due and payable (or automatic acceleration thereof) pursuant to this Section 9.2, the Member will have the right to purchase all of the Collateral Obligations by paying to the Collateral

Custodian in immediately available funds, an amount equal to the amount necessary to pay the Obligations in full on the date of such purchase. If the Member fail to exercise this purchase right prior to the day that is one Business Day prior to such sale pursuant to this Section 9.2, then the Member will forfeit such right.

Section 9.3         Application of Cash Collected. Any Cash collected by the Collateral Custodian pursuant to this Article IX and any Cash that may then be held or thereafter received by the Collateral Custodian with respect to the Obligations hereunder will be applied in accordance with the Sequential Pay Priority.

Section 9.4         Rights of Action. Notwithstanding any other provision of this Agreement or any other Transaction Document, but subject to Section 12.18, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent will have the right to institute any proceedings, judicial or otherwise, with respect to any Transaction Document or for the appointment of a separate receiver or Collateral Custodian or for any other remedy hereunder. Upon the occurrence and during the continuance of an Event of Default, the Collateral Custodian shall institute proceedings and exercise remedies hereunder only at the direction of the Administrative Agent and, in taking any action as so directed, shall be indemnified against the costs, expenses and liabilities it incurs by complying with such request.

Section 9.5         Unconditional Rights of Lenders to Receive Principal and Interest.

(a)          Notwithstanding any other provision in this Agreement, but subject to Section 12.8, each Lender has the right, which is absolute and unconditional, to receive payment of the portion of Obligations owing to it as such amounts become due and payable in accordance with the terms hereof and, subject to the provisions of Section 9.4 and Section 12.18, upon the occurrence and during the continuance of an Event of Default, to institute proceedings for the enforcement of any such payment. Each Lender’s rights as described in this Section 9.5(a) may not be impaired without the consent of such Lender.

(b)          If collections in respect of the Collateral are insufficient, following realization of the Collateral and application of the proceeds thereof in accordance with the Priority of Payments, to make any payments due in respect of the Obligations, no other assets will be available for such deficiency and the obligations of the Borrower to pay any such deficiency will be extinguished and will not thereafter revive.

Section 9.6         Restoration of Rights and Remedies. If the Collateral Custodian or any Lender has instituted any judicial proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Collateral Custodian or to such Lender, then, and in each such case, the Borrower, the Collateral Custodian and the Lenders will, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder and all rights and remedies of the Secured Parties will continue as though no such proceeding had been instituted.

Section 9.7         Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Collateral Custodian, the Administrative Agent or the Lenders

is intended to be exclusive of any other right or remedy, and every right and remedy will, to the extent permitted by Applicable Law, be cumulative and in addition to every other right and remedy provided hereunder or now or hereafter existing by law, in equity or otherwise. The assertion or employment of any right or remedy hereunder will not prevent the concurrent assertion or employment of any other available right or remedy.

Section 9.8         Delay or Omission Not Waiver. No delay or omission of the Collateral Custodian, the Administrative Agent or any Lender to exercise any right or remedy accruing upon the occurrence and during the continuance of any Event of Default will impair any such right or remedy or constitute a waiver of any such remedy or Event of Default or an acquiescence thereto. Every right and remedy granted by this Article IX or by Applicable Law to the Collateral Custodian, the Administrative Agent or the Lenders may be exercised from time to time and as often as may be deemed expedient by the Collateral Custodian, the Administrative Agent or the Lenders, as the case may be.

Section 9.9         Control by the Administrative Agent. Notwithstanding any other provision of this Agreement, the Administrative Agent will have the right to cause the institution of, and direct the time, method and place of pursuing, any remedy available to the Collateral Custodian or the exercise of any trust, right, remedy or power conferred on the Collateral Custodian, and the Collateral Custodian shall, without delay, implement such direction of the Administrative Agent; provided that such direction does not conflict with any rule of law or with this Agreement and the Collateral Custodian has been provided with indemnity reasonably satisfactory to it.

Section 9.10     Waiver of Stay or Extension Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants under, the performance of or any remedies under this Agreement. To the extent that it may lawfully do so, the Borrower further expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Collateral Custodian, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 9.11     Power of Attorney. The Borrower irrevocably appoints the Collateral Custodian its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement, upon the occurrence and during the continuance of an Event of Default only, to (a) give any necessary receipts or acquittance for amounts collected or received hereunder, (b) make all necessary transfers of Collateral in connection with any sale or other disposition made pursuant hereto, (c) execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any sale or other disposition and (d) sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. The Borrower ratifies and confirms all that such attorney (or any substitute) lawfully does hereunder and pursuant hereto. In addition, if so requested by the Collateral Custodian upon the occurrence and during the continuance of an Event of Default, the Borrower shall ratify and confirm any sale or other disposition of Collateral made pursuant to the terms of this Agreement by executing and delivering to the Collateral Custodian or the applicable purchaser all proper bills of sale, assignments, releases and other instruments as may be requested. For the avoidance of doubt, upon the occurrence and during the continuance of an Event of Default, the power of attorney granted by the Borrower pursuant to this Section 9.11 supersedes any other power of attorney or similar rights granted by the Borrower to any other party (including the Collateral Manager) under this Agreement, any other Transaction Document or any other agreement; provided that the Collateral Manager may continue to exercise its rights under this Agreement until the Collateral Manager has received notice of the Collateral Custodian’s exercise of its power of attorney hereunder.

Section 9.12     Collateral Custodian May Enforce Claims Without Possession of Revolving Notes. All rights of action and claims under this Agreement or any other Transaction Document may be prosecuted and enforced by the Collateral Custodian without the possession of any of the Revolving Notes or the production thereof in any legal or equitable proceeding, judicial or otherwise, and any such proceeding instituted by the Collateral Custodian will be brought in its own name as Collateral Custodian of an express trust and any recovery of judgment will be applied as set forth in the Sequential Pay Priority.

ARTICLE X

INDEMNIFICATION

Section 10.1     Indemnities by the Borrower.

(a)         Without limiting any other rights that any Person may have hereunder or under Applicable Law, the Borrower shall indemnify the Administrative Agent, the Collateral Custodian, the Document Custodian, the Lenders and each of their respective Affiliates, permitted assigns, officers, directors, employees and agents (collectively, the “Indemnified Parties”) from and against any and all damages, losses, judgments, claims, liabilities and related costs and expenses, including reasonable and documented out-of-pocket fees, expenses and disbursements of agents, attorneys and experts, (including interest, penalties and additions thereto) (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of or enforcement of this Agreement (whether brought by or involving the Borrower or any third party) or ownership of the Funded Loans under this Agreement or having an interest in the Collateral or in respect of any Collateral Obligation included in the Collateral, excluding, however, any Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. This Section 10.1(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)         Any amounts required to be paid pursuant to the indemnification provisions of this Section 10.1 must be paid or caused to be paid by the Borrower to the applicable Indemnified Party on the Payment Date following such Indemnified Party’s demand therefor in accordance with the Priority of Payments.

(c)         If for any reason the indemnification provided in this Section 10.1 is unavailable to any Indemnified Party or is insufficient to hold such Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits of this Agreement received by such Indemnified Party on the one hand and the Borrower on the other hand, but also the relative fault of such Indemnified Party on the one hand and the Borrower on the other hand, as well as any other relevant equitable considerations; provided that the Borrower will not be required to contribute in respect of any Indemnified Amounts excluded by Section 10.1(a).

(d)         The obligations of the Borrower under this Section 10.1 will survive the resignation or removal of the Administrative Agent, the Collateral Custodian or the Document Custodian and the termination of this Agreement.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1     Appointment. Each Secured Party appoints and authorizes the Administrative Agent as its agent and further authorizes the Administrative Agent to appoint additional agents (including the Collateral Custodian and the Document Custodian) to act on its behalf and for the benefit of the Secured Parties. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to enable any of them to exercise or enforce any of their respective rights hereunder. The Controlling Parties may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent will not be required to take any such incidental action hereunder, but will be required to act or to refrain from acting (and will be fully protected in acting or refraining from acting) upon the direction of the Controlling Parties; provided that the Administrative Agent will not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, would be in violation of any Applicable Law or contrary to any provision of this Agreement or any other Transaction Document, or would expose the Administrative Agent to liability hereunder or otherwise. If the Administrative Agent requests the consent of any Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a response from such Lender within ten Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have refused to consent to the applicable action.

Section 11.2     Standard of Care. The Administrative Agent shall exercise such rights and powers vested in it hereunder and by the other Transaction Documents using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Section 11.3     Administrative Agent’s Reliance, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees will be liable for any action taken or omitted to be taken by it as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and will not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or other experts, (b) makes no warranties or representations and will not be responsible for any statements, warranties or representations made by any other Person in connection with this Agreement, (c) will not have any duty to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Collateral Manager or to inspect the property (including the books and records) of the Borrower or the Collateral Manager, (d) will not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto and (e) will incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by e-mail or facsimile) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

Section 11.4     Credit Decision Without Reliance on the Administrative Agent. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any of the Administrative Agent’s Affiliates, and based upon such documents and information as such Lender has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any of the Administrative Agent’s Affiliates, and based upon such documents and information as such Lender deems appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 11.5     Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably in accordance with such Lender’s Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable out-of-pocket expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Transaction Documents or any action taken or omitted to be taken by the Administrative Agent hereunder or thereunder; provided that the Lenders will not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable out-of-pocket expenses and disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The payment of amounts under this Section 11.5 will be on an after-Tax basis. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower), ratably in accordance with such Lender’s Pro Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder or thereunder. In no event will the Administrative Agent be liable for special, indirect, punitive or consequential losses or damages of any kind whatsoever (including lost profits), even if the Administrative Agent has been advised of the likelihood of such damages and regardless of the form of action in which such damages are sought.

Section 11.6     Successor Administrative Agent. The Administrative Agent may resign upon at least 30 days’ prior written notice to each Lender, the Borrower and the Collateral Manager, the Collateral Custodian, the Document Custodian and the Collateral Administrator, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, and may be removed at any time with cause by the Controlling Parties acting jointly. Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent (with the consent of the Borrower, so long as no Event of Default has occurred and is continuing). Each of the Borrower and the Lenders agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no successor Administrative Agent has been appointed and accepted such appointment within 30 days after the retiring Administrative Agent’s notice of resignation or the removal of the Administrative Agent, then the retiring or removed Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent must be either (a) a commercial bank with a combined capital and surplus of at least $50,000,000 organized under the laws of the United States or of any state thereof, (b) a Lender or (c) an Affiliate of such a bank or a Lender. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent will be discharged from its duties and obligations under this Agreement. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI will continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.7     Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent for the account of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their Pro Rata Shares on the Business Day such amounts were received by the Administrative Agent, unless such amounts are received after 12:00 noon, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to the applicable Lenders on such Business Day, but, in any event, shall pay such amounts to such Lenders not later than the following Business Day.

ARTICLE XII

MISCELLANEOUS

Section 12.1     Amendments and Waivers; Notices.

(a)         Except as provided in this Section 12.1(a) and subject to Section 12.1(c) below, no amendment or other modification of any provision of this Agreement will be effective without (i) prior written notice to the Rating Agency and the Member and (ii) the written agreement of the Borrower, the Administrative Agent, the Collateral Manager, the Controlling Parties (with a copy to the Collateral Custodian) and, to the extent that the Member is materially and adversely affected thereby, the Member; provided that (y) any amendment or modification of this Agreement that is solely for the purpose of adding a Lender or procuring an Initial Rating from a Rating Agency may be effected without the written agreement of the Collateral Manager, any Member or any Lender and (z) any amendment or modification that materially adversely affects the rights or obligations of either the Collateral Custodian, the Document Custodian, the Collateral Administrator or the Securities Intermediary requires the written agreement of U.S. Bank in its respective capacity.

(b)         No waiver of any provision of this Agreement and no consent by the Administrative Agent to any departure therefrom by the Borrower or the Collateral Manager shall be effective unless such waiver or consent shall be in writing from the Administrative Agent (with the consent of the Controlling Parties) and any such waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.

(c)         Notwithstanding any of the requirements set forth in this Section 12.1, the Administrative Agent (acting on behalf of the Controlling Parties) may (upon not less than three Business Days’ notice to the Collateral Manager and the Member, but without the consent of any other Person) amend this Agreement (a “Base Rate Amendment”) to change the base rate in respect of the Funded Loans from the LIBOR Rate to an alternative base rate (such rate, the “Alternate Base Rate”) and, as appropriate, an adjustment margin (the “Adjustment Margin”) corresponding to each available LIBOR Rate term, to effect, to the extent practicable, an aggregate interest rate comparable to the LIBOR Rate-based rate in effect prior to its replacement and to preserve pricing in effect at the time of selection of such Alternate Base Rate, and make such other amendments as are necessary or advisable in the reasonable judgment of the Controlling Parties to facilitate such change; provided that (A) the Administrative Agent has consulted with an Officer of the Collateral Manager not less than 10 Business Days prior to making any change to the Alternate Base Rate or the Adjustment Margin, as applicable, (B) the Administrative Agent has provided written notice of any such change not less than five Business Days prior to making it and (C) such amendment is being undertaken due to (x) a material disruption to the LIBOR Rate, (y) a change in the methodology of calculating the LIBOR Rate or (z) the LIBOR Rate ceasing to exist or be reported (or the reasonable expectation of the Controlling Parties that any of the events specified in clause (x), (y) or (z) will occur or exist in the six months succeeding the proposed execution date of such Base Rate Amendment). The Alternate Base Rate and Adjustment Margin will be determined with due consideration to the then prevailing market practice for determining a rate of interest for newly originated syndicated loans in the United States. The Borrower shall provide any Rating Agency with notice of any amendment pursuant to this Section 12.1(c) promptly after execution thereof.

(d)         All notices, reports and other communications provided for hereunder must, unless otherwise stated herein, be in writing and mailed, emailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as such party has designated in a written notice to the other parties hereto. All notices and communications delivered hereunder will be effective upon receipt or, in the case of (i) notice by e-mail, when communication of receipt is obtained and (ii) notice by facsimile, when communication of receipt is obtained.

Section 12.2     Ratable Payments. Each Secured Party agrees that if such Secured Party receives, whether by setoff or otherwise, any payment with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Section 10.1 or Section 12.15) in a greater proportion than its Pro Rata Share, it will, promptly upon demand, purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase will be rescinded and the purchase price restored to the extent of such recovery (without interest).

Section 12.3     No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Custodian, the Document Custodian, the Collateral Manager or any other Secured Party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies provided herein are cumulative and not exclusive of any other rights and remedies provided by law.

Section 12.4     Binding Effect; Benefit of Agreement. This Agreement is binding upon and will inure to the benefit of the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Custodian, the Document Custodian, the other Secured Parties and each of their respective successors and permitted assigns. Each Indemnified Party is an express third-party beneficiary of this Agreement. This Agreement, including the Borrower’s representations and covenants set forth in Articles IV and V and the Collateral Manager’s representations, covenants and duties set forth in Articles IV and VI, creates and constitutes the continuing obligation of the parties hereto in accordance with its terms and will remain in full force and effect during the Covenant Compliance Period; provided that (i) the indemnification and payment provisions of Article X will be continuing and survive (a) any termination of this Agreement and the repayment in full of the Obligations and (b) with respect to the rights and remedies of the Lenders under Article X, any sale by the Lenders of the Obligations hereunder and (ii) any other provision of this Agreement that expressly survives this Agreement’s termination or transfer will be continuing and survive in accordance with its terms.

Section 12.5     Governing Law. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARE TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES REQUIRING APPLICATION OF ANY LAWS OF ANY OTHER JURISDICTION.

Section 12.6     Waivers. Each of the parties hereto irrevocably and unconditionally:

(a)         submits itself and its Property (i) in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party and (ii) for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in New York County, the United States District Court for the Southern District of New York and any appellate courts therefrom;

(b)         consents that any action or proceeding described in the foregoing clause (a) may be brought in such courts and waives any objection that it may now or hereafter have to the laying of venue in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)         agrees that service of process in any action or proceeding described in the foregoing clause (a) may be effected by registered or certified mail (or any substantially similar form of mail), postage prepaid; provided that nothing herein will affect the right to effect service of process in any other manner permitted by Applicable Law or limit the right to sue in any other jurisdiction;

(d)         waives, to the maximum extent permitted by Applicable Law, any right it may have to claim or recover special, indirect, exemplary, punitive or consequential damages in any legal action or proceeding referred to in the foregoing clause (a); and

(e)         TO THE EXTENT PERMITTED BY APPLICABLE LAW, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTY

AGREEING TO ENTER INTO THIS AGREEMENT OR ACCEPTING ANY OF THE BENEFITS OF ANY TRANSACTION DOCUMENT.

Section 12.7     Costs and Expenses.

(a)         In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, the Borrower agrees to pay on demand (1) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, the Collateral Custodian, the Document Custodian, the Collateral Administrator, the Securities Intermediary and Royal Bank of Canada in its capacity as Lender incurred in connection with the preparation, execution, delivery, administration (including periodic auditing, to the extent required to be paid by the Borrower pursuant to this Agreement), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent and its Affiliates, the Collateral Custodian, the Document Custodian, the Collateral Administrator, the Securities Intermediary and Royal Bank of Canada in its capacity as Lender with respect thereto and with respect to advising such Persons as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and (2) all reasonable and documented out-of-pocket costs and expenses, if any (including reasonable and documented out-of-pocket counsel fees and expenses), incurred by the Administrative Agent, the Collateral Custodian, the Document Custodian, the Collateral Administrator, the Securities Intermediary or any other Secured Party in connection with the enforcement or potential enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith, provided, that, notwithstanding anything to the contrary herein, (i) in no event shall the aggregate amount of fees and expenses of external counsel to the Administrative Agent and its Affiliates, and Royal Bank of Canada in its capacity as Lender incurred through (and including) the Closing Date and required to be paid or reimbursed by the Borrower exceed $125,000 in the aggregate, (ii) unless following a declaration that the Obligations are immediately due and payable (or automatic acceleration thereof) pursuant to Section 9.2, in no event shall the Borrower be required to pay fees and expenses of more than one firm of external counsel to the Administrative Agent, and its Affiliates and Royal Bank of Canada in its capacity as Lender, (iii) in no event shall the Borrower be required to pay fees and expenses of more than one firm of external counsel to the Collateral Custodian, the Document Custodian, the Collateral Administrator and the Securities Intermediary and (iv) the Borrower shall not be required to pay or reimburse any fees or expenses of external counsel to the Administrative Agent and its Affiliates or Royal Bank of Canada in its capacity as Lender in the event the Closing Date does not occur.

(b)         Notwithstanding anything to the contrary specified in Section 12.7(a), any amounts required to be paid pursuant to Section 12.7(a) shall be paid or caused to be paid by the Borrower to the applicable Person on each Payment Date as an Administrative Expense in accordance with the Priority of Payments so long as demand therefor is made at least one Business Day prior to the applicable Payment Date.

Section 12.8     Recourse Against Certain Parties.

(a)         No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, any other Secured Party, the Borrower, the Member or the Collateral Manager contained in this Agreement or any other agreement, instrument or document entered into pursuant hereto or in connection herewith exists against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director of such parties by virtue of (i) the enforcement of any assessment, (ii) any legal or equitable proceeding or (iii) any statute or otherwise. It is expressly agreed and understood that the agreements of the Administrative Agent, any other Secured Party, the Borrower, the Member or the Collateral Manager contained in this Agreement and all of the other agreements, instruments and documents entered into pursuant hereto or in connection herewith are, in each case, solely the corporate, partnership or limited liability company obligations of such parties and that no personal liability whatsoever will attach to or be incurred by any such party or any incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director thereof, and any and all personal liability of any such party and each incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director thereof for breaches by any such party of any such obligation, covenant or agreement, arising at common law or at equity, by statute, constitution or otherwise, is expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non-recourse provisions in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee, partner, member, manager or director of the Borrower or the Collateral Manager in the event of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b)         Notwithstanding any contrary provision set forth herein, the obligations of the Borrower hereunder are limited recourse obligations of the Borrower, payable solely from proceeds of the Collateral and, following realization of the Collateral and application of the proceeds thereof in accordance with this Agreement, all obligations of and any claims against the Borrower hereunder or in connection herewith will be extinguished and will not thereafter revive. Except as expressly provided in this Agreement, the foregoing provisions of this paragraph will not (i) prevent recourse to the Collateral for the sums due or to become due under this Agreement, the other Transaction Documents or any other document entered into in connection with the transactions contemplated thereunder or (ii) constitute a waiver, release or discharge of any Indebtedness or Obligation secured by this Agreement, in each case until the Collateral has been realized and the proceeds applied in accordance with this Agreement.

(c)         No obligation or liability to any Obligor under any of the Collateral Obligations is intended to be assumed by the Administrative Agent and the other Secured Parties under or as a result of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(d)         The provisions of this Section 12.8 will survive the termination of this Agreement.

Section 12.9     Adequacy of Monetary Damages Against the Lenders and the Administrative Agent. Each of the Borrower and the Collateral Manager acknowledges and agrees that (a) any and all claims, damages and demands against the Administrative Agent, any Lender, the Collateral Custodian or the Document Custodian arising out of, or in connection with, the exercise by the Administrative Agent, any Lender, the Collateral Custodian or the Document Custodian of rights or remedies pursuant to this Agreement can be sufficiently and adequately remedied by monetary damages, (b) no irreparable harm will be caused to the Borrower or the Collateral Manager as a result of, or in connection with, any such claims, damages or demands and (c) no equitable or injunctive relief will be sought by the Borrower or the Collateral Manager as a result of, or in connection with, any such claims, damages or demands.

Section 12.10 Protection of Right, Title and Interest in the Collateral.

(a)         The Borrower (or the Collateral Manager on the Borrower’s behalf) shall cause this Agreement, all amendments hereto, all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Collateral Custodian for the benefit of the Secured Parties in the Collateral to be promptly recorded, registered and filed and at all times be recorded, registered and filed, all in such manner and in such places as may be required by law to preserve and protect the right, title and interest of the Collateral Custodian for the benefit of the Secured Parties in the Collateral.

(b)         If the Borrower or the Collateral Manager fails to perform any of its material obligations hereunder, the Administrative Agent or any other Secured Party may (but is not be required to), upon five Business Days’ written notice to each of the Borrower and the Collateral Manager, perform, or cause performance of, such obligation, and the Administrative Agent’s or such other Secured Party’s costs and expenses incurred in connection therewith will be payable by the Borrower as Administrative Expenses.

(c)         Without limiting the generality of the foregoing, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the initial financing statement or any other financing statement filed pursuant to this Agreement or in connection with any Funded Loan hereunder, unless the Covenant Compliance Period has ended, authorize, execute, deliver and file (or cause to be filed) an appropriate continuation statement.

Section 12.11 Confidentiality.

(a)         Each of the Administrative Agent, the other Secured Parties, the Collateral Custodian, the Borrower and the Collateral Manager shall maintain and cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties obtained in connection with the structuring, negotiating and execution of the transactions contemplated herein, including all information regarding the business and beneficial ownership of the Borrower and the Collateral Manager and their respective businesses, except that each such party and its officers and employees may (i) disclose any such information to its external accountants, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with the transactions and Collateral Obligations contemplated herein and the agents of such Persons (“Excepted Persons”) provided that each Excepted Person must, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the other Secured Parties, the Collateral Custodian, the Collateral Manager and the Borrower that such information will be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and the Collateral Manager and will be treated as confidential, (ii) disclose the existence of this Agreement, but not the financial or other material terms thereof, (iii) disclose such information as is required by Applicable Law or applicable regulatory authorities and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether at law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability or protecting or exercising any of its claims, rights, remedies or interests under or in connection with any of the Transaction Documents. The financial terms that may not be disclosed except in compliance with this Section 12.11(a) include all fees and other pricing terms, all Events of Default, events constituting Cause and Priority of Payment provisions.

(b)         Notwithstanding any contrary provision set forth herein, each of the Borrower and the Collateral Manager consents to the disclosure of any of its nonpublic information (i) to the Administrative Agent, the Collateral Custodian or the other Secured Parties by each other, (ii) by the Administrative Agent, the Collateral Custodian and the other Secured Parties to any prospective or actual assignee or participant of any of them provided that such Person agrees to hold such information confidential in accordance with the terms hereof and (iii) by the Administrative Agent and the other Secured Parties to any rating agency eligible to be the Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided that each such Person is informed of the confidential nature of such information and instructed to treat such information as confidential.

(c)         Notwithstanding any contrary provision set forth herein, the foregoing will not be construed to prohibit disclosure (i) of any and all information that is or becomes publicly known other than as a result of a breach of any confidentiality obligation hereunder by the disclosing party, (ii) of any and all information (A) required to be disclosed by Applicable Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspects of the Administrative Agent’s, any other Secured Party’s or the Collateral Custodian’s or any of their Affiliates’ business, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration tribunal to which the Administrative Agent, the other Secured Parties, the Collateral Custodian, the Collateral Manager or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or, to the extent information with respect to the Collateral Manager is included therein, the Collateral Manager, (E) to any Affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Collateral Custodian having a need to know the same, (F) to any Person whose consent is required or to whom notice is required to be given in connection with the Borrower’s acquisition or disposition of any Collateral Obligation or any assignment thereof or (G) to any Person as required for USA PATRIOT Act or other “know your customer” purposes, provided that, in each case with respect to clauses (A) through (G) hereof, the disclosing party has advised the recipient of the confidential nature of the information being disclosed or (iii) of any other disclosure authorized by the Borrower or the Collateral Manager, as applicable.

(d)         Notwithstanding any other provision of this Agreement, each of the Borrower and the Collateral Manager has the right to keep confidential from the Administrative Agent, the Collateral Custodian and the other Secured Parties, for such period of time as such Person determines reasonable, (i) any information that such Person reasonably believes to be in the nature of trade secrets and (ii) any other information that such Person or any of its Affiliates, officers, employees or directors is required by law to keep confidential.

(e)         Each of the Administrative Agent, the other Secured Parties and the Collateral Custodian shall keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments.

Section 12.12 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement. Signature pages to this Agreement may be delivered by facsimile transmission or by e-mail with a pdf copy or other replicating image attached, and any printed or copied version of any signature page so delivered will have the same force and effect as an originally signed signature page. In case any provision in or obligation under this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not be affected or impaired in any way. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 12.13 Waiver of Setoff. Each of the parties hereto waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 12.14 Marshalling; Recapture. Neither the Administrative Agent, the Collateral Custodian nor any Lender will be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation or part thereof which had been paid, reduced or satisfied by the amount so repaid, will be reinstated by the amount so repaid and will be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.15 Assignments by the Lenders.

(a)         Each Lender may at any time assign, or grant a Lien or sell a participation interest in, or sell any Funded Loan made by it (or portion thereof) to any Person; provided that (i) during the Aggregation Period (and so long as no Event of Default has occurred and is continuing) no transfer of any Funded Loan (or any portion thereof) may be made without the Collateral Manager’s prior consent, (ii) the assignee is able to (and does) make the representations and warranties specified in Section 4.5, (iii) in the case of an assignment of any Funded Loan (or any portion thereof), the assignee executes and delivers to (I) the Collateral Manager, the Borrower, the Administrative Agent and the Collateral Custodian a fully executed Joinder Supplement and a fully executed Transferee Letter and (II) the Administrative Agent, a fully executed Assignment Agreement and (iv) no Disqualified Institution may be the assignee of any Funded Loan without the prior written consent of the Collateral Manager. The parties to any such assignment, grant or sale of a participation interest by a Lender must execute and deliver to the Administrative Agent for its acceptance and recording in its books and records any such agreement or document as may be satisfactory to such parties. Notwithstanding any assignment of a participation interest by a Lender, such Lender shall remain solely responsible for the performance of its obligations hereunder, and the Borrower, the Collateral Manager, the Administrative Agent and the Collateral Custodian shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, neither the Lenders nor the Collateral Manager needs the prior consent of any party to consolidate with or merge into any other Person or convey or transfer substantially all of its assets or property, including any Funded Loan (or portion thereof) to any Person.

(b)         The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its lending offices, a copy of each Joinder Supplement, Transferee Letter, Assignment Agreement or any other document or instrument evidencing an assignment, grant or sale of a participation pursuant to Section 12.15(a) delivered to it and a register for the recordation of the names and addresses of the Lenders and the Maximum Permitted Draw Amount of, and the principal amounts (and stated interest) of the Outstanding Funded Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Transfer by a Lender of its rights hereunder pursuant to this Section 12.15 will not take effect until the recording by the Administrative Agent of the identity of the transferee in the Register. The entries in the Register will be conclusive absent manifest error, and the Borrower, the Collateral Custodian, the Collateral Manager, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register will be available for inspection by

Borrower, the Collateral Custodian, the Collateral Manager and any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment, grant or sale of a participation in violation of the terms of this Section 12.15 (or attempted assignment, grant or sale of a participation, as the case may be) shall be null and void and of no legal force and effect.

(c)         Each Lender that grants a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a participant register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Funded Loan or other obligations under the Transaction Documents; provided that no Lender shall have any obligation to disclose all or any portion of the participant register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Funded Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the participant register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)         The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.11 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.11 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation.

Section 12.16 Headings and Exhibits. The headings herein are for purposes of reference only and do not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein constitute a part of this Agreement for all purposes.

Section 12.17 Domicile of Funded Loans. Each Lender may transfer and carry its Funded Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.18 Non-Petition.

(a)         Each of the parties hereto (including for the avoidance of doubt, the Administrative Agent and the Lenders) agrees for the benefit of the Borrower that it will not institute against, or join any other Person in instituting against, the Borrower or any Blocker Subsidiary any Insolvency Proceeding for at least one year (or, if longer, the applicable preference period then in effect) and one day after the later to occur of (i) the payment in full of all Obligations due and payable and (ii) if a Securitization has taken place, the payment in full of any notes issued pursuant to such Securitization. Subject to the availability of funds under the Priority of Payments, the Borrower shall file a timely objection to, and promptly and timely move to dismiss and diligently prosecute such objection and/or motion to dismiss, any Insolvency Proceeding commenced by any Person in violation of this Section 12.18(a) or otherwise. The Borrower expressly consents to, and agrees not to raise any objection in respect of, each of the Administrative Agent and the Lenders having creditor derivative standing in any Insolvency Proceeding to enforce each and every covenant contained in this Section 12.18(a).

(b)         The Borrower irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in this Section 12.18, including the following powers: (i) to object to and seek to dismiss any Insolvency Proceeding relating to a Insolvency Event described in clause (i) of the definition thereof and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.

(c)         The provisions of this Section 12.18 will survive the termination of this Agreement.

Section 12.19 Initial Rating.

(a)         Each of the Borrower and the Collateral Manager agrees that, at the Borrower’s expense, it shall cooperate with the Administrative Agent, and promptly provide, execute and/or deliver all further instruments and documents and take all further commercially reasonable action as the Administrative Agent may reasonably request, in order to obtain an Initial Rating from a Rating Agency.

(b)         Notwithstanding anything to the contrary set forth herein, no provision contained herein requiring notice or reporting to the Rating Agency hereunder will be given force or effect until such time, if any, as the Rating Agency has issued an Initial Rating of the Funded Loans and/or the Revolving Notes.

Section 12.20 Volcker Rule. Notwithstanding anything to the contrary set forth herein, upon the reasonable determination in good faith by any Lender (following consultation with counsel of national reputation experienced in such matters) that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule), each of the other Lenders, the Borrower, the Collateral Manager, the Collateral Custodian and the Administrative Agent hereby agree to work in good faith to amend or amend and restate the commercial terms of this Agreement (including, if necessary, to re-document under a note purchase agreement or indenture) to the extent necessary to ensure compliance with such Applicable Law, provided that any such amendment or other modification that would be materially adverse to the Borrower or the Collateral Manager shall not be executed without consent from such party.

Section 12.21 USA PATRIOT Act Notice. Each Lender hereby notifies each other party hereto that pursuant to the requirements of the USA PATRIOT Act, such Lender may be required to obtain, verify and record information that identifies such party, which information includes the name and address of such party and other information that will allow such Lender to identify such party in accordance with the USA PATRIOT Act.

ARTICLE XIII

DOCUMENT CUSTODIAN

Section 13.1     Designation of Document Custodian. The role of Document Custodian with respect to the Collateral Obligations Files shall be conducted by the Person designated as Document Custodian hereunder from time to time in accordance with this Section 13.1. U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Document Custodian pursuant to the terms hereof.

Section 13.2     Duties of the Document Custodian. The Document Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(a)          The Document Custodian, as the duly appointed agent of the Secured Parties, shall take and retain custody of the Collateral Obligation Files delivered to it by, or on behalf of, the Borrower for each Collateral Obligation. Promptly upon the receipt of any such delivery of Collateral Obligation Files and without any review, the Document Custodian shall send notice of such receipt to the Collateral Manager, the Borrower and the Administrative Agent.

(b)          With respect to each Collateral Obligation File which has been or will be delivered to the Document Custodian, the Document Custodian shall act exclusively as the custodian of the Secured Parties, and has no instructions to hold any Collateral Obligation File for the benefit of any Person other than the Secured Parties and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In so taking and retaining custody of the Collateral Obligation Files, the Document Custodian shall be deemed to be acting for the purpose of perfecting the Collateral Custodian’s security interest therein under the UCC. Except as permitted by Section 13.5, no Collateral Obligation File or other document constituting a part of a Collateral Obligation File shall be released from the possession of the Document Custodian.

(c)          The Document Custodian shall maintain continuous custody of all Collateral Obligation Files in its possession in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the Secured Parties therein. Each Collateral Obligation File which comes into the possession of the Document Custodian (other than documents delivered electronically) shall be maintained in fire-resistant vaults or cabinets at the office of the Document Custodian. Each Collateral Obligation File shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Document Custodian and the Administrative Agent. The Document Custodian shall keep the Collateral Obligation Files clearly segregated from any other documents or instruments in its files.

(d)          With respect to the documents comprising each Collateral Obligation File, the Document Custodian shall (i) act exclusively as Document Custodian for the Secured Parties, (ii) hold all documents constituting such Collateral Obligation File received by it for the exclusive use and benefit of the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Administrative Agent; provided, that in the event of a conflict between the terms of this Agreement and the written instructions of the Administrative Agent, this Agreement shall control.

(e)          The Document Custodian shall accept only written instructions of an Authorized Officer, in the case of the Borrower, the Collateral Manager, or an Authorized Officer of the Administrative Agent, concerning the use, handling and disposition of the Collateral Obligation Files.

(f)           In the event that (i) the Borrower, the Administrative Agent, the Collateral Manager, the Document Custodian or the Collateral Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Obligation File or a document included within a Collateral Obligation File or (ii) a third party shall institute any court proceeding by which any Collateral Obligation File or a document included within a Collateral Obligation File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Document Custodian shall, to the extent permitted by law, continue to hold and maintain all the Collateral Obligation Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Document Custodian shall dispose of such Collateral Obligation File or a document included within such Collateral Obligation File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Document Custodian incurred as a result of such proceedings shall be borne by the Borrower and payable solely pursuant to Section 2.7 or 2.8 hereof, as applicable.

(g)          The Administrative Agent may direct the Document Custodian to take any action which is incidental to any action the Document Custodian is obligated to take hereunder; provided that the Document Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Document Custodian, shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or shall expose the Document Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Document Custodian requests the consent of the Administrative Agent and the Document Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(h)         The Document Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Document Custodian. The Document Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Document Custodian Officer has knowledge of such matter or written notice thereof is received by the Document Custodian.

Section 13.3     Delivery of Collateral Obligation Files.

(a)         The Borrower or the Collateral Manager (on behalf of the Borrower) shall deliver or cause to be delivered on behalf of the Borrower the Collateral Obligation Files for each Collateral Obligation to the extent that the Borrower or the Collateral Manager determines that delivery of the Collateral Obligation File to the Document Custodian is required or expedient. The Borrower or the Collateral Manager (on behalf of the Borrower) shall represent and warrant that the Collateral Obligation Files delivered to the Document Custodian include all of the documents listed in the related Document Checklist that are required to be delivered and all of such documents and the information contained in the Possessory Collateral Schedule are complete and accurate to the extent that the Borrower or the Collateral Manager, as the case may be, may have control or are responsible for such information.

(b)         From time to time, the Borrower (or the Collateral Manager on behalf of the Borrower), promptly following receipt, shall forward to the Document Custodian (as identified on an accompanying Schedule of Collateral Obligations supplement) additional documents evidencing any assumption, modification, consolidation or extension of a Collateral Obligation, and upon receipt of any such other documents, the Document Custodian shall hold such other documents as the Borrower or the Collateral Manager (on behalf of the Borrower) shall deliver in writing from time to time.

Section 13.4     Collateral Obligation File.

(a)         Upon making a determination that such delivery of a Collateral Obligation File is required or expedient, the Borrower or the Collateral Manager (on behalf of the Borrower) shall provide a Possessory Collateral Schedule and related Document Checklist to the Collateral Custodian, the Document Custodian and the Administrative Agent.

(b)         Within ten Business Days of receipt of any Collateral Obligation Files the Document Custodian shall prepare a report (substantially in the form of Exhibit I) in respect of each of the Collateral Obligations, to the effect that, as to each Collateral Obligation listed on the Possessory Collateral Schedule, based on the Document Custodian’s examination of the Collateral Obligation File for each Collateral Obligation and the related Document Checklist, except for variances from the documents identified in the Document Checklist with respect to the related Collateral Obligation Files, (i) all documents required to be delivered in respect of such Collateral Obligations pursuant to the Document Checklist have been delivered and are in the possession of the Document Custodian as part of the

Collateral Obligation File for such Collateral Obligation (other than those released pursuant to Section 13.5), and (ii) all such documents have been reviewed by the Collateral Custodian and appear on their face to be regular and to relate to such Collateral Obligation.

(c)         Notwithstanding any language to the contrary herein, the Document Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Collateral Obligation File or (ii) the collectibility, insurability, effectiveness or suitability of any such Collateral Obligation.

Section 13.5     Release of Collateral Obligation Files.

(a)            Subject to the conditions set forth in Section 7.12 and upon its receipt from the Collateral Manager (on behalf of the Borrower) of a written request for the release of any Collateral Obligation File (a “Request for Release”), and unless it receives notice to the contrary from the Administrative Agent, the Document Custodian shall within three days release the related Collateral Obligation File to the Collateral Manager and the Collateral Manager will not be required to return the related Collateral Obligation File to the Document Custodian.

(b)               From time to time and as appropriate for the servicing or foreclosure of any of the Collateral Obligations, including, for this purpose, collection under any insurance policy relating to the Collateral Obligations, the Document Custodian shall, upon receipt of a Request for Release from an authorized representative of the Collateral Manager, release the related Collateral Obligation File or the documents set forth in such Request for Release to the Collateral Manager. In the event an Event of Default or a Collateral Manager Breach has occurred and is continuing, the Collateral Manager shall not make any such request with respect to any original documents unless the Administrative Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). The Collateral Manager shall return each and every original document previously requested from the Collateral Obligation File to the Document Custodian when the need therefor by the Collateral Manager no longer exists. To the extent the Collateral Obligation File or such original document has been delivered to a Person as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Collateral Obligation either judicially or non-judicially and within five Business Days of the making of such delivery, the Collateral Manager shall deliver to the Document Custodian a certificate executed by an Authorized Officer certifying as to the name and address of the Person to which such Collateral Obligation File or such original document was delivered and the purpose or purposes of such delivery. Upon receipt of a Request for Release, with a copy to the Administrative Agent, stating that such Collateral Obligation was either (x) liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited have been so deposited, or (y) sold pursuant to a Sale in accordance with Section 2.12, the Document Custodian shall within three Business Days of receipt of the Request for Release (provided that the Document Custodian has received such request by 12:00 p.m. and if received after 12:00 p.m., four Business Days of receipt of such Request for Release), release the requested Collateral Obligation File, and the Collateral Manager will not be required to return the related Collateral Obligation File to the Document Custodian.

(c)         The Collateral Manager may hold, and hereby acknowledges that it shall hold, any documents and all other property included in the Collateral that it may from time to time receive hereunder as custodian for the Secured Parties solely at the will of the Document Custodian and the Secured Parties for the sole purpose of facilitating the servicing of the Collateral Obligations and such retention and possession shall be in a custodial capacity only. To the extent the Collateral Manager, as agent of the Document Custodian and the Borrower, holds any Collateral, the Collateral Manager shall do so in accordance with the standard of care set forth in Section 6.6 as such standard applies to Collateral Managers acting as custodial agent. The Collateral Manager shall promptly report to the Document Custodian and the Administrative Agent the loss by it of all or part of any Collateral Obligation File previously provided to it by the Document Custodian and shall promptly take appropriate action to remedy any such loss. The Collateral Manager shall hold (in accordance with Section 9-313(C) of the UCC) all documents comprising the Collateral Obligation Files in its possession as agent of the Collateral Custodian. In such capacity, the Collateral Manager shall have and perform the following powers and duties:

(i)           hold the Collateral Obligation Files and any document comprising a Collateral Obligation File that it may from time to time have in its possession for the benefit of the Document Custodian, on behalf of the Secured Parties, maintain accurate records pertaining to each Collateral Obligation to enable it to comply with the terms and conditions of this Agreement, and maintain a current inventory thereof;

(ii)          implement policies and procedures consistent with the requirements of this Agreement so that the integrity and physical possession of such Collateral Obligation Files will be maintained; and

(iii)         take all other actions, in accordance with this Agreement, in connection with maintaining custody of such Collateral Obligation Files on behalf of the Collateral Custodian.

Acting as custodian of the Collateral Obligation Files pursuant to this Section 13.5, the Collateral Manager agrees that it does not and will not have or assert any beneficial ownership interest in the Collateral Obligations or the Collateral Obligation Files.

Section 13.6     Examination of Collateral Obligation Files. Upon reasonable prior notice to the Document Custodian, the Borrower, the Collateral Manager and their agents, accountants, attorneys and auditors will be permitted during normal business hours to examine and make copies of the Collateral Obligation Files, documents, records and other papers in the possession of or under the control of the Document Custodian relating to any or all of the Collateral Obligations. Prior to the occurrence of an Event of Default or a Collateral Manager Breach, upon the request of the Administrative Agent and at the cost and expense of the Borrower, the Document Custodian shall promptly provide the Administrative Agent with the Collateral Obligation Files or copies, as designated by the Administrative Agent; provided, the

Document Custodian shall not be required to provide such copies if it does not receive adequate assurance of payment.

Section 13.7     Transmission of Collateral Obligation Files. Written instructions as to the method of shipment and shipper(s) the Document Custodian is directed to utilize in connection with the transmission of Collateral Obligation Files in the performance of the Document Custodian’s duties hereunder shall be delivered by the Administrative Agent or the Collateral Manager to the Document Custodian prior to any shipment of any Collateral Obligation Files hereunder. In the event the Document Custodian does not receive such written instruction from the Administrative Agent or the Collateral Manager (as applicable), the Document Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Collateral Manager shall arrange for the provision of such services at its sole cost and expense (or, at the Document Custodian’s option, reimburse the Document Custodian for all reasonable and documented out-of-pocket costs and expenses incurred by the Document Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Obligation Files as the Collateral Manager deems appropriate.

Section 13.8     Merger or Consolidation. Any Person (i) into which the Document Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Document Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Document Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Document Custodian hereunder, shall be the successor to the Document Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 13.9     Document Custodian Compensation. As compensation for its Document Custodian activities hereunder, the Document Custodian shall be entitled to its Document Custodian Fees and expenses from the Borrower as set forth in the Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Collateral Manager, or both but without duplication, to the Document Custodian (including Indemnified Amounts under Section 10.1(a)) under the Transaction Documents. The Borrower agrees to reimburse the Document Custodian in accordance with the provisions of Section 12.7 for all reasonable expenses, disbursements and advances incurred or made by the Document Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents, in each case solely pursuant to Section 2.7 or 2.8 hereof, as applicable. The Document Custodian’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of: (i) its removal as Collateral Custodian and appointment and acceptance by the successor Document Custodian pursuant to Section 13.10 and the Document Custodian has ceased to hold any Collateral Obligation Files or (ii) the termination of this Agreement.

Section 13.10 Removal or Resignation of Document Custodian.

(a)         The Document Custodian may at any time resign and terminate its obligations under this Agreement upon at least 90 days’ prior written notice to the Collateral Manager, the Borrower and the Administrative Agent. Promptly after receipt of notice of the Document Custodian’s resignation, the Administrative Agent shall promptly appoint a successor Document Custodian by written notice to the Borrower, the Collateral Manager, the resigning Document Custodian and the successor Document Custodian.

(b)         The Administrative Agent upon at least 90 days’ prior written notice to the Document Custodian may remove and discharge the Document Custodian or any successor Document Custodian thereafter appointed from the performance of its duties under this Agreement for cause. Promptly after receipt of notice of the Document Custodian’s resignation, the Agent shall promptly appoint a successor Document Custodian by written notice delivered to the Borrower, the Collateral Manager, the resigning Document Custodian and to the successor Document Custodian. Any such appointment shall be accomplished by written notice of appointment delivered to the Document Custodian and the successor Document Custodian with a copy delivered to the Borrower and the Collateral Manager.

(c)         No resignation or removal of the Document Custodian will be permitted unless a successor Document Custodian has been appointed which successor Document Custodian, so long as no Collateral Manager Breach or Event of Default has occurred and is continuing, is reasonably acceptable to the Collateral Manager.

(d)         In the event of any such resignation or removal, the Document Custodian shall no later than five Business Days after receipt of notice of the successor Document Custodian, transfer to the successor Document Custodian, as directed in writing by the Administrative Agent, all the Collateral Obligation Files being administered under this Agreement.

Section 13.11 Limitations on Liability.

(a)         The Document Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that it reasonably and in good faith it believes to be genuine and that has been signed by the proper party or parties. The Document Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b)         The Document Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)         The Document Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)         The Document Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Document Custodian shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)         The Document Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Document Custodian.

(f)          The Document Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder. In no event shall the Document Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Document Custodian as contemplated by this Agreement.

(g)         It is expressly agreed and acknowledged that the Document Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)         In case any reasonable question arises as to its duties hereunder, the Document Custodian may, prior to the Termination Date or at any time an Event of Default is not continuing, request instructions from the Collateral Manager and may, after the Termination Date or following the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Document Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent in accordance herewith. In no event shall the Document Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Document Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)          Each of the protections, reliances, indemnities and immunities offered to the Collateral Custodian in Section 7.4 and Section 7.6 shall be afforded to the Document Custodian.

Section 13.12 Document Custodian as Agent of Collateral Custodian. The Document Custodian agrees that, with respect to any Collateral Obligation File at any time or times in its possession or held in its name, the Document Custodian shall be the agent and custodian of the Collateral Custodian, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Custodian’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC. For so long as the Document Custodian is the same entity as the Collateral Custodian, the Document Custodian shall be entitled to the same rights and protections afforded to the Collateral Custodian hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

TP FLEXIBLE FUNDING, LLC

By:	/s/ Joseph Roth
Name: Joseph Roth
Title: President

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COLLATERAL MANAGER:

PROSPECT FLEXIBLE INCOME MANAGEMENT, LLC

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: President

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DOCUMENT CUSTODIAN:

U.S. BANK NATIONAL ASSOCIATION, as Document Custodian

By:	/s/ Kenneth Brandt
Name: Kenneth Brandt
Title: Assistant Vice President

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ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, in its capacity as Administrative Agent

By:	/s/ Gregory Taylor
Name: Gregory Taylor
Title: Authorized Signatory

By:	/s/ Karen M. Allaway
Name: Karen M. Allaway
Title: Authorized Signatory

LENDER:

ROYAL BANK OF CANADA, in its capacity as Lender

By:	/s/ Richard Tantone
Name: Richard Tantone
Title: Authorized Signatory

By:	/s/ Lorna P. Mendelson
Name: Lorna P. Mendelson
Title: Authorized Signatory

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COLLATERAL CUSTODIAN:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian (and, solely with respect to Section 4.4, in its individual capacity)

By:	/s/ Ralph J. Creasia, Jr
Name: Ralph J. Creasia, Jr
Title: Sr. Vice President

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